IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re ROTECH HEALTHCARE INC., et al., Debtors.[1]	x : : : : : : : x	Chapter 11 Case No. 13-10741 (PJW) Jointly Administered
ORDER CONFIRMING DEBTORS’
SECOND AMENDED JOINT CHAPTER 11 PLAN

1 The Debtors in these chapter 11 cases are listed in Schedule 1 to the Plan and at http://dm.epiq11.com/rotech. The address of the corporate headquarters of the Debtors and the mailing address of each of the Debtors is 2600 Technology Drive, Suite 300, Orlando, FL 32804.

TABLE OF CONTENTS
Page

ORDER CONFIRMING DEBTORS' SECOND AMENDED JOINT CHAPTER 11 PLAN			1

A.	EVENTS LEADING TO THE COMMENCMENT OF THE CHAPTER 11 CASES		3
	1.	The Debtors' Businesses	3
	2.	Rotech's Board of Directors Confronts Financial Pressures	4
	3.	Restructuring Proposals	5
	4.	Plan Support Agreement	7

B.	THE CHAPTER 11 CASES		8

C.	APPROVAL OF THE DISCLOSURE STATEMENT AND SOLICITATION OF VOTES FOR THE PLAN		10
	1.	The Disclosure Statement Order	10
	2.	The Solicitation and Tabulation of Votes	11

D.	BURDEN OF PROOF		11

E.	COMPLIANCE WITH REQUIREMENTS OF SECTION 1129 OF THE BANKRUPTCY CODE		12
	1.	Section 1129(a)(1): Compliance with the Applicable Provisions of the Bankruptcy Code	12
	2.	Section 1129(a)(2): Compliance with the Applicable Provisions of the Bankruptcy Code	26
	3.	Section 1129(a)(3): Proposal of the Plan in Good Faith and Not by Any Means Forbidden by Law	29
	4.	Section 1129(a)(4): Payments Made by the Debtors for Services or in Respect of Costs and Expenses are Subject to Court Approval	30
	5.	Section 1129(a)(5): Disclosure of Necessary Information Regarding Directors, Officers, and Insiders	31
	6.	Section 1129(a)(6): The Plan Does Not Contain Any Rate Changes Subject to the Jurisdiction of Any Governmental Regulatory Commissions	31
	7.	Section 1129(a)(7): Best Interests of Holders of Claims and Interests	32
	8.	Section 1129(a)(8): Acceptance of the Plan by Impaired Classes	33
	9.	Section 1129(a)(9): Treatment of Claims Entitled to Priority Pursuant to Section 507(a) of the Bankruptcy Code	34
	10.	Section 1129(a)(10): Acceptance by at Least One Class of Impaired, Non-Insider Claims	35
	11.	Section 1129(a)(11): Feasibility of the Plan	35
	12.	Section 1129(a)(12): Payment of Statutory Fees	36
	13.	Section 1129(a)(13): Retiree Benefits	37
	14.	Sections 1129(a)(14), 1129(a)(15), and 1129(a)(16) Do Not Apply to the Debtors' Chapter 11 Cases	38
	15.	Section 1129(b): Cram Down Requirements	38

1.	JURISDICTION AND VENUE		40

2.	CONFIRMATION OF THE PLAN		41
	A.	Confirmation	41

i

	B.	Revocation, Withdrawal, or Non-Consummation	41
	C.	Conditions to the Effective Date and Substantial Consummation of the Plan	41
	D.	Effects of Confirmation	42

3.	APPROVAL, MIDIFICATION, AND EXECUTION OF PLAN DOCUMENTS		42

4.	CLAIMS BAR DATES AND OTHER CLAIMS MATTERS		42
	A.	Bar Date for Administrative Expense Claims	42
	B.	Bar Date for Professional Fee Claims	43
	C.	Bar Date for Rejection Damages Claims and Rejection Objections	44
	D.	Assumed Executory Contract and Unexpired Lease Provisions and Related Procedures	45
	E.	Enforcement of Bar Dates	47
	F.	Trustee Claims	47
	G.	Continuation of Compensation and Benefits Program	48
	H.	Insurance Policies	49
	I.	Survival of Indemnification Obligations	49
	J.	Preservation of Claims	50

5.	DISTRIBUTIONS UNDER THE PLAN		51
	A.	Distributions and Disbursing Agent	51
	B.	Distribution Record Date	51
	C.	Setoffs	51

6.	DIP AND EXIT FINANCING		52

7.	MATTERS RELATING TO IMPLEMENTATION OF THE PLAN		56
	A.	General Authorization	56
	B.	Title to Assets	58
	C.	Transfers	58
	D.	Post-Effective Date Organizational Structure	59
	E.	Corporate Governance and Management of the Reorganized Debtors	59
	F.	Exemption From Certain Transfer Taxes	59
	G.	Exemptions from Securities Laws	60
	H.	Delivery of Documents	61
	I.	Cancellation of Existing Securities and Agreements	61
	J.	Releases and Exculpation Provisions	62
	K.	Stockholders Agreement	62

8.	DISCHARGE AND INJUNCTIONS		63
	A.	Discharge of Claims and Termination of Equity Interests	63
	B.	Injunctions	65
	C.	Plan Amendments	65
	D.	Westchester Surety Program	69
	E.	Regions Bank	70
	F.	CMS	71

9.	RESOLUTION OR OVERRULING OF CONFIRMATION OBJECTIONS	71

10.	RETENTION OF JURISDICTION BY THE BANKRUPTCY COURT	71

11.	NOTICE OF ENTRY OF CONFIRMATION ORDER	72

12.	NO JUST CAUSE FOR DELAY	73

TABLE OF EXHIBITS

Exhibit	Name
A	Debtors' Second Amended Joint Chapter 11 Plan
B	Confirmation Notice

ORDER CONFIRMING DEBTORS’ SECOND
AMENDED JOINT CHAPTER 11 PLAN
Rotech Healthcare Inc. (“Rotech”) and its title 11 subsidiaries listed in Schedule 1 to the Plan as chapter 11 debtors and debtors in possession in the above-captioned chapter 11 cases (collectively, the “Debtors,” and, after the Effective Date, the “Reorganized Debtors”), having filed on April 8, 2013 the Debtors’ Joint Chapter 11 Plan [Docket No. 15], which was subsequently amended by the (i) Debtors’ First Amended Joint Chapter 11 Plan, filed on May 31, 2013 [Docket No. 336] and the (ii) Debtors’ Second Amended Joint Chapter 11 Plan, filed June 13, 2013 [Docket No. 512] (the “Plan”)1; and the Court having entered, pursuant to sections 105, 502, 1125, 1126, and 1128 of the Bankruptcy Code, Bankruptcy Rules 2002, 3016, 3017, 3018, 3020, 9013, 9014, and 9021, and Local Rules 2002-1, 3017-1, and 9013-1, and after due notice and a hearing, an order dated June 14, 2013 [Docket No. 518] (the “Disclosure Statement Order”), by which the Bankruptcy Court, among other things, (i) approved the Disclosure Statement for the Debtors’ Second Amended Joint Chapter 11 Plan, dated as of June 13, 2013 [Docket No. 511] (the “Disclosure Statement”), (ii) established procedures for the solicitation and tabulation of votes to accept or reject the Plan, and approved the forms of ballots to be used in connection therewith, and (iii) scheduled a hearing on August 20, 2013 to consider confirmation of the Plan; and the hearing having been continued until August 29, 2013 (the “Confirmation Hearing”); and an affidavit of service having been filed with the Bankruptcy

1 The Plan consists of 115 separate chapter 11 Plans – one Plan for each of the Debtors that will emerge as a reorganized entity. The Plan does not substantively consolidate any of the Debtors’ Estates. Any reference herein to the “Plan” shall be a reference to the separate Plan of each Debtor, as the context requires. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan. The rules of construction set forth in Section 1.3 of the Plan apply to this Order (the “Confirmation Order”). In accordance with Section 1.1 of the Plan, unless the context requires otherwise, any capitalized term used and not otherwise defined in the Plan or this Confirmation Order, but that is defined in the Bankruptcy Code, shall have the meaning ascribed to that term in the Bankruptcy Code. A copy of the Plan is attached hereto as Exhibit A and is incorporated herein by reference.

Court on July 25, 2013 by Epiq Bankruptcy Solutions, LLC (“Epiq”), in its capacity as the
Court-appointed voting and solicitation agent, attesting to the mailing of the notice of the Confirmation Hearing and solicitation materials in respect of the Plan in accordance with the Disclosure Statement Order [Docket No. 752]; and the certification regarding the publication of notice of the Confirmation Hearing in various publications having been filed on August 2, 2013 [Docket Nos. 806 & 807], as required by the Disclosure Statement Order; and due notice of the Confirmation Hearing having been provided to holders of Claims against and Equity Interests in the Debtors and to other parties in interest, all in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the Disclosure Statement Order; and the Debtors having filed on July 29, 2013 the Plan Supplement to the Debtors’ Second Amended Joint Chapter 11 Plan [Docket No. 770] (the “Plan Supplement”); and the Debtors having filed on August 19, 2013 the Amended Plan Supplement to the Debtors’ Second Amended Joint Chapter 11 Plan [Docket No. 928] (the “Amended Plan Supplement”); and the Debtors having filed on August 22, 2013 the Second Amended Plan Supplement to the Debtors’ Second Amended Joint Chapter 11 Plan [Docket No. 963] (the “Second Amended Plan Supplement”); and the Declaration of Stephenie Kjontvedt of Epiq Bankruptcy Solutions, LLC Regarding Voting and Tabulation of Ballots Accepting and Rejecting Debtors’ Second Amended Joint Chapter 11 Plan, certifying the voting tabulation compiled by Epiq and reflecting that the requisite votes were obtained to support confirmation of the Plan [Docket No. 980] (the “Voting Declaration”) having been filed on August 26, 2013; and the Debtors having filed on August 26, 2013 the Memorandum of Law in Support of Debtors’ Second Amended Joint Chapter 11 Plan [Docket No. 981]; and objections to confirmation of the Plan having been filed on or before August 8, 2013 by (i) Douglas County Treasurer’s Office; (ii) Richardson ISD, Mansfield ISD, Johnson County, City of Cleburne, Cleburne ISD, City of Mineral Wells, Palo Pinto County, Ennis ISD, Taxing Districts Collected

by Potter County, Taxing Districts Collected by Randall County, Gray County Tax Office, Hale County CAD, Tyler ISD, Greenville ISD, Cass County, Lubbock CAD, Midland County, Hidalgo County, Hidalgo County Drainage District #1, McAllen ISD, Clear Creek ISD, Spring ISD, Harris County MUD, Wichita County (together, the “Taxing Unit”); (iii) the State of Michigan, Department of Treasury; (iv) the Commonwealth of Pennsylvania, Department of Public Welfare; (v) Dalsan Properties – Abilene; (vi) the Equity Committee; and (vii) the State of Nevada, Department of Taxation (collectively, the “Confirmation Objections”); and the appearances of all interested parties having been noted in the record of the Confirmation Hearing; and upon the evidence propounded at the Confirmation Hearing; and upon the arguments of counsel and the full record in the Chapter 11 Cases; and after due deliberation and sufficient cause appearing therefore;
IT IS HEREBY FOUND, DETERMINED, AND ORDERED:2

A.	Events Leading to the Commencement of the Chapter 11 Cases

1.	The Debtors’ Businesses
1.    As established in the record of these Chapter 11 Cases, Rotech is one of the largest providers of home medical equipment and related products and services in the United States. Rotech derives its revenues primarily from reimbursement by third-party payors. Like many participants in the healthcare business sector, since its inception, Rotech has experienced declining revenues resulting from permanent reductions in rates of reimbursement by third-party payors, including Medicare, Medicaid, the Veterans Administration, commercial payors, and private insurers. Rotech’s ending cash position on a weekly basis was tenuous in the months prior to the Commencement Date. A substantial portion of Rotech’s cash flow from operations
2 These Findings and Conclusions constitute the Court’s findings of fact and conclusions of law under Federal Rule of Civil Procedure 52, as made applicable herein by Bankruptcy Rules 7052 and 9014. Each finding of fact, to the extent it is a conclusion of law, shall also constitute a conclusion of law. Each conclusion of law, to the extent that it is a finding of fact, shall also constitute a finding of fact.

was required to be dedicated to interest payments and therefore was not available for operations, working capital, capital expenditures, expansion, acquisitions, or general corporate or other purposes. Rotech was more highly leveraged than its major national competitors, which placed it at a competitive disadvantage in terms of its ability to capitalize on business opportunities and to react to competitive pressures and changes in its industry as compared to its competitors. Rotech was vulnerable in the event of a downturn in its business, its industry, or the economy in general.
2.    The record of these Chapter 11 Cases has established that, as of the Commencement Date, Rotech had three primary forms of commercial indebtedness: (i) a $25 million term loan facility (see infra at ¶ 5); (ii) $230 million in aggregate principal amount of 10.75% Senior Secured Notes due 2015 (the “First Lien Notes”); and (iii) $290 million in aggregate principal amount of Senior Secured Second Lien Notes (the “Second Lien Notes”). Upon origination of the Second Lien Notes, certain directors of the Company acquired less than 2% of the issuance, and such fact was immediately disclosed in Rotech’s public filings.

2.	Rotech’s Board of Directors Confronts Financial Pressures
3.    After testing various restructuring options with the help of a financial advisor for several years, in September 2011, Rotech’s Board of Directors formally considered a host of restructuring alternatives, including: (i) merger/sale; (ii) refinancing or amendment of senior debt obligations; (iii) conversion of debt to equity; (iv) raising cash from non-commercial sources; and (v) chapter 11. A “Special Committee” comprised of the members of the Board of Directors which did not hold Second Lien Notes was formed in October 2012. To the extent any of such restructuring discussions took place with the holders of the Second Lien Notes, the discussions were overseen by the Special Committee. The Special Committee retained its own counsel, Davis Polk & Wardwell LLP, for advice as to how to carry out its fiduciary duties to

Rotech and its shareholders, and met with its counsel by phone or in person on the following dates: October 9, 2012; October 22, 2012; November 15, 2012; November 24, 2012; February 27, 2013; March 1, 2013; March 2, 2013; March 20, 2013; March 22, 2013; April 4, 2013; April 11, 2013; April 19, 2013; April 26, 2013; May 10, 2013; May 11, 2013; May 12, 2013; June 3, 2013; June 7, 2013; June 10, 2013; June 13, 2013; June 21, 2013; June 25, 2013; July 15, 2013; and July 22, 2013. The Special Committee members and advisors were independent of Rotech’s creditors for all purposes including the negotiation of a restructuring of Rotech’s notes.
4.    In October 2012, pursuant to the Board of the Directors’ direction, management and one of the members of the Special Committee interviewed several candidates to serve as the Company’s financial advisor. Ultimately, the Board of Directors selected Barclays Capital (“Barclays”) to serve as its financial advisor.

3.	Restructuring Proposals
5.    The Company’s management and Barclays determined the Company needed additional liquidity to meet its financial obligations in 2013. The Company received financing proposals from a number of sources, including Silver Point Finance, LLC (“Silver Point”), an owner of substantial first lien debt and some second lien debt. Prior to any discussion of a specific proposal, Arthur Reimers, a member of the Board of Directors, disclosed a personal financial interest in Silver Point, and recused himself from any discussion and vote with respect to any potential financing from Silver Point. After consultation with Barclays, the Board of Directors ultimately determined a proposal from Silver Point for a $25 million term loan facility presented the best option for the Company.
6.    The Board of Directors, assisted by its legal and financial advisors, continued to consider restructuring alternatives, including the continuation of the sale process commenced two years prior by Credit Suisse serving as Rotech’s financial advisor.

7.    Interest payments were due in respect of the Second Lien Notes and the First Lien Notes in March 2013 and April 2013, respectively. The Board of Directors and the Special Committee agreed the Company, through its advisors, would commence negotiations with the Consenting Second Lien Noteholders, key holders of the Second Lien Notes. Barclays presented to the Board of Directors its recommendation as to the proper opening offer to be made to the holders of the Second Lien Notes that would give some value to the Company’s current equity holders. The Special Committee considered Barclays’ recommendation and authorized Barclays to make a proposal that would convert the Second Lien Notes to equity and give some value to the current common shareholders.
8.    The holders of the Second Lien Notes made a formal counterproposal, which the Board of Directors evaluated with the assistance of their legal and financial advisors. The Board of Directors specifically asked Barclays to provide its view regarding the Second Lien Noteholders’ position on shareholder value, and the discussion included all related factors, including the Company’s current performance, the “head winds” facing the Company from a competitive perspective, the value of giving some value to equity holders in order to move quickly through a restructuring versus a long and drawn-out “free fall” bankruptcy (referred to as cooperation consideration). A member of the Special Committee stated that, before responding to the counteroffer, the Board of Directors must see and review the updated projections being developed by Barclays, and that the Board of Directors needed to methodically go through all aspects of the go-forward financial projections with Barclays as Barclays completed the updates.
9.    The Special Committee considered the Consenting Second Lien Noteholders’ counterproposal and solicited the views of an independent director on the Board of Directors. The full Board of Directors then discussed the Consenting Second Lien Noteholders’ counterproposal. Barclays and the Board of Directors engaged in a detailed discussion regarding the various components of the counteroffer. The Board of Directors and its advisors discussed, inter alia, whether opportunity existed to negotiate more for shareholders. The Special Committee then conferred with their independent counsel to discuss their recommendation for a response to the counterproposal, and then reviewed the projections and outlook for the Company contained in Barclays’ presentation. The Special Committee subsequently informed the Board of the instructions provided to Barclays to continue negotiations with the Consenting Second Lien Noteholders.
10.    The Second Lien Noteholders’ support was critical to success of a chapter 11 plan because the second lien debt could not be converted to equity under a plan without their consent. The Consenting Second Lien Noteholders agreed, that under the proposed chapter 11 plan, Rotech shareholders would be given ten cents per share up to $2.62 million by means of a gift from the secured lenders because the absolute priority rule would otherwise prevent the plan from distributing value to shareholders when creditors were not paid in full.

4.	Plan Support Agreement
11.    On March 15, 2013, the Company filed an 8-K announcing an agreement with certain holders of its Second Lien Notes, which agreement was memorialized in a plan support agreement.
12.    Counsel for the Company received a proposal for an out-of-court debt‑to‑equity conversion through a tender/exchange of the Second Lien Notes. The Board of Directors, assisted by their counsel, considered this proposal and determined it failed to address impending liquidity issues such as the payment of interest due to holders of the First Lien Notes and the Second Lien Notes.

13.    The Rotech Board of Directors received regular updates from its advisors regarding preparations for commencing chapter 11 cases, negotiations with the holders of secured debt, and potential DIP financing.

B.	The Chapter 11 Cases
14.    Case Commencement. On April 8, 2013, each of the Debtors commenced a voluntary case under chapter 11 of the Bankruptcy Code.
15.    Joint Administration. On April 9, 2013, this Court entered an order authorizing the joint administration of the Debtors’ chapter 11 cases. The Debtors continued to operate their businesses and manage their properties as debtors in possession as authorized by sections 1107(a) and 1108 of the Bankruptcy Code. No trustee or examiner was requested or appointed in these Chapter 11 Cases.
16.    Claims and Noticing Agent. By order dated April 9, 2013, this Court approved the retention of Epiq as claims and noticing agent in the Debtors’ Chapter 11 Cases.
17.    Statutory Committee Appointment. On April 18, 2013, the United States Trustee for the District of Delaware (the “U.S. Trustee”) appointed a statutory creditors’ committee pursuant to section 1102 of the Bankruptcy Code (the “Creditors’ Committee”).
18.    Equity Committee Appointment. On April 24, 2013, the U.S. Trustee appointed a statutory equity committee pursuant to section 1102 of the Bankruptcy Code (the “Equity Committee”).
19.    Chapter 11 Plan Amendment. In light of revised projections prepared by Barclays on April 3, 2013, Rotech and the Consenting Second Lien Noteholders determined that Rotech’s initial chapter 11 plan was not feasible. As a result, Rotech and the Consenting Second Lien Noteholders negotiated a new plan under which the creditors furnished additional exit financing, but which provided smaller distributions to general unsecured claims and no distributions to Rotech shareholders. The administrative expenses of the Rotech Chapter 11 Cases also increased materially with the appointment of the Equity Committee and the pleadings it filed.
20.    Bar Date. On June 10, 2013, this Court issued an order (i) establishing July 12, 2013 at 5:00 p.m. (prevailing Eastern Time) as the date by which each person or entity, other than governmental units, must file a proof of claim based on prepetition claims against the Debtors, and October 7, 2013 as the date by which any governmental unit must file a proof of claim based upon prepetition claims against the Debtors; and (ii) approving related notice procedures.
21.    Continuing Sale Process. The Board of Directors and the Special Committee directed the Company to continue its sale process during the Chapter 11 Cases to avoid overlooking any method by which value might be procured for shareholders. To that end, Barclays approached more than 87 entities (strategic buyers and financial buyers), including entities recommended by the Equity Committee. As of the Confirmation Hearing, Rotech’s liabilities approximated $647.5 million without counting the Second Lien Noteholders’ make‑whole claim, and the highest expression of interest received in the sale process was $450 million.
22.    Officer and Director Diligence. Having considered all the plausible methods of restructuring Rotech’s debt, with advisors providing the requisite expertise, and having used an independent special committee with independent advisors to assure them that Rotech’s shareholders’ interests would not be compromised, it is clear that they formulated

Rotech’s restructuring on an informed basis,3 in good faith, and in an honest belief that their decision was in the best interests of Rotech and its shareholders.
23.    Officer and Director Independence. Rotech’s directors created its Special Committee so that directors who owned Rotech debt would not make decisions concerning the restructuring of the debt. The two members of the Special Committee owned Rotech common shares and no Rotech debt. The chairman of the board, Arthur Reimers, recused himself from restructuring decisions and from financing decisions because he owned a small amount of Rotech debt and has an interest in Silver Point, which was a creditor and was providing postpetition and exit financing. Accordingly, all the restructuring and financing decisions were made by independent directors having no conflicting loyalties.

C.	Approval of the Disclosure Statement and Solicitation of Votes for the Plan

1.	The Disclosure Statement Order
24.    On June 13, 2013, the Debtors filed the Plan and the Disclosure Statement. By the Disclosure Statement Order, the Court approved the Disclosure Statement as containing information of a kind, and in sufficient detail, adequate to enable a hypothetical, reasonable investor to make an informed judgment with respect to the acceptance or rejection of the Plan in accordance with section 1125 of the Bankruptcy Code. The Court also established August 8, 2013 at 5:00 p.m. (prevailing Eastern Time) as the voting deadline for ballots to be delivered to Epiq for the acceptance or rejection of the Plan, and August 20, 2013 as the date of the Confirmation Hearing. By notice dated August 1, 2013, the Confirmation Hearing was adjourned until August 29, 2013 [Docket No. 805].

3 “…A board is not required to be informed of every fact, but rather is required to be reasonably informed.” Brehm v. Eisner, 746 A.2d 244, 261 (Del. 2000).

2.	The Solicitation and Tabulation of Votes
25.    Consistent with the Disclosure Statement Order, the Debtors distributed to all Claim holders entitled to vote sealed solicitation packages (the “Solicitation Packages”) containing solicitation materials, including ballots for voting on the Plan. See Voting Decl. at ¶ 7 and the Affidavit of Service of Solicitation Materials, filed July 25, 2013 [Docket No. 752]. At the conclusion of the solicitation process, the Debtors received sufficient votes in favor of the Plan to support their request for an order confirming the Plan. See Voting Decl. at Ex. A.
26.    Of the Classes entitled to vote on Rotech’s Plan, Rotech Class 3, Rotech Class 4, and Rotech Class 5.1 voted to accept the Plan. See id. Of the Classes entitled to vote on each of the Guarantor Debtor’s Plans, GD Class 3, GD Class 4, and GD Class 5.1 voted to accept the Plan, with the exception of Class 5.1 at Guarantor Debtor LAMS, Inc. (“LAMS” and “LAMS Class 5.1”). See id. Rotech Class 1, Rotech Class 2, Rotech Class 5, GD Class 1, GD Class 2, GD Class 5, and GD Class 7 (collectively, the “Unimpaired Classes”) are unimpaired under the Plan and are conclusively presumed to accept the Plan, and, thus, were not entitled to vote. Rotech Class 7 is impaired, will not receive or retain any property under the Plan, and is conclusively deemed to reject the Plan, and, thus, was not entitled to vote.

D.	Burden of Proof
27.    The Debtors have demonstrated, by a preponderance of the evidence, that all of the requirements of section 1129 of the Bankruptcy Code have been satisfied with respect to the Plan.

E.	Compliance with Requirements of Section 1129 of the Bankruptcy Code

1.	Section 1129(a)(1): Compliance with the Applicable Provisions of the Bankruptcy Code

28.    Pursuant to section 1129(a)(1) of the Bankruptcy Code, a plan must “compl[y] with the applicable provisions of [the Bankruptcy Code].” 11 U.S.C. § 1129(a)(1). This provision ensures the requirements of sections 1122 and 1123 of the Bankruptcy Code, which govern classification of claims and contents of a plan, respectively, are met. As set forth below, the Plan complies fully with the requirements of sections 1121, 1122, and 1123, as well as other applicable provisions of the Bankruptcy Code.

i.	Compliance with Section 1121 of the Bankruptcy Code
29.    Section 1121 of the Bankruptcy Code provides that a debtor may file a plan at any time during a voluntary case and, during the exclusive period to file a plan, only the debtor may do so. See 11 U.S.C. §§ 1121(a), (b). On June 13, 2013, prior to the expiration of the Debtors’ exclusive periods, the Debtors filed the Plan, in accordance with section 1121 of the Bankruptcy Code.

ii.	Compliance with Section 1122(a) of the Bankruptcy Code
30.    Section 1122 of the Bankruptcy Code sets forth the requirements for the classification of claims and interests in a plan. Section 1122(a) provides:

Except as provided in subsection (b) of this section, a plan may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests of such class.
11 U.S.C. § 1122(a). A plan may provide for multiple classes of claims or interests as long as each claim or interest within a class is substantially similar to other claims or interests in that class. The Bankruptcy Code does not require that all similar claims be placed in one class.
31.    In accordance with section 1122(a) of the Bankruptcy Code, Article III of the Plan provides that each Class of Claims and Equity Interests under the Plan contains only

Claims or Equity Interests that are substantially similar to the other Claims or Equity Interests in that Class. Specifically, Article III of the Plan segregates into separate Classes the Claims and Equity Interests relevant to the applicable Debtor as follows:

Class	Treatment	Entitled to Vote
ROTECH PLAN
Rotech Class 1 – Non-Tax Priority Claims	Unimpaired	No (conclusively presumed to accept)
Rotech Class 2 – First Lien Claims	Unimpaired	No (conclusively presumed to accept)
Rotech Class 3 – Second Lien Notes Claims	Impaired	Yes
Rotech Class 4 – Other Secured Claims	Impaired	Yes
Rotech Class 5 – Qualified Claims	Unimpaired	No (conclusively presumed to accept)
Rotech Class 5.1 – General Unsecured Claims	Impaired	Yes
Rotech Class 6 – Debtors Intercompany Claims	Unimpaired/Impaired	No (conclusively presumed to accept/deemed to reject)
Rotech Class 7 – Equity Interests	Impaired	No (deemed to reject)
GUARANTOR DEBTOR PLANS
GD Class 1 – Non-Tax Priority Claims	Unimpaired	No (conclusively presumed to accept)
GD Class 2 – First Lien Guaranty Claims	Unimpaired	No (conclusively presumed to accept)
GD Class 3 – Second Lien Notes Guaranty Claims	Impaired	Yes
GD Class 4 – Other Secured Claims	Impaired	Yes
GD Class 5 – Qualified Claims	Unimpaired	No (conclusively presumed to accept)
GD Class 5.1 – General Unsecured Claims	Impaired	Yes
GD Class 6 – Debtor Intercompany Claims	Unimpaired/Impaired	No (conclusively presumed to accept/deemed to reject)
GD Class 7 – Equity Interests	Unimpaired	No (conclusively presumed to accept)
32.    The separate Classes reflect the diverse nature of the Claims against and Equity Interests in the Debtors, and the legal rights under the Bankruptcy Code of each of the holders of Claims or Equity Interests in a particular Class. Priority non-tax Claims are classified in Rotech Class 1 and GD Class 1 because section 507 of the Bankruptcy Code entitles holders of such claims to priority status. Secured Claims are classified in Rotech Class 2, Rotech Class 3, Rotech Class 4, GD Class 2, GD Class 3, and GD Class 4 because such Claims are secured by collateral. Such Claims are classified separately because each Class has distinct rights with relation to their collateral. Qualified Claims are classified in Rotech Class 5 and GD Class 5. General Unsecured Claims are classified in Rotech Class 5.1 and GD Class 5.1. Qualified Claims will receive different treatment from other unsecured claims under the Plan – 100% of each Allowed Claim – in exchange for either (i) executing and delivering to the Reorganized Debtors a New Rotech Supplier Credit Agreement no later than 10 days prior to the Confirmation Date, or (ii) for those holders whose Allowed Claim is equal to or less than $5,000, indicating on the Ballot election to be bound by a New Rotech Supplier Credit Agreement.4 Debtor Intercompany Claims are also classified separately from other unsecured claims, in Rotech Class 6 and GD Class 6, because such Claims consist of Claims by a Debtor against another Debtor and receive no distributions. Finally, Equity Interests are classified in Rotech Class 7 and GD Class 7, respectively, because such interests represent the equity interests in the respective Debtors.
33.    The classification scheme set forth in the Plan, and the underlying bases for the separate classifications of the Claims and Equity Interests into the Classes, demonstrate that the Plan satisfies the requirements of section 1122(a) of the Bankruptcy Code.

iii.	Compliance with Section 1123(a) of the Bankruptcy Code
34.    Section 1123(a) of the Bankruptcy Code contains seven requirements that
4 The Carter Claim is also classified as a Qualified Claim.

every chapter 11 plan must satisfy. 11 U.S.C. § 1123(a). The Plan complies with each of these requirements.

(a)	Designation of Classes of Claims and Interests
35.    In accordance with section 1123(a) of the Bankruptcy Code, Article III of the Plan properly designates separate Classes of Claims and Equity Interests and thus satisfies the requirement of section 1122 of the Bankruptcy Code.

(b)	Specification of Unimpaired Classes
36.    Section 1123(a)(2) of the Bankruptcy Code requires that the Plan “specify any class of claims or interests that is not impaired under the plan.” In accordance with section 1123(a)(2), Article III of the Plan identifies and describes each Class of Claims or interests that is not impaired under the Plan. Specifically, Article III of the Plan specifies that Claims and Equity Interests in Rotech Class 1, Rotech Class 2, Rotech Class 5, GD Class 1, GD Class 2, GD Class 5, and GD Class 7 are unimpaired under the Plan.

(c)	Treatment of Impaired Classes
37.    Section 1123(a)(3) of the Bankruptcy Code requires that the Plan “specify the treatment of any class of claims or interests that is impaired under the plan.” 11 U.S.C. § 1123(a)(3). In accordance with section 1123(a)(3), Article III of the Plan identifies and describes the treatment of any Class of Claims or interests that is impaired under the Plan. Specifically, Article III of the Plan identifies Rotech Class 7 as impaired and describes the treatment of the Equity Interests in such Class.

(d)	Equal Treatment Within Classes
38.    Section 1123(a)(4) of the Bankruptcy Code requires that a plan “provide the same treatment for each claim or interest of a particular class, unless the holder of a particular claim or interest agrees to a less favorable treatment of such particular claim or interest.” 11 U.S.C. § 1123(a)(4). In accordance with section 1123(a)(4), under Article III of the Plan, each Allowed Claim and Equity Interest in each Class will receive the same treatment as all other Allowed Claims and Equity Interests in such Class, except for those Allowed Claims whose holders have agreed to less favorable treatment.

(e)	Adequate Means for Implementation of the Plan
39.    Section 1123(a)(5) of the Bankruptcy Code requires that the Plan provide “adequate means” for its implementation. 11 U.S.C. § 1123(a)(5). Article IV of the Plan and various other provisions of the Plan provide for the means by which the Plan will be implemented, specifically:

•
Section 4.5.1 of the Plan provides for the post-Effective Date corporate structure, including (i) the continuation of Reorganized Rotech as the parent holding company of the Reorganized Guarantor Debtors, and (ii) the establishment of the same organizational structure that existed on the Commencement Date, or as otherwise directed by the Consenting Noteholders;

•
Section 4.5.2 of the Plan provides for (i) the cancellation of existing common stock of Rotech, and (ii) the issuance of Reorganized Rotech Common Stock to the Second Lien Notes Trustee to disburse to holders of Allowed Second Lien Notes Claims;

•	Section 4.8 of the Plan provides for the cancellation and surrender of certain instruments and agreements, in accordance with subsection 1123(a)(5)(F) of the Bankruptcy Code;

•	Section 4.12 of the Plan provides for the Reorganized Debtors to execute, deliver, and perform the Exit Financing Documents and to obtain the proceeds of the Exit Financing;

•	Section 7.1 of the Plan provides for the curing of defaults under assumed executory contracts and unexpired leases, in accordance with subsection 1123(a)(5)(G) of the Bankruptcy Code;

•	Section 8.4 of the Plan provides for the amendment of Governance Documents that will govern the Reorganized Debtors, in accordance with subsection 1123(a)(5)(I); and

•	Section 9.1 of the Plan provides for the vesting of all property of the Debtors’ Estates in the applicable Reorganized Debtors, in accordance with subsection 1123(a)(5)(A) of the Bankruptcy Code.

(f)	Prohibition Against Issuance of Nonvoting Securities
40.    Section 1123(a)(6) of the Bankruptcy Code provides that a plan must “provide for the inclusion in the charter of the debtor, if the debtor is a corporation . . . of a provision prohibiting the issuance of nonvoting equity securities, and providing, as to the several classes of securities possessing voting power, an appropriate distribution of voting power.” 11 U.S.C. § 1123(a)(6). Accordingly, Section 8.4 of the Plan provides that the Reorganized Debtors’ Governance Documents shall contain provisions prohibiting the issuance of non-voting equity securities. Forms of the Reorganized Debtors’ Governance Documents are included in the Plan Supplement, which Governance Documents contain provisions prohibiting the issuance of non-voting equity securities.

(g)	Selection of Directors and Officers in a Manner Consistent with the Interests of Creditors and Equity Security Holders and Public Policy
41.    Section 1123(a)(7) requires that a plan’s provisions with respect to the manner of selection of any director, officer, or trustee, or any other successor thereto, be “consistent with the interests of creditors and equity security holders and with public policy.” 11 U.S.C. § 1123(a)(7). In accordance with section 1123(a)(7), the Amended Plan Supplement disclosed the identities of the individuals who are proposed to serve on or after the Effective Date as officers and directors of the Reorganized Debtors. Section 8.1 of the Plan provides that the New Board and the new boards of each of the Reorganized Guarantor Debtors will be determined by the Consenting Second Lien Noteholders. The Plan complies with section 1123(a)(7) of the Bankruptcy Code.

(h)	Section 1123(a)(8) Does Not Apply to the Debtors’ Chapter 11 Cases
42.    Section 1123(a)(8) applies to chapter 11 plans involving an individual debtor. None of the Debtors is an “individual” and, as such, section 1123(a)(8) is inapplicable.

iv.	Section 1123(b): The Plan Contains Certain Discretionary Provisions
43.    In addition to the requirements of section 1123(a) of the Bankruptcy Code, section 1123(b) contains discretionary provisions that may be (but are not required to be) incorporated into a chapter 11 plan. 11 U.S.C. § 1123(b)(1)-(6). The discretionary provisions of the Plan, as described below, are all consistent with section 1123(b).

(a)	Section 1123(b)(1): Impairment of Claims and Interests
44.    As permitted by section 1123(b)(1) of the Bankruptcy Code, which provides that a plan may “impair or leave unimpaired any class of claims, secured or unsecured, or of interests,” see 11 U.S.C. § 1123(b)(1), Article III of the Plan impairs or leaves unimpaired, as the case may be, each Class of Claims. Specifically, Claims in Rotech Class 1, Rotech Class 2, Rotech Class 5, GD Class 1, GD Class 2, GD Class 5, and GD Class 7 are unimpaired by the Plan.

(b)	Section 1123(b)(2): Assumption and Rejection of Executory Contracts and Leases

45.    Section 1123(b)(2) allows a Plan, subject to section 365 of the Bankruptcy Code, to provide for the assumption, assumption and assignment, or rejection of executory contracts and unexpired leases not previously rejected by the debtor. See 11 U.S.C. § 1123(b)(2). In accordance with section 1123(b)(2), Article VII of the Plan provides that, effective as of the Effective Date, all Executory Contracts to which any of the Debtors are parties are rejected, except for an Executory Contract that (a) has previously been assumed or rejected pursuant to Final Order of the Bankruptcy Court, (b) is specifically designated as a contract or lease to be assumed on a schedule of contracts and leases filed and served prior to commencement of the Confirmation Hearing (which shall be in all respects in form and substance satisfactory to the Consenting Noteholders), (c) is the subject of a separate (i) assumption motion filed by the Debtors or (ii) rejection motion filed by the Debtors under section 365 of the Bankruptcy Code before the date of the Confirmation Hearing, or (d) is the subject of a pending objection regarding assumption, proposed Cure Amount, “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) or other issues related to assumption of the contract or lease (a “Cure Dispute”).
46.    Article VII of the Plan further provides that all Executory Contracts to which any of the Debtors, on the one hand, and Medicare, Medicaid, or the Department of Veterans Affairs, on the other hand, are parties (collectively, the “Government Contracts”) are assumed as of the Effective Date, pursuant to and in accordance with the specific terms set forth in Section 7.1 of the Plan.
47.    The Debtors’ decision to assume, assume and assign, assume as modified, or reject their respective executory contracts and unexpired leases pursuant to the terms of the Plan constitutes a sound exercise of their respective business judgments.

(c)	Section 1123(b)(3)(B): Retention and Enforcement of Claims and Interests
48.    Section 1123(b)(3)(B) of the Bankruptcy Code provides that a plan may “provide for the retention and enforcement by the debtor, by the trustee or by a representative of the estate” of certain claims or interests. 11 U.S.C. § 1123(b)(3)(B). In accordance with section 1123(b)(3)(B), Section 6.10 of the Plan provides that “the Reorganized Debtors shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all Preserved Claims without the approval of the Bankruptcy Court, subject to the terms of sections 6.2 and 9.6 [of the Plan], the Confirmation Order, and any contract, instrument, release, indenture, or other agreement entered into in connection [with the Plan]” and that “[t]he Reorganized Debtors or their successor(s) may pursue such Preserved Claims, as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) who hold such rights.”

(d)	Section 1123(b)(5): Modification of the Rights of Holders of Claims
49.    Section 1123(b)(5) states that a plan may “modify the rights of holders of secured claims . . . or holders of unsecured claims, or leave unaffected the rights of holders of any class of claims.” 11 U.S.C. § 1123(b)(5). In accordance with section 1123(b)(5), Article III of the Plan provides that the legal, equitable, and contractual rights of holders of Claims in Rotech Class 1, Rotech Class 2, Rotech Class 5, GD Class 1, GD Class 2, GD Class 5, and GD Class 7 will remain unimpaired. Article III of the Plan further provides that the rights of holders of Equity Interests in Rotech Class 7 are impaired.

(e)	Section 1123(b)(6): Other Provisions Not Inconsistent with Applicable Provisions of the Bankruptcy Code
50.    In accordance with section 1123(b)(6), the Plan contains additional provisions that are not inconsistent with other applicable provisions of the Bankruptcy Code, as set forth below.
Subject Matter Jurisdiction
51.    Section 11.1 of the Plan provides that the Bankruptcy Court will retain subject matter jurisdiction over any matter arising under the Bankruptcy Code, arising in or related to the Debtors’ chapter 11 cases or the Plan, or that relates to a list of additional matters enumerated therein. This is consistent with applicable law. Accordingly, the continuing jurisdiction of the Court is consistent with section 1123(b)(6) of the Bankruptcy Code.
Exemption from Transfer Taxes
52.    Section 1146(a) of the Bankruptcy Code provides that “[t]he issuance, transfer or exchange of a security, or the making or delivery of an instrument of transfer under a plan confirmed under section 1129 of this title, may not be taxed under any law imposing a stamp tax or similar tax.” 11 U.S.C. § 1146(a). Section 13.3 of the Plan provides that, pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer or exchange of notes, equity interests or other plan securities pursuant to the Plan or any of the Plan Documents, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease, or the making, delivery, filing, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan or any of the Plan Documents (including, for this purpose in connection with the organization documents relating to the Reorganized Debtors, the Exit Financing, and the other documents relating to the transactions described in the Plan) shall not be subject to any stamp, real estate transfer, mortgage recording, Uniform Commercial Code filing or recording tax, or other similar tax or government assessment. The exemption from transfer taxes under the Plan is consistent with section 1123(b)(6) of the Bankruptcy Code.
Exculpations, Releases, and Injunctions
53.    Sections 9.4, 9.5, 9.6, 9.7, and 9.8 of the Plan contain exculpations (the “Exculpations”), Releases (as defined below), and injunctions (the “Injunctions”) in favor of certain Released Parties, which include all Entities who are or were at any time on or after the Commencement Date, and whether or not such Entity currently retains such capacity or position, (i) Debtors; (ii) directors, officers, members of management, and other employees of the Debtors, respectively; (iii) the Term Lender; (iv) the Term Agent; (v) the DIP Agents; (vi) the DIP Lenders; (vii) the First Lien Noteholders; (viii) the Consenting Second Lien Noteholders; (ix) each Second Lien Noteholder (other than a Second Lien Noteholder that is a Consenting Second Lien Noteholder) who votes to accept the Plan; (x) the Trustees; (xi) the Creditors’ Committee and its members; and (xii) attorneys, advisors, consultants, and other professionals, to the extent such parties are or were representing any of the Entities identified in (i) through (xi) above.
54.    Section 9.6 of the Plan provides for certain releases (the “Debtor Releases”) by the Debtors, the Reorganized Debtors, and the Estates of the Released Parties on the terms specified therein. The granting of the Debtor Releases constitutes a sound exercise of business judgment by the Debtors. The Debtor Releases carve out claims resulting from gross negligence, willful misconduct, intentional fraud, or criminal conduct, in each case as determined by Final Order. The Released Parties have all made contributions to the Plan, and no evidence was propounded showing that Rotech or its estate has any meritorious claims against the

Released Parties. The Releases and Exculpations will spare the reorganized estates the management time and cost of responding to discovery and potential liability for indemnity.
55.    Section 9.7 of the Plan provides for certain releases (the “Third Party Releases,” and together with the Debtor Releases, the “Releases”) by all claimholders and holders of Equity Interests of the Debtors who either voted in favor of, or is conclusively presumed to have accepted, the Plan in favor of the Debtors, the Reorganized Debtors, and the other Released Parties on the terms as specified therein. The Third Party Releases carve out claims resulting from intentional fraud or criminal conduct, in each case, as determined by Final Order. This Court’s factual findings with respect to the Plan’s compliance with 11 U.S.C. §§ 1129(a)(1)-(3) is consistent with approval of the Third Party Releases.
56.    The Released Parties who are receiving the benefit of the Releases have made material contributions to the Debtors’ chapter 11 cases, which have translated into recoveries afforded to creditors under the Plan and thus are indispensable to the success of the Debtors’ reorganization. No viable claims have been identified to date with respect to the Released Parties. In each of the major cases where Third Circuit courts have refused to grant third party releases, such releases would have foreclosed claims that were actually pending, asserted, and/or identified and not settled, a circumstance clearly not present in these Chapter 11 Cases.
57.    The Releases serve two simple but valuable functions: (i) incentivizing the applicable Released Parties to support, and undertake actions that support confirmation of the Plan without the uncertainty of future baseless lawsuits, and (ii) facilitating the Reorganized Debtors’ fresh start post emergence from the Chapter 11 Cases.

58.    Unless otherwise provided in this Confirmation Order, Section 9.5 of the Plan provides for an injunction against all holders of Claims from undertaking any action to recover and/or collect from the Debtors and Released Parties on account of their Claims and liabilities, and that are released or discharged pursuant to the Plan. The Injunction is necessary to preserve and enforce the Releases and Exculpations, and is sufficiently narrowly tailored to achieve that purpose.
59.    This Court has subject matter jurisdiction under sections 1334(a) of title 28 of the United States Code to approve each of the Exculpations, Releases, and Injunctions. Further, section 105(a) of the Bankruptcy Code permits issuance of the Injunctions and approval of the Exculpations and Releases. Based upon the record of the Chapter 11 Cases and the evidence proffered, adduced, and/or presented at the Confirmation Hearing, and consideration of the applicable law, the Exculpations, Releases, and Injunctions: (i) are critical and indispensable to confirmation and the success of the reorganization because, among other reasons, they are key components of the negotiations surrounding the Plan; (ii) confer material benefits on, and are in the best interest of, the Debtors, the Reorganized Debtors, and their respective Estates and creditors; (iii) satisfy the Bankruptcy Code and applicable jurisprudence; and (iv) are fair and equitable in the circumstances of these Chapter 11 Cases. The Exculpations, Releases, and Injunctions are fully consistent with the Bankruptcy Code and applicable jurisprudence, and, as the Debtors submit and the Court finds, are warranted by the facts of the Debtors’ chapter 11 cases.
Discharge
60.    Section 9.3 of the Plan provides for the discharge of all Claims and Equity Interests to the fullest extent provided by section 1141 of the Bankruptcy Code. With respect to the United States of America, nothing in the Plan or this Confirmation Order shall be construed to enlarge the discharge beyond what is provided in section 1141(d) of the Bankruptcy Code and 18 U.S.C. § 3613.

v.	Section 1123(c) is Inapplicable to the Debtors’ Chapter 11 Cases
61.    Section 1123(c) applies to chapter 11 plans involving an individual debtor. None of the Debtors is an “individual” and, as such, section 1123(c) is inapplicable.

vi.	Section 1123(d): Cure of Defaults
62.    Section 1123(d) of the Bankruptcy Code provides that if a plan proposes to cure a default, the amount necessary to cure the default shall be determined “in accordance with the underlying agreement and applicable non-bankruptcy law.” In accordance with section 1123(d), Section 7.2 of the Plan provides for the satisfaction of cure amounts associated with each executory contract and unexpired leases to be assumed pursuant to the Plan in accordance with section 365(b)(1) of the Bankruptcy Code. All cure amounts will be determined in accordance with the underlying agreements and applicable nonbankruptcy law, or by agreement of the parties. Notwithstanding anything to the contrary in the Plan, the Plan Supplement, or this Confirmation Order, the Cure Amount for assumption of the Government Contracts shall be determined pursuant to and in accordance with the specific terms set forth in Section 7.1 of the Plan.

2.	Section 1129(a)(2): Compliance with Applicable Provisions of the Bankruptcy Code
63.    Section 1129(a)(2) of the Bankruptcy Code requires that the plan proponent “compl[y] with the applicable provisions of [the Bankruptcy Code].” 11 U.S.C.

§ 1129(a)(2). As set forth below, the Debtors have complied with the applicable provisions of the Bankruptcy Code, including the provisions of sections 1125 and 1126 of the Bankruptcy Code, regarding disclosure and solicitation of the Plan.

i.	Section 1125: Solicitation, Voting, and Tabulation
64.    Section 1125 of the Bankruptcy Code provides in pertinent part that:

(b)    An acceptance or rejection of a plan may not be solicited after the commencement of the case under [the Bankruptcy Code] from a holder of a claim or interest with respect to such claim or interest, unless, at the time of or before such solicitation, there is transmitted to such holder the plan or a summary or the plan, and a written disclosure statement approved, after notice and a hearing, by the court as containing adequate information . . . .
(c)    The same disclosure statement shall be transmitted to each holder of a claim or interest of a particular class, but there may be transmitted different disclosure statements, differing in amount, detail, or kind of information, as between classes.
11 U.S.C. § 1125.
65.    On June 14, 2013, after notice and a hearing and by entry of the Disclosure Statement Order, this Court approved the Disclosure Statement pursuant to section 1125 of the Bankruptcy Code as containing “adequate information” of a kind and in sufficient detail to enable hypothetical, reasonable investors typical of the Debtors’ creditors to make an informed judgment whether to accept or reject the Plan. Pursuant to the Disclosure Statement Order, the Court also approved, among other things: (i) all materials to be included in the Solicitation Packages; (ii) the forms of ballots; (iii) the procedures for voting and for tabulation of votes to accept or reject the Plan; and (iv) the manner of service of the Solicitation Packages.

66.    Thereafter, in accordance with the Disclosure Statement Order, the Debtors, by and through Epiq, the Debtors’ Balloting Agent, distributed Solicitation Packages to all Claim holders entitled to vote, which contained: (i) the Disclosure Statement (including the Plan as an exhibit); (ii) the Disclosure Statement Order (without the exhibits thereto); (iii) the notice setting forth the time, date, and place of the Confirmation Hearing (the “Confirmation Hearing Notice”); (iv) the Creditors’ Committee’s letter in support of the Plan; and (v) Ballots to accept or reject the Plan. The Debtors did not solicit the acceptance or rejection of the Plan from any holder of Claims and Equity Interests prior to the transmission of the Solicitation Packages. The Voting Declaration reflects that Epiq solicited and tabulated votes in accordance with the Disclosure Statement Order.
67.    Additionally, as required by the Disclosure Statement Order, the Debtors published the Confirmation Hearing Notice once in each of The Wall Street Journal (National Edition) and USA Today (National Edition), on a date not less than 25 or more than 32 calendar days prior to the date of the Confirmation Hearing.
68.    Votes with respect to the Plan were solicited in good faith and in a manner consistent with the Bankruptcy Code, including section 1125(e), the Bankruptcy Rules, and the Disclosure Statement Order. The affidavits and certifications regarding the publication of notice of the Confirmation Hearing in various publications reflect the Debtors’ compliance with the Disclosure Statement Order.

ii.	Section 1126: Requirements for Acceptance of a Chapter 11 Plan
69.    Under section 1126, only holders of allowed claims and allowed equity interests in impaired classes that will receive or retain property under a plan on account of such claims or equity interests may vote to accept or reject a plan. See 11 U.S.C. §§ 1126(a), (f), and (g).
70.    As to impaired Classes entitled to vote to accept or reject a plan, sections 1126(c) and 1126(d) of the Bankruptcy Code specify the requirements for acceptance of a plan by classes of claims and classes of equity interests, respectively:

(c)    A class of claims has accepted a plan if such plan has been accepted by creditors, other than any entity designated under subsection (e) of this section, that hold at least two-thirds in amount and more-than one-half in number of the allowed claims of such class held by creditors, other than any entity designated under section (e) of this section, that have accepted or rejected the plan.
(d)    A class of interests has accepted the plan if such plan has been accepted by holders of such interest, other than any entity designated under subsection (e) of this section, that hold at least two-thirds in amount of the allowed interests of such class held by holders of such interests, other than any entity designated under subsection (e) of this section, that have accepted or rejected such plan.
11 U.S.C. §§ 1126(c), (d).
71.    The Debtors solicited votes from the holders of all Allowed Claims in each Class of impaired Claims entitled to vote on the Plan. Specifically, votes were solicited from the holders of Claims in Rotech Class 3, Rotech Class 4, Rotech Class 5.1, GD Class 3, GD Class 4, and GD Class 5.1. See Voting Decl. at ¶¶ 4 & 7.
72.    In accordance with section 1126(f) of the Bankruptcy Code, holders of Claims in the Unimpaired Classes are conclusively presumed to have accepted the Plan and were not entitled to vote on the Plan. Holders of Claims in the non-voting Impaired Classes will not receive any distribution under the Plan, are conclusively deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code and were not entitled to vote on the Plan. In accordance with the Disclosure Statement Order, however, the Debtors distributed a notice of non-voting status to each holder of Claims or Equity Interests in the Non-Voting Classes other than to holders of Debtor Intercompany Claims in Rotech Class 6 and GD Class 6.
73.    Rotech Class 3, Rotech Class 4, Rotech Class 5.1, GD Class 3, GD Class 4, and GD Class 5.1, with the exception of LAMS Class 5.1, voted to accept the Plan in the numbers and amounts required under section 1126(c) and 1129(d) of the Bankruptcy Code. Accordingly, the requirements for acceptance of a plan set forth in section 1126 of the Bankruptcy Code have been satisfied as to all the Debtors’ Plans with the exception of the Rotech Plan (in light of the fact that Rotech Class 7 is Impaired, will not receive or retain any property under the Plan, and is deemed to reject the Plan) and LAMS’ Plan (the “LAMS Plan”). The Debtors propose to confirm the Rotech Plan and LAMS Plan pursuant to Bankruptcy Code sections 1129(a)(10) and 1129(b).
74.    The Debtors have complied with section 1126 of the Bankruptcy Code.

3.	Section 1129(a)(3): Proposal of the Plan in Good Faith and Not by Any Means Forbidden by Law
75.    Section 1129(a)(3) of the Bankruptcy Code requires that a plan be “proposed in good faith and not by any means forbidden by law.” 11 U.S.C. § 1129(a)(3). The Plan promotes the rehabilitative objective and purposes of the Bankruptcy Code and satisfies the requirements of section 1129(a)(3) of the Bankruptcy Code. Based on the record before the Court in this Chapter 11 Case, (i) the Debtors are deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including, without limitation, sections 1125(c) and (e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation, and (ii) the Debtors and all of its respective representatives shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the solicitation of the Plan and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code.

4.	Section 1129(a)(4): Payments Made by the Debtors for Services or in Respect of Costs and Expenses are Subject to Court Approval
76.    Section 1129(a)(4) of the Bankruptcy Code requires that certain professional fees and expenses paid by a plan proponent, debtor, or person receiving distributions of property under a plan, be subject to approval by the Court as reasonable. See 11 U.S.C. § 1129(a)(4).
77.    Sections 2.1 and 2.2 of the Plan provide for the payment of various Administrative Expense Claims, including Claims for services rendered by professionals, which are subject to Bankruptcy Court approval and the standards of the Bankruptcy Code. Section 11.1(j) of the Plan provides the Bankruptcy Court will retain jurisdiction after the Effective Date to hear and determine all applications for allowance of compensation or reimbursement of expenses of professionals and any other fees and expenses authorized to be paid or reimbursed under the Bankruptcy Code or the Plan.
78.    In accordance with section 1129(a)(4) of the Bankruptcy Code, no payment for services or costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Plan and incidental to the Chapter 11 Cases, including Claims for professional fees, has been or will be made other than payments that have been authorized by order of the Bankruptcy Court.

5.	Section 1129(a)(5): Disclosure of Necessary Information Regarding Directors, Officers, and Insiders
79.    Section 1129(a)(5)(A) of the Bankruptcy Code requires, prior to the Confirmation Hearing, a plan proponent to disclose the identity of the proposed officers and directors of the reorganized debtors and that the appointment or continuance of such officers and directors be consistent with the interests of creditors and equity security holders and with public policy. Section 1129(a)(5)(B) of the Bankruptcy Code further requires a plan proponent to disclose the identity of an “insider” (as defined by 11 U.S.C. § 101(31)) to be employed or retained by the reorganized debtor and the nature of any compensation for such insider. The Debtors have provided requisite disclosures in the Amended Plan Supplement regarding the New Board and boards of directors for each of the Reorganized Guarantor Debtors, as required by section 1129(a)(5)(A) of the Bankruptcy Code, and have also disclosed the nature of compensation of insiders who will be employed or retained by the Reorganized Debtors, as required by section 1129(a)(5)(B) of the Bankruptcy Code. The Court determines the appointment of the proposed directors and officers as set forth in Schedule 8.1 of the Amended Plan Supplement is consistent with the interests of the holders of Claims and interests and with public policy. The Plan, therefore, satisfies the requirements of section 1129(a)(5) of the Bankruptcy Code.

6.	Section 1129(a)(6): The Plan Does Not Contain Any Rate Changes Subject to the Jurisdiction of Any Governmental Regulatory Commissions

80.    Section 1129(a)(6) of the Bankruptcy Code requires that any regulatory commission having jurisdiction over the rates charged by a reorganized debtor in the operation of its businesses approve any rate change provided for in the Plan. See 11 U.S.C. § 1129(a)(6). Because the Debtors’ businesses do not involve rates over which any regulatory commission has or will have jurisdiction after confirmation, section 1129(a)(6) is inapplicable.

7.	Section 1129(a)(7): Best Interests of Holders of Claims and Interests
81.    Section 1129(a)(7) of the Bankruptcy Code requires that each holder of a claim or interest in each impaired class either (i) accepts the plan or (ii) receives or retains under the plan property that, as of the effective date, is valued “not less than the amount that such holder would so receive or retain if the debtor were liquidated under chapter 7.” 11 U.S.C. § 1129(a)(7)(A). This section is often referred to as the “best interests” or “liquidation” test. Under the best interests test, the court must find that each creditor will receive or retain value that is not less than the amount he would receive if the debtor were liquidated. As section 1129(a)(7) of the Bankruptcy Code makes clear, the liquidation analysis applies only to the extent there are rejecting impaired claims or equity interests in any class – the test does not apply as to any class of claims or interest that unanimously accepts the plan.
82.    The most contentious issue in the Rotech chapter 11 case was whether the Rotech estates were solvent thereby having some value distributable to Rotech shareholders. Rotech submitted the valuation of Barclays providing the estates are worth between $450 million and $525 million, and the statutory creditors’ committee submitted the valuation of Grant Thornton providing the estates are worth between $450 million and $540 million. The Rotech estates’ liabilities aggregate $647.5 million. The Equity Committee’s valuation expert, Berenson, submitted a valuation providing the estates are worth between $509 million and $801 million. All three valuation reports were submitted to the Court by Rotech when it made its summary judgment motion for an order finding the estates insolvent on the ground the Equity Committee’s valuation providing the value may be more or less than $647.5 million does not, at face value, prove the value is more than $647.5 million.
83.    The Court finds the Rotech estates are insolvent because they are worth materially less than $647.5 million.
84.    Comparing the Plan’s projected recoveries with the Liquidation Analysis contained in Exhibit G to the Disclosure Statement (the “Liquidation Analysis”) demonstrates that the value that would be realized by all holders of all Claims and Equity Interests in a disposition of the Debtors’ assets in a hypothetical chapter 7 liquidation is less than or equal to the projected recoveries to such holders under the Plan. Further, evidence adduced at the Confirmation Hearing is credible and supports the Liquidation Analysis and its conclusions.

8.	Section 1129(a)(8): Acceptance of the Plan by Impaired Classes
85.    Section 1129(a)(8) of the Bankruptcy Code requires that each class of impaired claims or interests either accept the Plan or not be impaired under the plan, subject to the exceptions identified in section 1129(b). See 11 U.S.C.§§ 1129(a)(8), 1129(b).
86.    Under the Plan, each of Rotech Class 1, Rotech Class 2, Rotech Class 5, GD Class 1, GD Class 2, GD Class 5, and GD Class 7 is unimpaired. The Voting Declaration demonstrates that Rotech Class 3, Rotech Class 4, Rotech Class 5.1, GD Class 3, GD Class 4, and GD Class 5.1, with the exception of LAMS Class 5.1, all of which are Impaired, voted to accept the Plan with the requisite numerosity and dollar amounts required by section 1126(c) of the Bankruptcy Code. Rotech Class 7 is deemed to reject the Plan because the Equity Interests in such Class receive nothing under the Plan. LAMS Class 5.1 voted to reject the Plan.
87.    As a result, the Rotech Plan and the LAMS Plan do not satisfy section 1129(a)(8) of the Bankruptcy Code because one Class at each Debtor did not vote to accept such Plans. The Rotech Plan and the LAMS Plan are confirmable, however, because each such Plan satisfies the requirements of sections 1129(a)(10) of the Bankruptcy Code (there is at least one accepting Class of impaired Claims without counting the votes of insiders) and 1129(b) of the Bankruptcy Code (the “no unfair discrimination” and “fair and equitable” tests have been satisfied as to Rotech Class 7 and LAMS Class 5.1). Accordingly, the Rotech Plan and the LAMS Plan overcome the requirement of section 1129(a)(8) by satisfying the requirements of section 1129(a)(10) and 1129(b).

9.	Section 1129(a)(9): Treatment of Claims Entitled to Priority Pursuant to Section 507(a) of the Bankruptcy Code
88.    Section 1129(a)(9) of the Bankruptcy Code requires that persons holding claims entitled to priority treatment under section 507(a) of the Bankruptcy Code receive specified cash payments under a plan. See 11 U.S.C. § 1129(a)(9).
89.    In accordance with sections 1129(a)(9)(A) and (B), Section 2.1 of the Plan provides that all Allowed Administrative Expense Claims will be paid in full, in Cash, on the later of the Effective Date and the date on which an Administrative Expense Claim is Allowed, or as soon as practicable thereafter. Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Reorganized Debtors will be paid in full and performed by the applicable Reorganized Debtor in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to, such transactions.
90.    In accordance with section 1129(a)(9)(C) of the Bankruptcy Code, Section 2.3 of the Plan provides that each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the applicable Debtor and in full and complete satisfaction of any and all liability attributable to that Priority Tax Claim, on the latest of (i) the Effective Date, (ii) the date on which the Priority Tax Claim becomes an Allowed Priority Tax Claim, and (iii) the date such Allowed Priority Tax Claim is payable under applicable non-bankruptcy law, or as soon thereafter as is reasonably practicable, Cash in an amount equal to such Allowed Priority Tax Claim; provided, further, that no holder of an Allowed Priority Tax Claim shall be entitled to any payments on account of any pre-Effective Date interest accrued on or penalty arising after the Commencement Date with respect of or in connection with such Allowed Priority Tax Claim.

10.	Section 1129(a)(10): Acceptance by at Least One Class of Impaired, Non‑Insider Claims
91.    Section 1129(a)(10) requires the affirmative acceptance of a plan by at least one class of impaired claims, “determined without including any acceptance of the plan by any insider.” 11 U.S.C. §1129(a)(10).
92.    The Voting Declaration shows that, with the exception of LAMS Class 5.1, all impaired Classes of Claims have accepted the Plan, including Rotech Class 3 and GD Class 3, without tabulating votes of insiders. See Voting Decl. at Ex. A. Accordingly, the requirement of section 1129(a)(10) is satisfied.

11.	Section 1129(a)(11): Feasibility of the Plan

93.    Section 1129(a)(11) of the Bankruptcy Code requires that, as a condition precedent to confirmation, the Court find the Plan is feasible. See 11 U.S.C. § 1129(a)(11). Specifically, the Court must determine that:

Confirmation of the plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan, unless such liquidation or reorganization is proposed in the plan.
11 U.S.C.§ 1129(a)(11). The feasibility test set forth in section 1129(a)(11) requires the Court determine whether the Plan is feasible and has a reasonable likelihood of success.
94.    The Court concludes the Debtors have demonstrated their (and the Reorganized Debtors’) ability to meet their obligations under the Plan following confirmation. The detailed projections of the financial performance for each of the Reorganized Debtors, attached to the Disclosure Statement as Exhibit F (the “Financial Projections”), establish that the Debtors and the Reorganized Debtors will have sufficient cash to meet all of their obligations under the Plan on the Effective Date and thereafter. Moreover, on the Effective Date, the Reorganized Debtors will enter into an exit facility comprised of (i) first lien exit financing facilities, including (a) a $25 million revolving facility, (b) a $100 million tranche A term loan facility, and (c) a $75 million tranche B term loan facility; and (ii) a second lien credit facility in the form of a $157.5 million term loan (collectively, the “Exit Facilities”). As demonstrated by the Financial Projections and established by evidence adduced at the Confirmation Hearing, and the Reorganized Debtors’ ability to borrow under the Exit Facilities, confirmation of the Plan is not likely to be followed by liquidation or the need for further financial reorganization of the Reorganized Debtors or any successor to the Reorganized Debtors.

95.    Cash is available to make all Effective Date Cash payments under the Plan. Further, the Financial Projections show that, after the Effective Date, the Reorganized Debtors will continue to generate sufficient cash to adequately maintain their operations.
96.    Based upon information contained in the Disclosure Statement, the Financial Projections, the Exit Facilities, and the other evidence admitted at the Confirmation Hearing, after making all payments required pursuant to the Plan, the Reorganized Debtors will be viable entities, and confirmation of the Plan is not likely to be followed by liquidation or the need for further financial reorganization of the Reorganized Debtors, thereby satisfying section 1129(a)(11) of the Bankruptcy Code. Based on this evidence, the Plan is feasible within the meaning of section 1129(a)(11).

12.	Section 1129(a)(12): Payment of Statutory Fees
97.    Section 1129(a)(12) of the Bankruptcy Code requires the payment of “[a]ll fees payable under section 1930 [of title 28 of the United States Code], as determined by the court at the hearing on confirmation of the plan.” 11 U.S.C. § 1129(a)(12). In accordance with sections 507 and 1129(a)(12) of the Bankruptcy Code, Section 13.5 of the Plan provides that all such fees and charges, to the extent not previously paid, will be paid on or before the Effective Date, as determined by the Court at the Confirmation Hearing. Thus, the Plan satisfies the requirements of section 1129(a)(12) of the Bankruptcy Code.

13.	Section 1129(a)(13): Retiree Benefits
98.    Section 1129(a)(13) of the Bankruptcy Code requires that a plan provide for retiree benefits at levels established pursuant to section 1114 of the Bankruptcy Code. See

11 U.S.C. § 1129(a)(13). Section 7.6 of the Plan provides that, except to the extent previously assumed or rejected by an order of the Bankruptcy Court entered on or before the Effective Date, all employee compensation and benefit plans entered into before or after the Commencement Date and not since terminated shall be deemed to be, and shall be treated as if they were, Executory Contracts assumed pursuant to the Plan. Section 7.6 of the Plan further provides that the Debtors’ obligations under such plans and programs shall survive confirmation of the Plan, except for (a) Executory Contracts or employee benefit plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy Code), and (b) such Executory Contracts or employee benefit plans as have previously been rejected, are the subject of a motion to reject as of the Effective Date, or have been specifically waived by the beneficiaries of any employee benefit plan or contract. Therefore, the plain terms of Section 7.6 of the Plan satisfy the requirement of section 1129(a)(13).

14.	Sections 1129(a)(14), 1129(a)(15), and 1129(a)(16) Do Not Apply to the Debtors’ Chapter 11 Cases
99.    Section 1129(a)(14) concerns the payment of domestic support obligations. None of the Debtors are subject to any domestic support obligations, and, therefore, the requirements of section 1129(a)(14) of the Bankruptcy Code do not apply.
100.    Section 1129(a)(15) of the Bankruptcy Code applies only in cases in which the debtor is an “individual” (as that term is defined in the Bankruptcy Code). None of the Debtors are “individuals,” and, accordingly, section 1129(a)(15) is inapplicable.

101.    Section 1129(a)(16) applies to transfers of property by a corporation or trust that is not a moneyed, business, or commercial corporation, and, accordingly, section 1129(a)(16) is inapplicable.

15.	Section 1129(b): Cram Down Requirements
102.    Section 1129(b)(1) of the Bankruptcy Code provides that, if certain requirements are met, a plan shall be confirmed notwithstanding that section 1129(a)(8) is not satisfied with respect to one or more classes. See 11 U.S.C. § 1129(b)(1). In particular, section 1129(b)(1) requires that, to confirm a plan that has not been accepted by all impaired Classes, the plan proponent must show that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the non-accepting impaired Classes. The plan proponent bears the burden of proof by a preponderance of the evidence. As discussed above, holders of Equity Interests in Rotech Class 7 and holders of Claims in LAMS Class 5.1 did not vote to accept the Plan. However, the Debtors have satisfied section 1129(b) with respect to such Classes.

i.	No Unfair Discrimination
103.    The section 1129(b)(1) “unfair discrimination” standard does not prohibit all types of discrimination among holders of impaired, dissenting classes; instead, it only prohibits unfair discrimination. A plan unfairly discriminates in violation of section 1129(b)(1) of the Bankruptcy Code only if classes comprising similarly situated claims or interests receive treatment under the plan that is not equivalent, and there is no reasonable basis for the disparate treatment, i.e., the unfair discrimination test is a horizontal test; it measures different plan treatment across the line of classes of claims of similar priority.

104.    In accordance with section 1129(b)(1), the Rotech Plan does not discriminate unfairly against Rotech Class 7. The treatment of Equity Interests in this Class is proper because all similarly situated Equity Interests are treated similarly. In particular, because there are no Equity Interests in the Rotech Plan similar to the Equity Interests in Rotech Class 7, the treatment of the Equity Interests in Rotech Class 7 does not discriminate against such Class.
105.    Additionally, in accordance with section 1129(b)(1), the LAMS Plan does not discriminate unfairly against LAMS Class 5.1. The treatment of Claims in this Class is proper because all similarly situated Claims (General Unsecured Claims that are not being bound by the terms of a New Rotech Supplier Credit Agreement) are treated similarly. LAMS Class 5.1 is the only Class in the LAMS Plan comprised of general unsecured Claims that are not providing the Reorganized Debtors with trade credit pursuant to the terms of a New Rotech Supplier Credit Agreement following the Effective Date, and thus is not being unfairly discriminated against under the LAMS Plan.

ii.	The Plan is Fair and Equitable with Respect to Each Impaired Class of Claims or Interests that Has Not Accepted the Plan
106.    A plan must adhere to the “absolute priority” rule, i.e., the fair and equitable requirement is a vertical test; it protects rejecting Classes as against junior classes.
107.    Section 1129(b)(2)(B) provides in pertinent part that a plan is fair and equitable with respect to a rejecting class of unsecured claims if the plan provides that the rejecting class be paid in full or that “the holder of any claim or interest that is junior to the claims of such class will not receive or retain under the plan on account of such junior claim or interest any property.” 11 U.S.C. § 1129(b)(2)(B)(ii). The “fair and equitable” rule is satisfied as to holders of Claims in LAMS Class 5.1 because none of the holders of any Claims or Equity

Interests junior to LAMS Class 5.1 will “receive or retain under the plan on account of such junior claim or interest any property.” Id.
108.    Section 1129(b)(2)(C) provides that a plan is fair and equitable with respect to a rejecting class of interests if the plan provides that “the holder of any interest that is junior to the interests of such class will not receive or retain under the plan on account of such junior interest any property.” 11 U.S.C. § 1129(b)(2)(C)(ii). The “fair and equitable” test is satisfied as to the Equity Interests in Rotech Class 7 because, as there are no holders of Equity Interests junior to Rotech Class 7, no such holders will “receive or retain under the plan on account of such junior claim or interest any property.” 11 U.S.C. § 1129(b)(2)(C)(ii).
109.    Accordingly, the Rotech Plan and the LAMS Plan satisfy the fair and equitable test set forth in Bankruptcy Code section 1129(b) with respect to Rotech Class 7 and LAMS Class 5.1, respectively, and are confirmable over the rejection of such impaired Classes.

IT IS HEREBY ORDERED, ADJUDGED, AND DECREED:

1.	Jurisdiction and Venue
110.    The Court has subject matter jurisdiction to confirm the Plan pursuant to 28 U.S.C. § 1334.
111.    Venue of the Chapter 11 Cases is proper in the District of Delaware pursuant to 28 U.S.C. §§ 1408 and 1409.
112.    Confirmation of the Plan is a core proceeding pursuant to 28 U.S.C. § 157(b)(2)(L).

2.	Confirmation of the Plan

A.	Confirmation

113.    The Plan is hereby CONFIRMED.

B.	Revocation, Withdrawal, or Non-Consummation
114.    In the event any Plan for any of the Debtor entities does not become effective for any reason whatsoever, then that Plan shall be deemed null and void, and the parties shall be returned to the position they would have held had the Confirmation Order for such Plan not been entered, and nothing in such Plan, the Disclosure Statement, any of the Plan Documents, or any pleading filed or statement made before this Court with respect to such Plan or the Plan Documents shall be deemed to constitute an admission or waiver of any sort or in any way limit, impair, or alter the rights of any Entity.

C.	Conditions to the Effective Date and Substantial Consummation of the Plan
115.    Nothing in this Confirmation Order shall in any way affect the provisions of Sections 10.1 and 10.2 of the Plan, which establish (i) the conditions precedent to the Effective Date of the Plan and (ii) the circumstances under which each of the conditions precedent in Section 10.1 may be waived. If a condition to the occurrence of the Effective Date set forth in Section 10.1 of the Plan cannot be satisfied, and the occurrence of such condition is not waived in writing by the parties as set forth in Section 10.2 of the Plan, then the Plan shall be of no force and effect. Upon the satisfaction or waiver of the conditions contained in Section 10.1 of the Plan and the making of Distributions required to be made under the Plan on the Effective Date, the Effective Date and the substantial consummation of the Plan, within the meaning sections 1101 and 1127(b) of the Bankruptcy Code, shall be deemed to have occurred without further order of this Court.

D.	Effects of Confirmation
116.    From and after the Effective Date, the Plan shall be binding upon and inure to the benefit of the Debtors, the holders of Claims and Equity Interests, and their respective successors and assigns, including, without limitation, the Reorganized Debtors.

3.	Approval, Modification, and Execution of Plan Documents
117.    The Plan Supplement, the Amended Plan Supplement, the Second Amended Plan Supplement, and all exhibits and schedules thereto, substantially in the form as they exist at the time of the entry of this Confirmation Order, including, without limitation, the Plan Documents, are approved in all respects.

4.	Claims Bar Dates and Other Claims Matters

A.	Bar Date for Administrative Expense Claims
118.    Except as otherwise provided in the Plan or in paragraph 119 below, (i) any and all requests for payment or proofs of Administrative Expense Claims must be filed and served on the Debtors or Reorganized Debtors, as applicable, at the addresses set forth in Section 13.14 of the Plan, no later than (a) three (3) days prior to the Confirmation Hearing for Administrative Expense Claims (other than trade vendor Claims for goods and services sold to the Debtors in the ordinary course of business and Professional Claims) arising during the period commencing on the Commencement Date and continuing through and including the date that is seven (7) days prior to the date for the Confirmation Hearing, and (b) three (3) days after the Effective Date for Administrative Expense Claims (other than trade vendor Claims for goods and services sold to the Debtors and Professional Claims) arising during the period commencing after the date that is seven (7) days prior to the date for the Confirmation Hearing (the “Administrative Bar Date”); and (ii) if no such request is timely filed and served, such Administrative Expense Claim shall be forever barred and shall not be enforceable against any of the Debtors and their Estates or any of the Reorganized Debtors. Unless an objection to an Administrative Expense Claim is filed and served on the claimant no later than sixty (60) days after the applicable Administrative Bar Date, which date for filing and serving an objection may be extended by application to the Bankruptcy Court, such Administrative Expense Claim shall be deemed Allowed in the amount requested. If an objection is filed to an Administrative Expense Claim, the Bankruptcy Court shall determine the Allowed amount of such Administrative Expense Claim; provided, however, that the Debtors or the Reorganized Debtors, as applicable, and the applicant may resolve such objection by stipulation, without further action of the Bankruptcy Court. For the avoidance of doubt, any Claims for adequate protection payments set forth in the Bankruptcy Court order authorizing the Debtors’ entry into the DIP Credit Agreement shall be exempt from the Administrative Bar Date without the filing of any request for payment or proof of Administrative Expense Claim.
119.    To the extent that an Administrative Expense Claim is Allowed against any Debtor, there shall be only a single recovery on account of such Allowed Claim; provided, however, that an Entity holding an Allowed Administrative Expense Claim against more than one Debtor as co-obligors on such Claim may recover distributions from any one or more of such Debtors until such Entity has received payment in full on such Allowed Administrative Expense Claim.

B.	Bar Date for Professional Fee Claims

120.    All holders of a Claim for an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date pursuant to sections 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code shall (i) file their respective final applications for allowances of compensation for services rendered and reimbursement of expenses incurred through the Effective Date by a date no later than the date that is forty-five (45) days after the Effective Date or by such other date as may be fixed by the Bankruptcy Court (the “Professional Fees Bar Date”), and (ii) if granted such an award by the Bankruptcy Court, be paid in full in such amounts as are Allowed by the Bankruptcy Court to the extent not previously paid by prior order of the Bankruptcy Court (a) on the date on which such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is reasonably practicable, or (b) upon such other terms as may be mutually agreed upon between such holder of an Administrative Expense Claim and the Reorganized Debtors.

C.	Bar Date for Rejection Damages Claims and Rejection Objections
121.    If the rejection of an Executory Contract by the Debtors pursuant to the Plan results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not heretofore evidenced by a timely filed proof of Claim, shall be forever barred and shall not be enforceable against the Debtors or the Reorganized Debtors, or their respective properties or interests in property as agents, successors, or assigns, unless a proof of Claim is filed with the Bankruptcy Court and served upon counsel for the Debtors and the Reorganized Debtors no later than thirty (30) days after (i) the date of entry of an order by the Bankruptcy Court approving such rejection, or (ii) the date of the filing of a notice by the Debtors after the

Effective Date indicating such rejection in accordance with Section 7.2 of the Plan (the “Contract Rejection Bar Date”).
122.    If any non-debtor counterparty objects to the rejection of an executory contract or unexpired lease on any other basis, such objection must be filed with the Court and served on the Debtors or Reorganized Debtors, at the addresses in Section 13.14 of the Plan, so as to be received by the Debtors or Reorganized Debtors on or before the Contract Rejection Bar Date. Nothing herein shall prejudice the rights of the non-debtor party or the Debtors in respect of any assertion that a rejected contract was executory, was terminated prior to rejection or the nature or calculation of any damages with respect thereto.

D.	Assumed Executory Contract and Unexpired Lease Provisions and Related Procedures
123.    Any Executory Contract set forth in Schedule 7.1 of the Plan Supplement or Schedule 7.1 of the Amended Plan Supplement is hereby deemed to have been assumed by the Debtors, except as otherwise provided in Section 7.1 of the Plan. The 2013 Corporate Incentive Performance Plan (the “CIPP”) and each of the Participation Agreements dated March 2013 entered into pursuant to the CIPP (collectively, the “CIPP Participation Agreements”) are hereby deemed to have been assumed by the Debtors (i) without giving effect to any modifications to the CIPP between the date of its initial enactment and the Effective Date and (ii) only on (and not prior to) the Effective Date. Each Executory Contract assumed hereunder (other than the CIPP) shall include all prior mutually agreed modifications, amendments, supplements, or restatements to such contract or lease. Entry of this Confirmation Order constitutes approval of such assumptions pursuant to section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy

Court that each such assumed executory contract or unexpired lease is in the best interest of the Debtors, their bankruptcy estates, and all parties in interest in the Chapter 11 Cases. Entry of this Confirmation Order further constitutes approval of the form of notice provided to non-debtor counterparties whose Executory Contracts were assumed pursuant to Schedule 7.1 of the Plan Supplement or Schedule 7.1 of the Amended Plan Supplement, and that to Schedule 7.1 of the Plan Supplement and Schedule 7.1 of the Amended Plan Supplement were served in accordance with the Bankruptcy Rules.
124.    Except as may otherwise be agreed to by the parties, on or before the 30th day after the Effective Date, the Debtors shall cure any and all undisputed defaults under each Executory Contract assumed by the Debtors pursuant to the Plan, in accordance with section 365(b) of the Bankruptcy Code, by the payment of the respective proposed Cure Amounts. Except as may otherwise be agreed to by the parties, each non-debtor party to an Executory Contract to objects to a proposed Cure Amount was required to file an objection within fifteen (15) days of service of notice of intent to assume the Executory Contract. Any Cure Dispute that was not scheduled for a hearing by the Bankruptcy Court on or before the date of the Confirmation Hearing shall be scheduled for a later date as may be determined by the Bankruptcy Court. Following resolution of a Cure Dispute by Final Order of the Bankruptcy Court, the Executory Contract shall be deemed assumed effective as of the Effective Date; provided, however, that the Debtors reserve the right to reject any such Executory Contract following entry of a Final Order of the Bankruptcy Court resolving any such Cure Dispute, by filing a notice indicating such rejection within five (5) Business Days of the entry of such Final Order. To the extent a Final Order is entered with respect to a disputed Cure Amount, and the Debtors or Reorganized Debtors, as applicable, do not determine to reject such Executory

Contract, the Debtors or Reorganized Debtors, as applicable, shall pay the Cure Amount as set forth in the Final Order no later than thirty (30) days after the entry of the Final Order, or as may otherwise be agreed to by the parties.
125.    Any proofs of Claim filed with respect to an Executory Contract that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity. Unless a proof of claim was timely filed with respect thereto, all contingent reimbursement or indemnity claims for prepetition amounts expended by the non-debtor parties to assumed executory contracts and unexpired leases shall be discharged upon entry of this Confirmation Order.
126.    No Claims arising pursuant to any Restrictive Covenant Agreement5 shall be elevated to Administrative Expense Claims.

E.	Enforcement of Bar Dates
128.    Except as otherwise provided in the Plan, any Entity that fails to file a proof of Claim on or before the Administrative Expense Claims Bar Date, Professional Fees Bar Date, or Contract Rejection Bar Date, or any other bar dates established in these Chapter 11 Cases (collectively, the “Bar Dates”), or was not otherwise permitted to file a proof of claim after

5 “Restrictive Covenant Agreements” means those agreements entered into by one or more of the Debtors and their various employees and former employees prior to the commencement of the Cases and containing restrictive covenants, including, without limitation, the following: (i) Employment Confidentiality, Non-Competition, and Non-Interference Agreement (October 1999-March 2003); (ii) Employee Confidentiality, Security & Non-Solicitation Agreement (April 2003-January 2004); (iii) Employee Confidentiality, Security & Non-Solicitation Agreement (January 2004-present); (iv) Georgia Employee Confidentiality Security & Non-Solicitation Agreement (January 2004-present); (v) Employee Confidentiality, Security, and Non-Solicitation Agreement: Texas Employees Only (January 2008-present); (vi) Nondisclosure, Nonsolicitation and Noncompetition Agreement (January 2010‑August 2010); (vii) Nondisclosure, Nonsolicitation and Noncompetition Agreement (September 2010‑February 2013); (viii) Nondisclosure, Nonsolicitation and Noncompetition Agreement (March 2013-present); (ix) Restrictive Covenant Agreement entered into prior to April 2003 (but not including any employment agreements entered into with executives) and (x) the CIPP Participation Agreements.

the applicable Bar Date by a Final Order of the Bankruptcy Court, is and shall be barred, estopped, and enjoined from asserting any such Claim against the Debtors.

F.	Trustee Claims
128.    The Reorganized Debtors shall pay the Trustee Claims (a) on the Effective Date in respect of outstanding invoices submitted on or prior to the tenth Business Day immediately preceding the Effective Date, and (b) within ten (10) Business Days following receipt by the Reorganized Debtors of the applicable invoice, in respect of invoices submitted after the tenth Business Day immediately preceding the Effective Date; provided, however, that to receive payment pursuant to Section 13.7 of the Plan, each Trustee shall provide reasonable and customary detail (which may be redacted to protect privileged or confidential information) along with or as part of all invoices submitted in support of its respective Trustee Claims to the attorneys for the Reorganized Debtors, the First Lien Noteholders, the Consenting Second Lien Noteholders, and the U.S. Trustee. The Reorganized Debtors, the First Lien Noteholders, the Consenting Second Lien Noteholders, and the U.S. Trustee shall have the right to file objections to such Claims based on a “reasonableness” standard within ten (10) days after receipt of such invoices, including supporting documentation. To the extent it has jurisdiction, any disputed amount of such Claims shall be subject to the jurisdiction of, and resolution by, the Bankruptcy Court. If an objection is timely filed to a Trustee Claim, the Bankruptcy Court shall hold a hearing on notice to determine the reasonableness of such Claim. Upon payment of such Trustee Claims in full or by resolution of the Bankruptcy Court, each such Trustee will be deemed to have released its lien and priority rights for its fees and expenses under the respective indenture or loan agreement solely to the extent of such Claims.

G.	Continuation of Compensation and Benefits Program
129.    Except to the extent previously assumed or rejected by an order of the Bankruptcy Court entered on or before the Effective Date, all employee compensation and benefit plans entered into before or after the Commencement Date and not since terminated shall be deemed to be, and shall be treated as if they were, Executory Contracts assumed pursuant to the Plan. The Debtors’ obligations under such plans and programs shall survive confirmation of the Plan, except for (a) Executory Contracts or employee benefit plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy Code) and (b) such Executory Contracts or employee benefit plans as have previously been rejected, are the subject of a motion to reject as of the Effective Date, or have been specifically waived by the beneficiaries of any employee benefit plan or contract. Notwithstanding anything in Section 7.6 of the Plan to the contrary, any equity incentive plans of any of the Debtors, and any stock option, restricted stock, or other equity agreements and any stock appreciation rights or similar equity incentives or equity based incentives or other obligations or liabilities the value of which depend on the price of, or distributions paid with respect to, equity securities, shall be cancelled as of the Effective Date and shall not give rise to any Allowed Claims and the Reorganized Debtors shall have no liability or responsibility in respect of such equity interests.

H.	Insurance Policies

130.    All insurance policies that have not been previously assumed and pursuant to which the Debtors have any obligations in effect as of the date of this Confirmation Order are hereby deemed to be and treated as Executory Contracts pursuant to the Plan, and are hereby assumed by the respective Debtors and Reorganized Debtors and shall continue in full force and effect. All the Debtors’ insurance policies hereby revest in the Reorganized Debtors.

I.	Survival of Indemnification Obligations
131.    Any obligations of the Debtors pursuant to their corporate charters, bylaws, other organizational documents, First Lien Notes Indenture or that certain term loan agreement dated as of December 21, 2012 among Rotech, the Term Lender, and the Term Agent to indemnify current and former officers, directors, agents, employees, the Term Lender, the Term Agent, and/or the First Lien Noteholders with respect to all present and future actions or omissions, suits, and proceedings against the Debtors or such directors, officers, agents, employees, the Term Lender, the Term Agent, and/or any First Lien Noteholders, based upon any act or omission occurring at or prior to the Effective Date for or on behalf of the Debtors shall not be discharged or impaired by confirmation of the Plan provided that the Reorganized Debtors shall not indemnify officers, directors, agents, employees, the Term Lender, the Term Agent, and/or the First Lien Noteholders of the Debtors for any Claims or Causes of Action arising out of or relating to any act or omission that is a criminal act or constitutes intentional fraud. All such obligations shall be deemed and treated as Executory Contracts assumed by the Debtors under the Plan and shall continue as obligations of the Reorganized Debtors. Any Claim based on the Debtors’ obligations herein (collectively, the “Indemnification Claims”) shall not be a Disputed

Claim or subject to any objection in either case by reason of section 502(e)(1)(B) of the Bankruptcy Code.
132.    After the Effective Date, the Reorganized Debtors shall not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect as of the Commencement Date, and all directors and officers of the Debtors who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such directors and/or officers remain in such positions after the Effective Date.

J.	Preservation of Claims
133.    Except as otherwise treated in connection with the Plan, this Confirmation Order, or any settlement agreement approved during the Chapter 11 Cases, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors (a) shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all Preserved Claims without the approval of the Bankruptcy Court, subject to the terms of Sections 6.2 and 9.6 of the Plan, this Confirmation Order, and any contract, instrument, release, indenture, or other agreement entered into in connection with the Plan; and (b) may pursue such Preserved Claims, as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) who hold such rights. The Claims Agent shall reflect any such settlement on the Claims Register upon notice from the Debtors’ or Reorganized Debtors’ counsel without further order of the Bankruptcy Court.

5.	Distributions under the Plan

A.	Distributions and Disbursing Agent

134.    All Distributions, as well as all procedures relating thereto, shall be made pursuant to Article V of the Plan.
135.    The Disbursing Agent shall be the Reorganized Debtors or their designee selected with the prior consent of the Consenting Noteholders; provided, however, that (a) with respect to the Distributions to be made to holders of Allowed First Lien Notes Claims, the First Lien Notes Trustee shall be the Disbursing Agent and (b) with respect to the Distributions to be made to holders of Allowed Second Lien Notes Claims, the Second Lien Notes Trustee shall be the Disbursing Agent.

B.	Distribution Record Date
136.    The Distribution Record Date, or the record date for purposes of making Distributions under the Plan, shall be the date of entry of this Confirmation Order.

C.	Setoffs
137.    The Debtors and Reorganized Debtors, as applicable, may, but shall not be required to, set off against any Claim (for purposes of determining the Allowed amount of such Claim on which Distribution shall be made), any Claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such Claim the Debtors or the Reorganized Debtors may have against the holder of such Claim. Notwithstanding any provision of the Plan or this Confirmation Order, all of the United States of America’s setoff and/or recoupment rights, if any, are expressly preserved.
138.    Rights of setoff or recoupment of a claimant (except with respect to the United States of America, as provided in the Plan) shall be extinguished and barred, absent:

(1) entry of a Final Order of the Bankruptcy Court on a timely motion seeking relief from the automatic stay as provided in the last sentence of Section 9.3 of the Plan; or (2) the inclusion of such rights of setoff or recoupment in a timely filed proof of Claim or amendment thereto.

6.	DIP and Exit Financing
139.    Subject to, and upon the occurrence of, the Effective Date, and without further notice to or order or other approval of the Bankruptcy Court, any act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any person or Entity (including the Boards of Directors of the Debtors or Reorganized Debtors), except for the entry of this Confirmation Order and as otherwise required by the Exit Financing Documents, the Reorganized Debtors (and all officers and responsible representatives of the Reorganized Debtors) shall, and are authorized to, enter into and perform and receive the proceeds of the Exit Financing, and to execute and deliver the Exit Financing Documents, in each case consistent with the terms of the Plan and to the extent different from the Plan, then on terms and conditions acceptable to the Applicable Exit Financing Arrangers, the Consenting Noteholders and the Reorganized Debtors; provided, however, that the provision(s) of this Confirmation Order and the Plan Documents, including but not limited to the Plan, Plan Supplement and any amendment, modification or supplement thereto, shall be subject to the approval of the Applicable Exit Financing Arrangers only to the extent such provisions materially adversely affect any of the rights and interests of any or all of the Entities in the Exit Financing Group in their capacities as such (as determined in good faith by the Applicable Exit Financing Arrangers).
140.    Confirmation of the Plan shall be deemed (i) approval of the Exit Financing, the Exit Financing Documents, and all transactions in connection with the Exit

Financing, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein, and (ii) authorization of the Reorganized Debtors (and all officers and responsible representatives of the Reorganized Debtors) to enter into and execute the Exit Financing Documents and such other documents as the Applicable Exit Financing Arrangers may require to effectuate the Exit Financing, subject to such modifications as the Reorganized Debtors and the Applicable Exit Financing Arrangers may mutually agree are necessary or appropriate to effectuate the Exit Financing. The Exit Financing Documents shall constitute legal, valid, binding and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the Exit Financing Documents are being extended, and shall be deemed to have been extended in good faith, for legitimate business purposes, are reasonable, shall not be subject to recharacterization for any purposes whatsoever, and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all the Liens and security interests to be granted in accordance with the Exit Financing Documents (i) shall be deemed to be approved, (ii) shall be legal, binding and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Exit Financing Documents, (iii) shall be deemed perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the Exit Financing Documents, and (iv) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the persons and Entities granting such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and this Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be reasonably necessary under applicable law to give notice of such Liens and security interests to third parties. To the extent that the DIP Agents, the Term Agent, the First Lien Notes Trustee, the Second Lien Notes Trustee, or the holders of any Secured Claim (including, without limitation, the DIP Lenders, the holders of the Term Loan, the holders of First Lien Notes and the holders of Second Lien Notes) or any agent for any such holders, has filed or recorded publicly any Liens and/or security interests to secure any Secured Claim, then as soon as practicable on or after the Effective Date (provided that all payments to the Term Lender and the First Lien Noteholders required under the Plan have been made), the DIP Agents, the Term Agent, the First Lien Notes Trustee, the Second Lien Notes Trustee or the holder of any Secured Claim (or the agent for such holder), as the case may be, shall take any and all steps reasonably requested by any or all of the Debtors, the Reorganized Debtors, the Applicable Exit Financing Arrangers and the administrative and collateral agents under the Exit Financing that are necessary to cancel, extinguish or modify as applicable, such publicly-filed Liens and/or security interests, it being understood that, in each case, all costs and expenses in connection therewith shall be paid by the Debtors or Reorganized Debtors. Notwithstanding the foregoing, except as otherwise provided in the Plan, the Plan Supplement, or any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan (provided that all payments to the Term Lender and the First Lien Noteholders required under the Plan have been made), all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the rights, title, and interests of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns.
141.    On the Effective Date, the DIP Lender Claims shall be paid in full, in cash, in accordance with the Plan and the DIP Documents, and the Debtors are authorized to make such payments. Upon payment in full, in cash, of the DIP Lender Claims, and only upon such payment, any and all Liens against and security interests in the Debtors’ (and the Estates’) property held by the DIP Lenders or the DIP Agent arising from the DIP Documents shall be released. Upon satisfaction in full, in cash, of the DIP Lender Claims as provided for and in accordance with the Plan and the DIP Documents, any and all Liens against and security interests in the Debtors’ (and the Estates’) property held by the DIP Lenders or the DIP Agent arising from the DIP Documents shall be deemed released, terminated, and extinguished, in each case without further notice to or order of the Bankruptcy Court, act, or action under applicable law, regulation, order, or rule, or the vote, consent, authorization, or approval of any Entity, and, except as specifically set forth in the DIP Documents, the Debtors shall have no further obligations under the DIP Documents.
142.    Each holder of an Allowed Second Lien Notes Claim (other than the Backstop Lenders and their respective affiliates, except as provided in the New Second Lien Term Loan Commitment Letter) shall have the right (a) to participate in the New Second Lien

Term Loan based on its Pro Rata Share (as defined in the New Second Lien Term Loan Commitment Letter) and (b) to receive on account, and to the extent, of its participation therein its Pro Rata Share of notes evidencing the New Second Lien Term Loan. Each Holder of an Allowed Second Lien Notes Claim (other than a Backstop Lender or any of its affiliates) electing to participate in the New Second Lien Term Loan shall provide written notification of such election to Silver Point Finance, LLC by no later than the date that is three (3) Business Days following entry of this Confirmation Order. If any holder of Allowed Second Lien Notes Claims elects to participate in the New Second Lien Term Loan pursuant to the terms of the Plan, the commitments of the Backstop Lenders to provide the New Second Lien Term Loan shall be reduced on a dollar for dollar basis, ratably as between the Backstop Lenders in accordance with the terms of the Second Lien Term Loan Commitment Letter. Each such holder’s affirmative election to participate in the New Second Lien Term Loan shall be deemed to be its consent to the terms and provisions of the New Second Credit Agreement and the other agreements related thereto, and each such holder shall be bound by the terms of the New Second Lien Credit Agreement and such other related agreements as if it had executed signature pages thereto (regardless of whether such person actually executes a signature page to any such agreement).

7.	Matters Relating to Implementation of the Plan

A.	General Authorization
143.    Pursuant to sections 1123 and 1142 of the Bankruptcy Code and without further action by the Bankruptcy Court, the stockholders, members, managers, or board of directors of each Debtor or Reorganized Debtor, as well as any other appropriate officer of each Debtor or Reorganized Debtor are hereby authorized to: (i) take any and all actions necessary or appropriate to implement, effectuate, and consummate the Plan, this Confirmation Order, and the transactions contemplated thereby or hereby, including, without limitation, each of the other transactions identified in Article IV of the Plan and each of the transactions contemplated by or referenced in the Plan Documents; and (b) enter into, execute and deliver, assign, adopt or amend, as the case may be, the Plan Documents in accordance with their terms.
144.    To the extent that, under applicable non-bankruptcy law, any of the foregoing actions would otherwise require the consent or approval of the stockholders or directors of any of the Debtors or Reorganized Debtors, this Confirmation Order shall, pursuant to sections 1123(a)(5) and 1142 of the Bankruptcy Code, constitute such consent or approval, and such actions are deemed to have been taken by unanimous action of the directors, members, and stockholders of the appropriate Debtor or Reorganized Debtor.
145.    To the fullest extent possible under section 1123(a)(5) of the Bankruptcy Code and applicable jurisprudence in the United States Court of Appeals for the Third Circuit and this District, the execution and consummation of the transactions under the Plan and the Plan Documents is not conditioned, prohibited, or otherwise limited by any otherwise applicable non‑bankruptcy law.
146.    Without the need for further order or authorization of the Court, the Debtors are authorized and empowered to make any and all modifications to any and all Plan Documents that do not materially modify the terms of such documents adversely to any creditor of the estates or any Debtor, and are consistent with the Plan.
147.    The approvals and authorizations specifically set forth in this Confirmation Order are non-exclusive and are not intended to limit the authority of a Debtor or Reorganized Debtor or any officer thereof to take any and all actions necessary or appropriate to implement, effectuate, and consummate the Plan, this Confirmation Order, the Plan Documents, or the transactions contemplated thereby or hereby. In addition to the authority to execute and deliver, adopt, or amend, as the case may be, the contracts, instruments, releases, and other agreements, including, without limitation, the Plan Documents, specifically granted in this Confirmation Order, each of the Debtors and the Reorganized Debtors is authorized and empowered, without further action by the Court or further action or consent by its directors, managers, trustees, members, or stockholders, to take any and all such actions as any of its officers, managers, or employees may determine are necessary or appropriate to implement, effectuate, and consummate the Plan, this Confirmation Order, the Plan Documents, the Settlements, or the transactions contemplated thereby or hereby.

B.	Title to Assets
148.    Upon the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Estates shall vest in the applicable Reorganized Debtors free and clear of all Claims, Liens, Encumbrances, charges, and other interests created prior to the Effective Date (provided that all payments to the Term Lender and the First Lien Noteholders required under the Plan have been made), except as provided in the Plan and the Plan Documents. From and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions otherwise imposed by the Bankruptcy Code or the Bankruptcy Rules in all respects as if they never sought protection under the Bankruptcy Code, except as provided in the Plan.

C.	Transfers
149.    Each of the transfers of property of the Debtors or the Reorganized Debtors, as the case may be, pursuant to the Plan: (i) shall be deemed to be legal, valid, and effective transfers of property; (ii) shall not constitute, or be construed to be, avoidable transfers under the Bankruptcy Code or under applicable non-bankruptcy law; and (iii) shall not subject the Debtors or the Reorganized Debtors, as the case may be, to any liability by reason of such transfer under the Bankruptcy Code or under applicable non-bankruptcy law, including, without limitation, any laws affecting successor or transferee liability.

D.	Post-Effective Date Organizational Structure
150.    In accordance with and subject to Sections 4.4 and 4.5 of the Plan, the Debtors are authorized to implement changes to their organizational structure, by merger, dissolution or otherwise to realign and streamline their operations as they deem appropriate. In accordance with Del. GCL Sec. 303, such actions may be implemented without the need for approval by the Board of Directors or shareholders of the respective affected Entities.

E.	Corporate Governance and Management of the Reorganized Debtors
151.    On the Effective Date, the management, control, and operation of the Reorganized Debtors shall become the general responsibility of the respective Boards of Directors of the Reorganized Debtors and the officers they appoint to manage their respective businesses.
152.    Upon and following the Effective Date, the New Board shall be comprised of seven (7) directors and the boards of directors for each of the other Reorganized Debtors shall be comprised of two (2) directors, in each case, as determined by the Consenting Second Lien Noteholders and identified in the Amended Plan Supplement. Such directors shall serve in accordance with applicable non-bankruptcy law.

F.	Exemption From Certain Transfer Taxes
153.    Pursuant to section 1146 of the Bankruptcy Code, any transfers of property (whether from a Debtor to a Reorganized Debtor or to any other Person) pursuant to, in contemplation of, or in connection with the Plan or pursuant to: (i) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors; (ii) the creation, modification, consolidation, termination, refinancing and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (iii) the making, assignment, or recording of any lease or sublease; (iv) the grant of collateral as security for all or any portion of the Exit Financing; or (v) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, or other similar tax or governmental assessment. All state and local filing or recording officers and agents and any other person with authority over any of the foregoing, wherever located and by whomever appointed, shall, and are hereby directed to, forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee or governmental assessment. The Court shall retain specific jurisdiction with respect to these matters.

G.	Exemptions from Securities Laws
154.    The offering, issuance, or distribution of the securities issued in connection with the Plan shall be exempt from the provisions of section 5 of the Securities Act of 1933, as amended, and any federal, state, or local law requiring registration for the offer, issuance, or distribution of a security by reason of section 1145(a) of the Bankruptcy Code, except with respect to an entity which is an underwriter as defined in section 1145(b) of the Bankruptcy Code.

H.	Delivery of Documents
155.    Pursuant to section 1142 of the Bankruptcy Code, all Entities holding Claims against or Equity Interests in the Debtors that are treated under the Plan and other parties in interest and necessary parties shall be, and they hereby are, directed to execute, deliver, file, or record any document, and to take any action necessary to implement, consummate, and otherwise effectuate the Plan in accordance with its terms, and all such Entities shall be bound by the terms and provisions of all documents executed and delivered by them in connection with the Plan.

I.	Cancellation of Existing Securities and Agreements
156.    On the Effective Date, any document, agreement, or instrument evidencing any Claim or Equity Interest against a Debtor (other than any Claim or Equity Interest that is reinstated by the Plan pursuant to section 1124 of the Bankruptcy Code or created by the Plan) shall be deemed cancelled without further act or action under any applicable agreement, law, regulation, order, or rule, and the obligations of such Debtor under such documents, agreements, or instruments, and any Liens or Claims for diminution granted to the Term Lender, Term Agent, the First Lien Noteholders, the Second Lien Noteholders, and the Trustees pursuant to the DIP Order, shall be discharged (provided that all payments to the Term Lender and the First Lien Noteholders required under the Plan have been made); provided, however, that notwithstanding anything to the contrary in this paragraph, the Indemnification Claims shall survive as provided in paragraph 131. Notwithstanding the foregoing, the Indentures shall continue in effect to the extent necessary to (i) permit the Trustees, as applicable, to receive and make Distributions pursuant to the Plan on account of the Notes and the Indentures and (ii) permit the Trustees to assert their respective charging liens and priority of payment rights under the Indentures.

J.	Releases and Exculpation Provisions
157.    Each of the release and exculpation provisions as set forth in, among others, Sections 9.6, 9.7, and 9.8 of the Plan, is fair, equitable, and necessary to the reorganization and is hereby incorporated in its entirety as if set forth at length, and shall be immediately effective as of the Effective Date of the Plan, as set forth in and subject to the other provisions of the Plan.

K.	Stockholders Agreement
158.    On the Effective Date, Reorganized Rotech shall be authorized and directed to enter into a Stockholders Agreement in substantially the form filed with the Plan Supplement (the “Stockholders Agreement”). Each person or entity that receives shares of Reorganized Rotech Common Stock pursuant to the Plan (and their respective successors and assigns) shall automatically be deemed a party to the Stockholders Agreement in accordance with its terms, whether it receives such shares on or after the Effective Date and regardless of whether it executes or delivers a signature page to the Stockholders Agreement. As of the Effective Date, the Stockholders Agreement shall become effective and binding upon each of the parties thereto in accordance with its terms, in each case without further notice to or order of the Bankruptcy Court, or any act or action under applicable law, or the vote, consent, authorization or approval of any person or entity. For the avoidance of doubt, nothing contained in the Plan or the Disclosure Statement shall limit, in any respect, any Stockholder Agreement provisions providing for preemptive rights or the listing of the Reorganized Rotech Common Stock on a securities exchange.

8.	Discharge and Injunctions

A.	Discharge of Claims and Termination of Equity Interests
159.    Except as otherwise provided in the Plan, effective as of the Effective Date: (a) all Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Commencement Date, against the Debtors or any of their assets, property or Estates shall be discharged without further notice or order; (b) the Plan shall bind all holders of Claims and Equity Interests, notwithstanding whether any such holders failed to vote to accept or reject the Plan or voted to reject the Plan; (c) except as otherwise provided in the Plan, all Claims and Equity Interests shall be discharged and released in full, and the Debtors’ liability with respect thereto shall be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code; and (d) all Entities shall be enjoined from asserting against the Debtors, the Debtors’ Estates, the Reorganized Debtors, their successors and assigns and their assets and properties any other Claims or Equity Interests based upon any documents, instruments or any act or omission, transaction or other activity of any kind or nature that occurred before the Effective Date. The definition of “Claims” in the Plan includes the Bankruptcy Code’s definition, and also expands the definition to include all equitable rights, regardless of whether they give rise to rights to payment for breach of performance.
160.    Without limitation, except with respect to the United States of America as provided in the Plan, rights of setoff and recoupment are discharged; provided, however, that a party may have preserved its setoff and/or recoupment right if such party (i) filed, prior to the date of this Confirmation Order, a motion for relief from the automatic stay seeking authority to effectuate such a setoff right, or (ii) timely filed a proof of Claim preserving such setoff and/or recoupment rights in such proof of Claim or amendment thereto.
161.    Notwithstanding anything herein or in the Plan, nothing shall limit, affect, or impair any rights or claims that Guy Christopher Duncan and Janice Duncan (“Mr. and Mrs. Duncan”) may have against Willie Lee Mackey and/or ACE American Insurance Company (together with its affiliates, “ACE”) for any Claim or Cause of Action which is currently pending in the action styled (Duncan v. Mackey) 2012-CP-29-254 (the “Duncan Action”) or may be brought in the South Carolina Court of Common Pleas (the “South Carolina Court”) except that, unless Mr. and Mrs. Duncan and the Debtors agree otherwise, in the event that the South Carolina Court with jurisdiction over the Duncan Action determines that the agreement dated February 22, 2013, titled “Settlement Agreement” is binding upon the Debtors and Mr. and Mrs. Duncan, then Mr. and Mrs. Duncan’s unsecured claim against the Debtors, which has been scheduled and allowed in the amount of $220,000 (the “Duncan Claim”), shall be promptly satisfied by a distribution to Mr. and Mrs. Duncan from the Debtors’ estates in accordance with the provisions of the Plan upon confirmation that the Duncan Action has been dismissed with prejudice; provided, however, in the event the South Carolina Court with jurisdiction over the Duncan Action determines the Settlement Agreement is not binding on the Debtors and Mr. and Mrs. Duncan, the Duncan Claim shall be disallowed without the need for further application to or order from this Court; provided, further, however, that nothing herein or in the Plan either creates or precludes a direct right of action by Mr. and Mrs. Duncan against ACE or any third party administrator, to the extent such direct right of action exists under applicable law. Further (i) nothing shall prejudice or otherwise limit the rights of the Debtors or any other party to contest or defend against any such Claims or Cause of Action by Mr. and Mrs. Duncan and (ii) nothing shall modify, alter, or otherwise affect the terms and conditions of applicable insurance policies (and related insurance agreements), if any.

B.	Injunctions

i.	Term of Existing Injunctions or Stays
162.    Unless otherwise provided by court order, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

ii.	Injunction Against Interference with Plan
163.    From and after the Effective Date, all Entities are permanently enjoined from commencing in any manner, any suit, action or other proceeding, on account of or respecting any Claim, demand, liability, obligation, debt, right, Cause of Action, interest or remedy released or to be released pursuant to the Plan or this Confirmation Order.
Miscellaneous Provisions

C.	Plan Amendments
164.    Section 1.2.95 of the Plan is hereby amended and restated as follows:
1.2.95    New Second Lien Term Loan means that certain $157,500,000 senior secured, second priority term loan, the proceeds of which will be advanced to Reorganized Rotech pursuant to the New Second Lien Credit Agreement.
165.    Section 1.2.137 of the Plan is hereby amended and restated as follows:
1.2.137    Trustee Claims means the Claims for reasonable fees and expenses, including reasonable attorneys’ fees and expenses incurred by the Trustees (a) during the Chapter 11 Cases, and (b) after the Effective Date in connection with (i) Distributions to be made to holders of the First Lien Notes Claims and the Second

Lien Notes Claims, as applicable, (ii) the drafting, review and execution of any documents that may be required under Section 4.12 of the Plan that are not drafted, reviewed and executed prior to the Effective Date, and (iii) submitting the information required by section 13.7 of the Plan, responding to any comments or objections thereto, whether informal or actually filed, and attendance at any hearings with regard thereto, if required.
166.    Section 3.3.3(b) of the Plan is hereby amended and restated as follows:
3.3.3    Rotech Class 3 – Second Lien Notes Claims
(b) Treatment: The Second Lien Notes Claims shall be Allowed Secured Claims hereunder. Pursuant to and in accordance with section 4.5.2, on the Effective Date, each holder of an Allowed Second Lien Notes Claim against Rotech, shall receive (i) its Pro Rata Share of 100% of the Reorganized Rotech Common Stock, subject to dilution by the equity interests issued under the Management Equity Incentive Program and (ii) the right to participate in the New Second Lien Term Loan (it being understood that (x) the amount of each holder’s participation therein shall be equal to its Pro Rata Share of the Second Lien Notes Claims multiplied by $150,000,000 and (y) each such holder shall be required to fund its participation in cash on the Effective Date in accordance with Section 4.13 below).
167.    Section 4.5.2 of the Plan is hereby amended and restated as follows:
4.5.2    Issuance and Distribution of Reorganized Rotech Common Stock. On the Effective Date, the existing common stock of Rotech will be cancelled and extinguished, and Reorganized Rotech will issue the Reorganized Rotech Common Stock to the Second Lien Notes Trustee to disburse to holders of Allowed Second Lien Notes Claims. With respect to such Distributions of Reorganized Rotech Common Stock, the Second Lien Notes Trustee shall (i) be the Disbursing Agent, (ii) receive the Reorganized Rotech Common Stock to be disbursed to holders of the Allowed Second Lien Notes Claims as indenture trustee for the Second Lien Notes Indenture, and (iii) be responsible for making Distributions to holders of Allowed Second Lien Notes Claims in accordance with the terms of this Plan and the Second Lien Notes Indenture.
168.    Section 4.8 of the Plan is hereby amended and restated as follows:
4.8    Cancellation of Existing Securities and Agreements. On the Effective Date, except as otherwise specifically provided for in this Plan, the Term Loan Agreement, the First Lien Indenture, the Second Lien Indenture, and any other Certificate, Equity Security, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Equity Interest (other than any Claim or Equity Interest that is reinstated

by this Plan pursuant to section 1124 of the Bankruptcy Code or created by this Plan) shall be deemed cancelled without further act or action under any applicable agreement, law, regulation, order, or rule, and the obligations of that Debtor under those documents, agreements, or instruments, and any Liens or Claims for diminution granted to the Term Lender, Term Agent, the First Lien Noteholders, the Second Lien Noteholders and the Trustees pursuant to the DIP Order, shall be discharged (provided that all payments to the Term Lender and the First Lien Noteholders required under the Plan have been made); provided, however, that notwitstanding anything to the contrary in the Plan, the Indemnification Claims (as defined in the Confirmation Order) shall survive as provided therein. Notwithstanding the foregoing, the Indentures shall continue in effect to the extent necessary to (i) permit the Trustees, as applicable, to receive and make Distributions pursuant to the Plan on account of the Notes and the Indentures, (ii) permit the Trustees to assert their respective charging liens and priority of payment rights under the Indentures, and (iii) permit the Trustees, as applicable, to maintain and enforce any right to indemnification, contribution, or other Claim it may have under the Indentures. In addition, notwithstanding the cancellation of the Indentures or any other provisions of this Plan or the Confirmation Order, cancellation of the Indentures shall not impair the rights of the Trustees in relation to the holders of the Notes.
169.    Section 5.5.4 of the Plan is hereby added and states as follows:
5.5.4    Intercreditor Agreement. Notwithstanding any provisions in the Junior Lien Intercreditor Agreement dated as of March 17, 2011 (as amended by that certain First Amendment to the Junior Lien Intercreditor Agreement dated as of December 21, 2012), which governs, among other things, the rights and relative priorities of the Notes, the provisions of this Plan with respect to distribution of the Reorganized Rotech Common Stock to the Second Lien Noteholders shall govern, and neither the Second Lien Notes Trustee nor the Second Lien Noteholders shall be required to turn over any Reorganized Rotech Common Stock any of them receive pursuant to the Plan to any other party pursuant to the Junior Lien Intercreditor Agreement or otherwise (other than the Second Lien Notes Trustee to the Second Lien Noteholders pursuant to the Plan).
170.    Section 7.1 of the Plan is hereby amended and restated as follows:
7.1    General Treatment. Effective as of the Effective Date, all Executory Contracts to which any of the Debtors are parties are hereby rejected, except for an Executory Contract that (a) has previously been assumed or rejected pursuant to Final Order of the Bankruptcy Court, (b) is specifically designated as a contract or lease to be assumed on a schedule of contracts and leases filed and served prior to commencement of the Confirmation Hearing (which shall be in all respects in form and substance satisfactory to the Consenting Noteholders), (c) is the subject of a separate (i) assumption motion filed by the Debtors or (ii) rejection motion filed by the Debtors under section 365 of the Bankruptcy Code before the date of the

Confirmation Hearing, or (d) is the subject of a pending objection regarding assumption, proposed Cure Amount, “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) or other issues related to assumption of the contract or lease (a “Cure Dispute”).
On the Effective Date, each of the Debtors shall assume and cure the defaults on each of their Medicare executory contracts with the Centers for Medicare and Medicaid Services (“CMS”) (collectively, the “Assumed Medicare Executory Contracts”). Such Assumed Medicare Executory Contracts shall include each of the Debtors’ Enrollment Agreements and, as applicable, each of the Debtors’ Participating Supplier Agreements and Competitive Bidding Program Contracts. In addition, each of the Debtors will assume and cure the defaults on each of its contracts with the United States Department of Veterans Administration (the “VA” and such contracts with the VA, collectively, the “Assumed VA Contracts”) and state Medicaid programs (“Medicaid” and such contracts with Medicaid, collectively, the “Assumed Medicaid Contracts”) (together with the Assumed Medicare Executory Contracts and the Assumed VA Contracts, the “Government Contracts”). Notwithstanding anything to the contrary in this Plan or in the Confirmation Order, the Cure Amount for assumption of the Government Contracts shall not be a sum certain set by the Debtors or the Bankruptcy Court.
CMS, Medicaid and the VA consent to the assumption of such Government Contracts.
With respect to the Assumed Medicare Executory Contracts, the Cure Amount (which shall not be subject to estimation pursuant to Section 6.9 of this Plan) shall include the agreement by each of the Debtors to continue its participation in the Medicare program in the ordinary course of business and to be governed by, and subject to, the terms and conditions of its Assumed Medicare Executory Contracts and the incorporated Medicare statutes, regulations, policies and procedures.
The Debtors will remain liable for any debt under the Government Contracts as if the bankruptcy case had not occurred and no discharge was entered. In addition, nothing in this Plan or the Confirmation Order shall release (or operate to enjoin) any Medicare, VA or Medicaid claim against any of the Debtors or against any non-debtor under the Government Contracts.
For the avoidance of doubt, the rights of the Reorganized Debtors, including, without limitation, the right to contest overpayments under the Government Contracts and, as provided by applicable statutes and implementing regulations, are expressly preserved.
Furthermore, because any amount due under the Government Contracts shall be collected in the ordinary course, the United States, on behalf of CMS and the VA, shall not be required to file any proof of claim or motion in the Bankruptcy Court to collect amounts due the United States, whether via a proof of claim, claim for cure or administrative claim. All of the claims of the United States under the

Government Contracts shall be unimpaired under 11 U.S.C. § 1124 and shall pass through the bankruptcy cases unaffected by the Plan, the Confirmation Order and/or any other court order entered in the chapter 11 cases.
171.    The first sentence of Section 8.1 of the Plan is hereby amended and restated as follows:
Upon and following the Effective Date, the New Board shall be comprised of seven (7) directors and the boards of directors for each of the other Reorganized Debtors shall be comprised of two (2) directors, in each case as determined by the Consenting Second Lien Noteholders.
172.    The last paragraph of Section 9.3 of the Plan is hereby amended and restated as follows:
Notwithstanding any other provision of this Plan or the Confirmation Order, all of the United States of America’s setoff and/or recoupment rights, if any, are expressly preserved. With respect to the United States of America, nothing in this Plan or the Confirmation Order shall be construed to enlarge the discharge beyond what is provided in section 1141(d) of the Bankruptcy Code and 18 U.S.C. § 3613.
173.    The last clause of Section 9.6 of the Plan is hereby amended and restated as follows:
except that nothing in this section shall be construed to release any party or Entity from gross negligence, willful misconduct, intentional fraud or criminal conduct as determined by Final Order.
174.    Subparagraph (o) of Section 11.1 of the Plan is hereby amended and restated as follows:
(o)    to determine the scope of any discharge of any Debtor under this Plan or the Bankruptcy Code, provided, however, that the Bankruptcy Court’s jurisdiction over the determination of dischargeability of debts owing the United States is non-exclusive;

D.	Westchester Surety Program
175.    Notwithstanding anything to the contrary in the Disclosure Statement, the Plan, the Plan Documents, the Plan Support Agreement, or the Confirmation Order (including,

without limitation, any other provision that (a) purports to be preemptory or supervening, (b) grants an injunction or release or (c) does not provide for the assumption of the Original GIA (as defined herein)): (i) that certain Agreement of Indemnity (the “Original GIA”) dated as of September 9, 2009 by and between Rotech and Westchester Fire Insurance Company (together with its affiliates, “Westchester”) continues in effect unaltered (and not rejected) by the Plan or the Confirmation Order, (ii) the Claims of Westchester arising under the Original GIA shall be unimpaired by the Plan or Confirmation Order, (iii) the Reorganized Debtors remain liable for (and assume) all of the Debtors’ obligations and the Claims arising under the Original GIA regardless of whether such obligations or Claims arise before or after the Effective Date, (iv) such obligations and Claims shall be paid in full by the Reorganized Debtors in the ordinary course of business without the need or requirement for Westchester to file or serve a proof of claim or a request, motion, or application for payment of or proof of any Administrative Expense Claim (and further and for the avoidance of doubt, any proof of claim bar date and the Administrative Bar Date shall not be applicable to Westchester with respect to Claims arising under the Original GIA), and (v) on the Effective Date, the Reorganized Debtors shall execute a new indemnity agreement with Westchester which shall be in the form mutually agreed upon by the Reorganized Debtors and Westchester (provided however, that unless and until such indemnity agreement is executed the Original GIA shall have full force and effect against the Reorganized Debtors as though a party thereto).

E.	Regions Bank
176.    Nothing in the Plan or this Order shall be construed to terminate, limit, modify, or otherwise affect the security interests and setoff rights held by Regions Bank in any pledged cash and cash equivalents securing a prepetition letter of credit and the Debtor’s obligations under the prepetition Purchasing Card Agreements, including without limitation, Certificate of Deposit No. xxxxxx9048 and money market account No. xxxxxx2246, all of which rights are expressly preserved and shall continue to be governed by the prepetition and postpetition agreements between Rotech Healthcare, Inc. and Regions Bank, except as otherwise agreed to in writing by the Debtor and Regions Bank. The automatic stay with respect to such account and certificate of deposit shall be terminated effective as of the Effective Date. Claim No. 966 of Regions Bank in the amount of $7,465,486.00 is deemed an Allowed Secured Claim. Claim No. 964 in the amount of $11,235.48 is deemed an allowed secured claim, which has been paid in the ordinary course of business in accordance with the assumed P-Card Agreements. Regions Claim No. 965 in the amount of $3,432.19 is deemed an allowed secured claim, which has been paid in the ordinary course of business in accordance with the assumed P-Card Agreements. Debtor Rotech Healthcare, Inc. expressly assumes that certain Regions Bank ACH Agreement dated September 24, 2007 (as amended or modified from time to time, the “ACH Agreement”). Regions consents to the Debtor’s assumption of the ACH Agreement with a cure amount of $0.

F.	CMS
177.    Notwithstanding anything to the contrary in the Plan Supplement (as amended), the Debtors shall be deemed to hereby assume all of the Assumed Medicare Executory Contracts, including each of the Debtors’ Enrollment Agreements, and, as applicable, each of the Debtors’ Participating Supplier Agreements and Competitive Bidding Program Contracts in accordance with Section 7.1 of the Plan. Notwithstanding the dollar value specified in the cure amount listed in the Plan Supplement (as amended), cure for the assumption of the Debtors’ Medicare Executory Contracts shall be as stated in Section 7.1 of the Plan.

9.	Resolution or Overruling of Confirmation Objections
178.    Objections to Confirmation, whether informal or filed with the Bankruptcy Court as Confirmation Objections, to the extent not resolved by this Confirmation Order or the amendments to the Plan or by a separate agreement, are hereby OVERRULED and DENIED for the reasons set forth on the record at the Confirmation Hearing.

10.	Retention of Jurisdiction by the Bankruptcy Court
179.    The Bankruptcy Court shall retain jurisdiction over any matter arising under the Bankruptcy Code, arising in or related to the Chapter 11 Cases or the Plan, or that relates to any of the matters listed in Sections 11.1 or 11.2 of the Plan.
180.    Notwithstanding the foregoing, on and after the Effective Date, the Court shall not retain or exercise any subject matter jurisdiction over any disputes or claims arising or asserted under, or any enforcement action or rights or remedies taken or exercised in connection with, the Exit Financing Documents.
181.    To the extent of any inconsistencies between the information contained in this Confirmation Order and the Plan, the terms and provisions contained in this Confirmation Order shall govern.

11.	Notice of Entry of Confirmation Order
182.    This Confirmation Order is a final order and the period in which an appeal thereof may be timely filed shall commence upon its entry. Pursuant to Bankruptcy Rules 2002(f)(7) and 3020(c), the Debtors or the Reorganized Debtors, as applicable, are directed to serve, within 10 days after the occurrence of the Confirmation Date, a notice of the entry of this Confirmation Order, which shall include notice of the bar dates established by the Plan and this

Confirmation Order, substantially in the form of Exhibit B attached hereto and incorporated herein by reference (the “Confirmation Notice”), on all parties that received notice of the Confirmation Hearing.
183.    As soon as practicable after the Confirmation Date, the Debtors shall make copies of this Confirmation Order and the Confirmation Notice available on Epiq’s website (http://dm.epiq11.com/rotech).
184.    No later than 20 Business Days after the Confirmation Date, the Reorganized Debtors are directed to publish the version of the Confirmation Notice attached hereto as Exhibit B once in each The Wall Street Journal (National Edition) and the National Post (Canada).
185.    Following the occurrence of the Effective Date, the Reorganized Debtors shall file notice of the occurrence of the Effective Date with the Bankruptcy Court and shall make copies of the same available on Epiq’s website (http://dm.epiq11.com/rotech).

12.	No Just Cause for Delay
186.    The Court determines there is no just cause for delay, and that this Confirmation Order shall not be stayed and shall take effect immediately upon entry, notwithstanding anything to the contrary in Bankruptcy Rules 3020(e) or 7062(a).
THIS ORDER IS HEREBY DECLARED TO BE IN RECORDABLE FORM AND SHALL BE ACCEPTED BY ANY RECORDING OFFICER FOR FILING AND RECORDING PURPOSES WITHOUT FURTHER OR ADDITIONAL ORDERS, CERTIFICATIONS, OR OTHER SUPPORTING DOCUMENTS.

Dated:	August 29, 2013 Wilmington, Delaware
/s/ Peter Walsh
THE HONORABLE PETER WALSH
    UNITED STATES BANKRUPTCY JUDGE

Exhibit A

Plan

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8450/62331-022 current/39302036v1

THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re ROTECH HEALTHCARE INC., et al., Debtors.[1]	x : : : : : : : x	Chapter 11 Case No. 13-10741 (PJW) Jointly Administered
DEBTORS’ SECOND AMENDED JOINT CHAPTER 11 PLAN

PROSKAUER ROSE LLP Eleven Times Square New York, New York 10036 Tel: 212.969.3000 Fax: 212.969.2900	YOUNG CONAWAY STARGATT & TAYLOR, LLP Rodney Square 1000 North King Street Wilmington, Delaware 19801 Tel: 302.571.6600 Fax: 302.571.1253
Co-Attorneys for the Debtors and Debtors in Possession	Co-Attorneys for the Debtors and Debtors in Possession
Dated: June 11, 2013

1 The Debtors in these chapter 11 cases are listed in Schedule 1 and at http://dmepiqll.com/rotech. The addresses of the corporate headquarters of the Debtors and the mailing address of each of the Debtors is 2600 Technology Drive, Suite 300, Orlando, FL 32804.

INTRODUCTION
Rotech Healthcare Inc. (“Rotech”) and its title 11 subsidiaries listed in Exhibit A to this Plan as chapter 11 debtors and debtors in possession in the above-captioned chapter 11 cases (collectively, the “Debtors”) propose this Plan (as defined below) for the resolution of outstanding Claims against, and Equity Interests in, the Debtors pursuant to section 1121 of chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532.
This Plan consists of 115 separate chapter 11 Plans – one Plan for each of the Debtors that will emerge as a reorganized entity. This Plan does not substantively consolidate any of the Debtors’ Estates. Any reference herein to the “Plan” shall be a reference to the separate Plan of each Debtor, as the context requires. The votes to accept or reject a Plan by holders of Claims against a particular Debtor shall be tabulated as votes to accept or reject such Debtor’s separate Plan. Distributions under a Debtor’s Plan will be made to the holders of Claims in the Classes identified in such Plan.
ARTICLE I
DEFINITIONS
1.1    Scope of Defined Terms. For purposes of this Plan, except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings in section 1.2 of this Plan. Unless the context otherwise requires, any capitalized term used and not defined in this Plan, but that is defined in the Bankruptcy Code, shall have the meaning ascribed in the Bankruptcy Code.
1.2    Definitions.
1.2.1    Administrative Bar Date means (a) for Administrative Expense Claims (other than trade vendor Claims for goods and services sold to the Debtors in the ordinary course of business and Professional Claims) arising during the period commencing on the Commencement Date and continuing through and including the date that is seven (7) days prior to the date for the Confirmation Hearing, the date that is three (3) days prior to the Confirmation Hearing, and (b) for Administrative Expense Claims (other than trade vendor Claims for goods and services sold to the Debtors and Professional Claims) arising during the period commencing after the date that is seven (7) days prior to the date for the Confirmation Hearing, the date that is three (3) days after the Effective Date.
1.2.2    Administrative Expense Claim means any Claim (other than Priority Tax Claims and Professional Claims administered pursuant to sections 2.2 and 2.3 below) constituting a cost or expense of administration of any of the Estates under sections 503(b) and 507(a)(2) of the Bankruptcy Code during the period from the Commencement Date up to and including the Effective Date, including, without limitation, any Claim for compensation and reimbursement of expenses arising during the period from and after the Commencement Date and prior to the Effective Date to the extent Allowed by Final Order of the Bankruptcy Court under section 503(b) of the Bankruptcy Code or otherwise in accordance with the provisions of this Plan, whether fixed before or after the

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Effective Date, and any fees or charges assessed against an Estate pursuant to section 1930 of chapter 123 of title 28 of the United States Code.
1.2.3    Affiliate means any Entity that is an “affiliate” of any of the Debtors pursuant to the meaning set forth in section 101(2) of the Bankruptcy Code.
1.2.4    Allowed means, with: reference to any Claim or any portion of a Claim against a Debtor’s Estate, (i) any Claim that has been listed by a Debtor in its Schedules, as such Schedules may be amended by a Debtor from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent and for which no contrary proof of Claim has been filed, (ii) any Claim expressly allowed by this Plan, (iii) any timely filed Claim that is not disputed or as to which no objection to allowance has been timely interposed in accordance with section 6.2 hereof or such other period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, (iv) any Claim that is compromised, settled, or otherwise resolved pursuant to the authority granted to the Reorganized Debtors pursuant to a Final Order of the Bankruptcy Court, or (v) any Disputed Claim that has been Allowed by Final Order; provided, however, that Claims, if any, allowed solely for the purpose of voting to accept or reject this Plan pursuant to an order of the Bankruptcy Court under Bankruptcy Rule 3018(a) (to the extent such rule does not exceed the rule-making authority under 28 U.S.C. § 2075) shall not be considered “Allowed” hereunder; provided, further, that unless otherwise specified herein or by order of the Bankruptcy Court, “Allowed Administrative Expense Claim” or “Allowed Claim” shall not, for any purpose under this Plan, include interest on such Administrative Expense Claim or Claim from and after the Commencement Date, unless such interest is expressly provided for in this Plan.
1.2.5    Applicable Exit Financing Arrangers means (a) with respect to the New First Lien Credit Facility, those Entities set forth in the Plan Supplement, and (b) with respect to the New Second Lien Term Loan, the Backstop Lenders.
1.2.6    Avoidance Action means any and all avoidance or equitable subordination or recovery Causes of Action, Claims and defenses arising under or in connection with Chapter 5 of the Bankruptcy Code.
1.2.7    Backstop Lenders means those Entities set forth in the Plan Supplement.
1.2.8    Ballot means the form distributed to each holder of an Impaired Claim entitled to vote to accept or reject a Debtor’s Plan, on which form the holder may cast its vote in respect of this Plan.
1.2.9    Bankruptcy Code means title 11 of the United States Code, as now in affect or as hereafter amended, to the extent applicable to the Chapter 11 Cases.
1.2.10    Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware, and such other court having original and exclusive subject matter jurisdiction over the Chapter 11 Cases pursuant to 28 U.S.C. § 1334(a).

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1.2.11    Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure, as promulgated by the United States Supreme Court pursuant to section 2075 of title 28 of the United States Code, and any local rules of the Bankruptcy Court, as amended from time to time and applicable to the Chapter 11 Cases.
1.2.12    Board of Directors means each board of directors of each of the Debtors or Reorganized Debtors, as applicable, as they may exist from time to time.
1.2.13    Business Day means a day other than a Saturday, a Sunday, or any other day on which commercial banks in New York, New York are required or authorized to close by law or executive order.
1.2.14    Carter Claim means the Claim of former Rotech President and Chief Executive Officer, Philip L. Carter, under that certain Second Amended and Restated Employment Agreement, dated August 6, 2008, and any amendments thereto, which shall be Allowed in the amount of $588,000.
1.2.15    Cash means the lawful currency of the United States of America.
1.2.16    Causes of Action means any action, Claim, cause of action, controversy, demand, right, lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license, and franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Commencement Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law. Cause of Action also includes: (a) any right of setoff, counterclaim, or recoupment and any Claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Equity Interests; (c) any Claim pursuant to section 362 of the Bankruptcy Code or any Avoidance Action; (d) any Claim or defense including fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state law fraudulent transfer Claim.
1.2.17    Certificate means any instrument evidencing a Claim or an Equity Interest.
1.2.18    Chapter 11 Cases means the cases commenced under chapter 11 of the Bankruptcy Code by the Debtors, styled In re Rotech Healthcare Inc., et al., Chapter 11 Case No. 13-10741 (PJW), currently pending before the Bankruptcy Court.
1.2.19    Claim means a “claim,” as defined in section 101(5) of the Bankruptcy Code, and equitable rights against the Estate of a Debtor for breach of performance whether or not the breach gives rise to a right to payment, including, without limitation, recoupment and setoff, whether or not asserted, whether or not the facts of or legal bases therefor are known or unknown, and specifically including, without express or implied limitation, any rights under sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, any claim of a derivative nature, any potential or unmatured contract claims, and any other contingent claim.

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1.2.20    Claims Agent means Epiq Bankruptcy Solutions, LLC, the agent of the Clerk of the Bankruptcy Court appointed by the Bankruptcy Court, or any successor agent as may be similarly appointed.
1.2.21    Class means a category of Claims or Equity Interests set forth in Article III of this Plan.
1.2.22    Collateral means any property or interest in property of any Estate.
1.2.23    Commencement Date means April 8, 2013, the date on which the Debtors commenced the Chapter 11 Cases.
1.2.24    Confirmation Date means the date on which the Confirmation Order is entered on the docket of the Bankruptcy Court.
1.2.25    Confirmation Hearing means the hearing to consider confirmation of this Plan in accordance with section 1128 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.
1.2.26    Confirmation Order means the order(s) of the Bankruptcy Court confirming this Plan.
1.2.27    Consenting First Lien Holders means the Consenting First Lien Noteholders and any Term Lenders.
1.2.28    Consenting First Lien Noteholders means those First Lien Noteholders who executed the Plan Support Agreement.
1.2.29    Consenting Noteholders means two or more unaffiliated Consenting First Lien Holders and Consenting Second Lien Noteholders that collectively hold greater than 50% of the sum of: (i) the principal amount of the Term Lender Claims held by the Term Lenders; (ii) the principal amount of First Lien Notes Claims held by the Consenting First Lien Noteholders; and (iii) the principal amount of Claims arising under the Second Lien Notes and the Second Lien Notes Indenture held by the Consenting Second Lien Noteholders.
1.2.30    Consenting Second Lien Noteholders means those Second Lien Noteholders who executed the Plan Support Agreement.
1.2.31    Creditor means any Entity holding a Claim.
1.2.32    Creditors’ Committee means the statutory committee of unsecured claimholders appointed by the United States Trustee for the District of Delaware on April 18, 2013.
1.2.33    Cure Amount means the payment of Cash by the Debtors, or the distribution of other property (as the parties may agree or the Bankruptcy Court may order), as necessary to (i) cure a monetary default by the Debtors in accordance with the terms of an Executory Contract of

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the Debtors and (ii) permit the Debtors to assume such Executory Contract under section 365(a) of the Bankruptcy Code.
1.2.34    Cure Dispute shall have the meaning assigned to it in Section 7.1.
1.2.35    Debtor Intercompany Claim means a prepetition unsecured Claim asserted by the Estate of a Debtor against the Estate of another Debtor.
1.2.36    Debtors has the meaning set forth in the preamble above.
1.2.37    Debtors in Possession means the Debtors in their capacity as debtors in possession pursuant to sections 1101(1) and 1107(a) of the Bankruptcy Code.
1.2.38    DIP Agent means Silver Point Finance, LLC, as administrative agent and collateral agent under the DIP Credit Agreement.
1.2.39    DIP Agent Claims means the Claims for reasonable fees and expenses, including attorneys’ fees, incurred by the DIP Agents during the Chapter 11 Cases.
1.2.40    DIP Collateral Agent means Silver Point Finance, LLC.
1.2.41    DIP Credit Agreement means the $30 million debtor in possession postpetition financing agreement (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time) by and between, among others, the Debtors, the DIP Agent, and the DIP Lenders, approved by the DIP Order.
1.2.42    DIP Documents means the DIP Credit Agreement, together with all agreements, documents, certificates and instruments delivered or executed from time to time in connection therewith, each as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
1.2.43    DIP Lender Claims means the Claims of the DIP Lenders arising under the DIP Credit Agreement; including all “DIP Obligations” as such term is defined in the DIP Order, including, without limitation, the DIP Agent Claims.
1.2.44    DIP Lenders means collectively, the DIP Agent and the lenders party to the DIP Credit Agreement from time to time, each in their capacity as a lender.
1.2.45    DIP Order means the Final Order (I) Authorizing the Debtors to (A) Obtain Post-Petition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362 and 364 and (B) Utilize Cash Collateral Pursuant to 11 U.S.C. § 363, (II) Granting Adequate Protection to Pre-Petition Secured Parties Pursuant to 11 U.S.C. §§ 361, 362, 363 and 364, and (III) Granting Related Relief [Docket No. 278], entered on May 14, 2013, and as amended, modified or supplemented by the Bankruptcy Court from time to time.
1.2.46    Disallowed Claim means (a) a Claim that is disallowed in its entirety by an unreversed order of the Bankruptcy Court or another court of competent jurisdiction, as the case

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may be, or (b) any Claim, proof of which was required to be filed by order of the Bankruptcy Court, but as to which a proof of Claim was not timely or properly filed.
1.2.47    Disbursing Agent means the Reorganized Debtors or their designee selected with the prior consent of the Consenting Noteholders; provided, however, that (a) with respect to the Distributions to be made to holders of Allowed First Lien Notes Claims, the First Lien Notes Trustee shall be the Disbursing Agent and (b) with respect to the Distributions to be made to holders of Allowed Second Lien Notes Claims, the Second Lien Notes Trustee shall be the Disbursing Agent.
1.2.48    Disclosure Statement means the disclosure statement for this Plan approved by the Bankruptcy Court in accordance with section 1125 of the Bankruptcy Code.
1.2.49    Disputed Claim means a Claim or that portion of a Claim that is not an Allowed Claim or a Disallowed Claim, and is a Claim, proof of which was filed, or an Administrative Expense Claim or other unclassified Claim (in each case, proof of which was filed (it being understood that proofs of Claim are not required to be filed with respect to vendor trade Claims for goods and services sold to the Debtors in the ordinary course of business and Professional Claims)), which is the subject of a dispute under this Plan or as to which Claim a Debtor has interposed or may interpose a timely objection and/or a request for estimation in accordance with section 502(c) of the Bankruptcy Code and Bankruptcy Rule 3018 or other applicable law, which dispute, objection, and/or request for estimation has not been withdrawn or determined by a Final Order.
1.2.50    Disputed Claim Reserve means a reserve established and maintained under this Plan in a segregated, interest bearing account (or accounts) into which the Disbursing Agent will deposit sufficient Cash to make Distributions to all holders of Disputed Claims entitled to Distributions in accordance with the provisions of this Plan, to the extent such Disputed Claims become Allowed Claims, as described in Article VI of this Plan.
1.2.51    Distribution means a payment of Cash or distribution of Reorganized Rotech Common Stock, as applicable, made by the Disbursing Agent to the holder of an Allowed Claim on account of such Allowed Claim pursuant to the terms and provisions of this Plan.
1.2.52    Distribution Date means the Effective Date of this Plan or, except for purposes of the stock distributions to holders of Allowed Second Lien Note Claims, as soon thereafter as is reasonably practicable, and each 90 days thereafter (to the extent necessary to distribute Cash released from the Disputed Claim Reserve as a result of the allowance, disallowance, or reduction of Disputed Claims).
1.2.53    Distribution Record Date means the record date for purposes of making Distributions under this Plan, which date shall be the Confirmation Date or such other date as may be set forth in the Confirmation Order.
1.2.54    District Court means the United States District Court for the District of Delaware.

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1.2.55    PTC means the Depository Trust Company.
1.2.56    Effective Date means a Business Day to be selected by the Debtors and the Consenting Noteholders that is on or after the date by which the conditions precedent to the effectiveness of this Plan specified in section 10.1 of this Plan have been satisfied or waived in accordance with section 10.2 of this Plan.
1.2.57    Employment-Related Claims means any Claim for a “Change in Control” as defined in any employment agreement with Steve Alsene, Rebecca Myers, Don Guenette, or John Sullivan.
1.2.58    Encumbrance means, with respect to any asset, a mortgage, Lien, pledge, charge, security interest, assignment, or encumbrance of any kind or nature in respect of such asset (including, without express or implied limitation, any conditional sale or other title retention agreement, any security agreement, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).
1.2.59    Entity means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, a limited liability partnership, an association, a joint stock company, a joint venture, an estate, a trust, an unincorporated organization, a governmental unit or any subdivision thereof, including, without limitation, the United States Trustee, or any other entity.
1.2.60    Equity Committee means the statutory committee of equity security holders appointed by the United States Trustee for the District of Delaware on April 24, 2013.
1.2.61    Equity Interest means any equity interest or proxy related thereto, direct or indirect, in any of the Debtors represented by duly authorized, validly issued, and outstanding shares of preferred stock or common stock, stock appreciation rights, membership interests, partnership interests, or any other instrument evidencing a present ownership interest, direct or indirect, inchoate or otherwise, in any of the Debtors, or right to convert into such an equity interest or acquire any equity interest of the Debtors, whether or not transferable, or an option, warrant or right, contractual or otherwise, to acquire any such interest, which was in existence prior to or on the Commencement Date; provided, however, for the avoidance of doubt, the term “Equity Interest” shall not include or pertain to any new equity interest issued pursuant to this Plan.
1.2.62    Estate means the estate of each Debtor as created under section 541 of the Bankruptcy Code.
1.2.63    Executory Contract means a contract or unexpired lease to which one or more of the Debtors is a party and which is subject to assumption, assumption and assignment, or rejection under section 365 of the Bankruptcy Code.
1.2.64    Exculpated Party means all Entities who are or were at any time on or after the Commencement Date, and whether or not such Entity currently retains such capacity or position, (i) Debtors; (ii) directors, officers, members of management, and other employees of the Debtors, respectively; (iii) the Creditors’ Committee and its members; and (iv) attorneys, advisors,

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consultants, and other professionals, to the extent such parties are or were representing any of the Entities identified in (i) through (iii) above.
1.2.65    Exit Financing means, collectively, the New First Lien Credit Facility and New Second Lien Term Loan.
1.2.66    Exit Financing Documents means the documents (including, without limitation, the New First Lien Credit Agreement and New Second Lien Credit Agreement) governing the Exit Financing, which shall be in all respects in form and substance satisfactory to the Consenting Noteholders.
1.2.67    Exit Financing Group means the Applicable Exit Financing Arrangers and the lenders, administrative agents, collateral agents, and any other agents under the Exit Financing.
1.2.68    Federal Judgment Rate means the federal judgment rate in effect as of the Commencement Date.
1.2.69    Final Order means an order or judgment of the Bankruptcy Court or any other court of competent jurisdiction as to which the time to appeal, petition for certiorari, or move for re-argument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for re-argument or rehearing shall then be pending; or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Reorganized Debtors. Potential requests for relief pursuant to Fed. R. Civ. P. 60, made applicable by Bankruptcy Rule 9024, shall not negate finality.
1.2.70    First Lien Claims means the Term Lender Claims and the First Lien Notes Claims.
1.2.71    First Lien Guaranty Claims means the Term Loan Guaranty Claims and the First Lien Notes Guaranty Claims.
1.2.72    First Lien Noteholders means holders of First Lien Notes.
1.2.73    First Lien Notes means the senior secured first lien notes bearing interest at the rate of 10.75% per annum, issued pursuant to the First Lien Notes Indenture, and having an outstanding principal balance as of the Commencement Date of $230,000,000.
1.2.74    First Lien Notes Claims means the Claims arising under the First Lien Notes and the First Lien Notes Indenture.
1.2.75    First Lien Notes Guaranty Claims means the Claims arising from the guaranty of the obligations under the First Lien Notes provided by each of the Guarantor Debtors.
1.2.76    First Lien Notes Indenture means the indenture, dated as of October 6, 2010, among Rotech, the Guarantor Debtors, and The Bank of New York Mellon Trust Company, N.A., as Trustee, and all of the documents and instruments relating thereto, as amended, supplemented, modified or restated from time to time.

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1.2.77    First Lien Notes Trustee means The Bank of New York Mellon Trust Company, N.A., as Trustee.
1.2.78    GAAP means generally accepted accounting principles, established by the Federal Accounting Standards Advisory Board.
1.2.79    GD means Guarantor Debtor.
1.2.80    GD Class means a Class of Claims or Equity Interests included within a GD Plan.
1.2.81    GD Plan means a Plan proposed by a Guarantor Debtor.
1.2.82    General Unsecured Claims means any Claims against one or more of the Debtors, including without limitation: (a) any Claims against one or more of the Debtors arising from the rejection of an Executory Contract under section 365 of the Bankruptcy Code, including any Claims for damages arising from the termination of any employment agreement, except as otherwise provided herein; (b) any portion of a Claim that is not a Secured Claim (i.e., a deficiency Claim, including the Second Lien Notes Deficiency Claims); and (c) any Claims against one or more of the Debtors arising from the provision of goods or services to the Debtors prior to the Commencement Date, including the Claims of commercial trade creditors, that are not Administrative Claims under section 503(b)(9) of the Bankruptcy Code. For the avoidance of doubt, General Unsecured Claims shall not include (i) Administrative Expense Claims, (ii) Priority Tax Claims, (iii) Non-Tax Priority Claims, (iv) Second Lien Notes Claims, (vi) Debtor Intercompany Claims, (vii) Secured Claims, (viii) Qualified Claims and (ix) Employment-Related Claims.
1.2.83    Governance Documents means any certificate of incorporation, bylaws, certificate of formation, limited liability company operating agreement, partnership agreement, or any other formation and organizational documents of the Debtors in effect as of the Commencement Date, as amended in accordance with sections 4.4 and 8.4 of this Plan (which amendments shall be in all respects in form and substance satisfactory to the Consenting Noteholders).
1.2.84    Guarantor Debtors means, collectively, the Debtors listed in Exhibit A to this Plan, excluding Rotech Healthcare Inc.
1.2.85    Impaired means impaired within the definition of section 1124 of the Bankruptcy Code.
1.2.86    Indentures means the First Lien Notes Indenture and the Second Lien Notes Indenture.
1.2.87    Lien means any charge against or interest in Collateral to secure payment of a debt or performance of an obligation.
1.2.88    Management Equity Incentive Program means a post-Effective Date compensation program, the terms of which are set forth in the “Management Equity Incentive Program Term Sheet.”

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1.2.89    Management Equity Incentive Program Term Sheet means the term sheet attached to the Plan Supplement, which shall be in all respects in form and substance satisfactory to the Consenting Noteholders.
1.2.90    New Board means the board of directors of Reorganized Rotech.
1.2.91    New First Lien Credit Agreement means that certain First Lien Credit Agreement, to be dated as of the Effective Date, the terms of which shall be set forth in the Plan Supplement.
1.2.92    New First Lien Credit Facility means that certain $200,000,000 senior secured, first priority credit facility, the proceeds of which will be advanced to the Reorganized Rotech pursuant to the New First Lien Credit Agreement.
1.2.93    New Rotech Supplier Credit Agreement means an agreement between the applicable Reorganized Debtor and the holder of a Qualified Claim pursuant to which such holder agrees to provide such Reorganized Debtor with trade credit following the Effective Date, which shall be in all respects in form and substance satisfactory to the Consenting Noteholders.
1.2.94    New Second Lien Credit Agreement means that certain Second Lien Credit Agreement, to be dated as of the Effective Date, the terms of which shall be set forth in the Plan Supplement.
1.2.95    New Second Lien Term Loan means that certain $150,000,000 senior secured, second priority term loan, the proceeds of which will be advanced to the Reorganized Rotech pursuant to the New Second Lien Credit Agreement.
1.2.96    New Second Lien Term Loan Commitment Letter means that certain commitment letter, among Rotech and the Backstop Lenders, which commitment letter shall be assumed by Reorganized Rotech on the Effective Date.
1.2.97    Non-Tax Priority Claim means any Claim against a Debtor or its Estate, other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in payment in accordance with sections 507(a)(4), (5), (6), (7), or (8) of the Bankruptcy Code, but only to the extent entitled to such priority.
1.2.98    Notes means the (i) First Lien Notes and (ii) Second Lien Notes, as applicable.
1.2.99    Other Secured Claim means a Secured Claim other than a Term Lender Claim, Term Loan Guaranty Claim, First Lien Notes Claim, First Lien Notes Guaranty Claim, Second Lien Notes Claim, and Second Lien Notes Guaranty Claim.
1.2.100    Plan means each and all of the chapter 11 plans of the Debtors, collectively, as set forth in this Second Amended Joint Chapter 11 Plan and, where specified herein as to each of the Debtors, the chapter 11 plan of such Debtor, including, without limitation, all exhibits and schedules annexed hereto and the Plan Documents, as the same may be amended, modified, or supplemented from time to time in accordance with the terms and provisions hereof.

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1.2.101    Plan Documents means all documents, attachments, schedules, and exhibits related to this Plan, including, without limitation, the documents contained in the Plan Supplement.
1.2.102    Plan Supplement means the supplement to this Plan containing the exhibits and schedules to this Plan that are not served with the approved Disclosure Statement upon holders of Claims and Equity Interests in connection with the solicitation of votes to accept or reject this Plan and which shall be in all respects in form and substance satisfactory to the Consenting Noteholders.
1.2.103    Plan Support Agreement means the agreement entered into by and among Rotech, the Consenting First Lien Noteholders, and the Consenting Second Lien Noteholders, setting forth the terms of their agreement to support confirmation of this Plan.
1.2.104    Preserved Claims means, collectively, any and all rights, Claims, Causes of Action, defenses, and counterclaims, whether in law or in equity, whether known or unknown, that the Debtors or their Estates may hold against any Entity, other than Avoidance Actions against holders of Qualified Claims described in clause (a) of the definition thereof.
1.2.105    Priority Tax Claim means any Claim of a governmental unit against the Estate of a Debtor entitled to priority in payment under sections 502(i) and 507(a)(8) of the Bankruptcy Code.
1.2.106    Pro Rata Share means, on any Distribution Date, with respect to the holder of an Allowed Claim against the Estate of a Debtor, the percentage represented by a fraction, (i) the numerator of which shall be an amount equal to such holder’s Claim against such Debtor’s Estate, and (ii) the denominator of which shall be an amount equal to the aggregate amount of Allowed, Disputed and estimated Claims in the same Class as such holder’s Claim against such Debtor’s Estate.
1.2.107    Professional means any professional employed or to be compensated pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code.
1.2.108    Qualified Claims means (a) the Claims of each trade creditor or other vendor creditor due and owing by the Debtors for goods and services delivered and rendered to the Debtors in the ordinary course of business prior to and as of the Commencement Date (i) whose holder has executed and delivered to the Reorganized Debtors a New Rotech Supplier Credit Agreement no later than ten (10) days prior to the Confirmation Date or (ii) whose Allowed Claim is equal to or less than $5,000, who does not execute and deliver to the Reorganized Debtors a New Rotech Supplier Credit Agreement no later than ten (10) days prior to the Confirmation Date and who indicates on its Ballot that in consideration for its Allowed Claim receiving the treatment provided under section 3.3.5 or section 3.4.5 of this Plan, as applicable, it elects to be bound to a New Rotech Supplier Credit Agreement in form to be filed by the Debtors with the Plan Supplement (which form shall be satisfactory to the Consenting Noteholders in all respects) and (b) the Carter Claim.

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1.2.109    Released Parties means all Entities who are or were at any time on or after the Commencement Date, and whether or not such Entity currently retains such capacity or position, (i) Debtors; (ii) directors, officers, members of management, and other employees of the Debtors, respectively; (iii) the Term Lender; (iv) the Term Agent; (v) the DIP Agents; (vi) the DIP Lenders; (vii) the First Lien Noteholders; (viii) the Consenting Second Lien Noteholders; (ix) each Second Lien Noteholder (other than a Second Lien Noteholder that is a Consenting Second Lien Noteholder) who votes to accept the Plan; (x) the Trustees; (xi) the Creditors’ Committee and its members; and (xii) attorneys, advisors, consultants, and other professionals, to the extent such parties are or were representing any of the Entities identified in (i) through (xi) above.
1.2.110    Reorganized Debtors means the Debtors, as reorganized on the Effective Date in accordance with this Plan.
1.2.111    Reorganized Debtors’ Bylaws means the respective bylaws of the incorporated Reorganized Debtors substantially in the form(s) to be set forth in the Plan Supplement.
1.2.112    Reorganized Debtors’ Certificate of Incorporation means the certificate of incorporation or articles of incorporation, as applicable, of each of the incorporated Reorganized Debtors substantially in the form(s) to be set forth in the Plan Supplement.
1.2.113    Reorganized Debtors’ LLC Agreement means the limited liability company agreement of each of the limited liability company Reorganized Debtors that is substantially in the form to be set forth in the Plan Supplement.
1.2.114    Reorganized Guarantor Debtor means the Guarantor Debtors, as reorganized on the Effective Date in accordance with this Plan.
1.2.115    Reorganized Rotech means Rotech Healthcare Inc., as reorganized on the Effective Date in accordance with this Plan.
1.2.116    Reorganized Rotech Common Stock means the common stock, par value $0.001 per share, to be issued by Reorganized Rotech on the Effective Date.
1.2.117    Rotech has the meaning set forth in the preamble above.
1.2.118    Rotech Plan means the Plan of Rotech Healthcare Inc.
1.2.119    Schedules means, unless otherwise specified, the respective schedules of assets and liabilities, the list of holders of Equity Interests, and the statements of financial affairs filed by the Debtors in accordance with section 521 of the Bankruptcy Code and the Bankruptcy Rules, as such schedules and statements have been or may be supplemented or amended.
1.2.120    Second Lien Noteholders means holders of Second Lien Notes.
1.2.121    Second Lien Notes means the second lien notes bearing interest at the rate of 10.5% per annum, issued pursuant to the Second Lien Notes Indenture, and having an outstanding principal balance as of the Commencement Date of $290,000,000.

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1.2.122    Second Lien Notes Claims means the portion of the Claims arising under the Second Lien Notes and the Second Lien Notes Indenture constituting Secured Claims under section 506(a) of the Bankruptcy Code.
1.2.123    Second Lien Notes Deficiency Claims means the portion of Claims of each holder of the Second Lien Notes arising under the Second Lien Notes and the Second Lien Notes Indenture constituting General Unsecured Claims under section 506(a) of the Bankruptcy Code.
1.2.124    Second Lien Notes Guaranty Claims means the Claims against the Estates of the Guarantor Debtors arising from the guaranty of the obligations under the Second Lien Notes provided by each of the Guarantor Debtors.
1.2.125    Second Lien Notes Indenture means the indenture, dated as of March 17, 2011, among Rotech, the Guarantor Debtors, and The Bank of New York Mellon Trust Company, N.A., as Trustee, and all of the documents and instruments relating thereto, as amended, supplemented, modified or restated from time to time.
1.2.126    Second Lien Notes Trustee means Wilmington Trust, National Association, a national banking association, as successor Trustee.
1.2.127    Secured Claim means any Claim (i) to the extent reflected in the Schedules or in a proof of Claim, which is validly and unavoidably secured by a Lien on Collateral to the extent of the value of such Collateral, as determined in accordance with section 506(a) of the Bankruptcy Code; or (ii) that is a valid, unavoidable setoff right in accordance with sections 506(a) and 553 of the Bankruptcy Code.
1.2.128    Stockholders Agreement means the Stockholders Agreement, to be dated as of the Effective Date, by and among Reorganized Rotech and each person or Entity that receives a Distribution of Reorganized Rotech Common Stock under this Plan, substantially in the form contained in the Plan Supplement and in all respects in form and substance satisfactory to the Debtors/Reorganized Debtors and the Consenting Noteholders.
1.2.129    Tax Code means the Internal Revenue Code of 1986, as amended from time to time.
1.2.130    Term Agent means Silver Point Finance, LLC.
1.2.131    Term Lender means any Entity who may be, from time to time, a lender under the Term Loan.
1.2.132    Term Lender Claims means the Claims arising under the Term Loan.
1.2.133    Term Loan means the term loan provided under that certain term loan agreement, dated as of December 21, 2012 among Rotech, the Term Lender and the Term Agent.
1.2.134    Term Loan Guaranty Claims means the Claims arising from the guaranty of the obligations under the Term Loan provided by each of the Guarantor Debtors.

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1.2.135    Treasury Regulations means the Treasury regulations (including temporary Treasury regulations) promulgated by the United States Department of Treasury with respect to the Tax Code or other United States federal tax statutes.
1.2.136    Trustees means the First Lien Notes Trustee and the Second Lien Notes Trustee.
1.2.137    Trustee Claims means the Claims for reasonable fees and expenses, including reasonable attorneys’ fees and expenses, incurred by the Trustees (a) during the Chapter 11 Cases and (b) after the Effective Date in connection with (i) Distributions to be made to holders of the First Lien Notes Claims and Second Lien Notes Claims, as applicable, and (ii) the drafting, review and execution of any documents that may be required under Section 4.12 of the Plan that are not drafted, reviewed and executed prior to the Effective Date.
1.2.138    Unimpaired means any class of Claims that is not Impaired within the meaning of section 1124 of the Bankruptcy Code.
1.2.139    United States Trustee Statutory Fees means fees arising under 28 U.S.C. § 1930(a)(6) or accrued interest thereon arising under 31 U.S.C. § 3717.
1.2.140    Voting Record Date means the date established by the Bankruptcy Court to determine which claimants and interest holders are entitled to vote on this Plan.
1.3    Rules of Construction. Unless otherwise expressly provided:

(a)	Article, section, and exhibit references in this Plan are to articles, sections, and exhibits of and to this Plan and schedule references in this Plan are to the schedules to the Plan Supplement;

(b)	References to dollars are to the lawful currency of the United States of America;

(c)	References to Claims against the Debtors refer to Claims against the Estates of such Debtors;

(d)	The word “including” and similar words means “including without limitation”;

(e)	References to “on the Effective Date” means on or, as soon thereafter as is practicable, the Effective Date;

(f)	Unless otherwise stated, the words “herein,” “hereof,” and “thereto” refer to this Plan in its entirety rather than to a particular portion of this Plan;

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(g)	Captions and headings in this Plan are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; and

(h)	The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of this Plan.
ARTICLE II

TREATMENT OF UNCLASSIFIED CLAIMS
(ADMINISTRATIVE EXPENSE CLAIMS, PROFESSIONAL
COMPENSATION AND REIMBURSEMENT CLAIMS, AND PRIORITY TAX
CLAIMS)
2.1    Administrative Expense Claims. Except to the extent that a holder of an Allowed Administrative Expense Claim agrees to a less favorable treatment with the applicable Debtor against whose Estate such Claim is Allowed, each holder of an Allowed Administrative Expense Claim shall receive Cash in an amount equal to such Allowed Administrative Expense Claim on, or as soon thereafter as is reasonably practicable, the later of (a) the Effective Date and (b) the date on which such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the applicable Debtor shall be paid in full and performed by the applicable Reorganized Debtor in the ordinary course of business in accordance with the Reorganized Debtor’s customary and historical satisfaction of the terms and conditions of any agreements governing, instruments evidencing, or other documents relating to such liabilities; and provided, further, however, that notwithstanding section 2.2 of this Plan, the Trustee Claims shall be paid solely pursuant to section 13.7 of this Plan.
Any and all requests for payment or proofs of Administrative Expense Claims must, no later than the applicable Administrative Bar Date, be filed and served on the Debtors or Reorganized Debtors, as applicable. Objections to any Administrative Expense Claim must be filed and served on the claimant no later than sixty (60) days after the applicable Administrative Bar Date, which date for filing and serving an objection may be extended by application to the Bankruptcy Court. Holders of Administrative Expense Claims that are required to file a request for payment or proof of such Claims and that do not file such requests or proofs of Claim on or before the applicable Administrative Bar Date shall be forever barred from asserting such Claims against any of the Debtors and their Estates or any of the Reorganized Debtors. For the avoidance of doubt, any Claim for adequate protection payments set forth in the Bankruptcy Court order authorizing the Debtors’ entry into the DIP Credit Agreement shall be exempt from the Administrative Bar Date without the filing of any request for payment or proof of Administrative Expense Claim.
2.2    Professional Compensation and Reimbursement Claims. Notwithstanding section 2.1, all holders of a Claim for an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date pursuant to sections 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code shall file their

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respective final applications for allowances of compensation for services rendered and reimbursement of expenses incurred through the Effective Date by a date no later than the date that is forty-five (45) days after the Effective Date or by such other date as may be fixed by the Bankruptcy Court, and if granted such an award by the Bankruptcy Court, such holders shall be paid in full in such amounts as are Allowed by the Bankruptcy Court to the extent not previously paid by prior order of the Bankruptcy Court (A) on the date on which such Claim becomes an Allowed Claim, or (B) upon such other terms as may be mutually agreed upon between such holder of an Allowed Claim and the Reorganized Debtors. The Reorganized Debtors are authorized to pay compensation for services rendered or reimbursement of expenses incurred after the Effective Date in the ordinary course and without the need for Bankruptcy Court approval.
2.3    Priority Tax Claims. Except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the applicable Debtor’s Estate liable for such Claim prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the applicable Debtor and in full and complete satisfaction of any and all liability attributable to such Priority Tax Claim, on the latest of (i) the Effective Date, (ii) the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, and (iii) the date such Allowed Priority Tax Claim is payable under applicable non-bankruptcy law, or as soon thereafter as is reasonably practicable, Cash in an amount equal to such Allowed Priority Tax Claim; provided, further, that no holder of an Allowed Priority Tax Claim shall be entitled to any payments on account of any pre-Effective Date interest accrued on or penalty arising after the Commencement Date with respect of or in connection with such Allowed Priority Tax Claim.
2.4    DIP Lender Claims. Except to the extent the DIP Lenders agree to less favorable treatment, on the Effective Date, the DIP Lenders shall be paid in full, in cash, in accordance with the DIP Documents and upon payment in full, in cash of the DIP Lender Claims shall release any and all Liens against and security interests in the Debtors’ (and the Estates’) property held by the DIP Lenders. Notwithstanding anything herein to the contrary, upon satisfaction in full, in cash of the DIP Lender Claims as provided for and in accordance with the DIP Documents, any and all Liens against and security interests in the Debtors’ (and the Estates’) property held by the DIP Lenders shall be deemed released, terminated, and extinguished, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule, or the vote, consent, authorization or approval of any Entity, and the Debtors’ (and the Reorganized Debtors’) obligations under the DIP Documents shall be cancelled.
ARTICLE III

CLASSIFICATION OF CLASSIFIED CLAIMS AND EQUITY INTERESTS
3.1    Classification and Treatment of Classified Claims and Equity Interests. Pursuant to sections 1122 and 1123 of the Bankruptcy Code, Claims and Equity Interests (other than Claims arising under sections 507(a)(2), or 507(a)(8) of the Bankruptcy Code, which Claims do not require classification pursuant to section 1123(a) of the Bankruptcy Code and are receiving the treatment set forth in Article II) are classified for all purposes, including, without limitation, voting, confirmation, and distribution pursuant to this Plan, as set forth herein. A Claim or Equity Interest

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shall be deemed classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class, and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is Allowed in that Class if it has not been paid or otherwise settled prior to the Effective Date, and satisfies the definition of a Claim or Equity Interest that is Allowed or is otherwise Allowed pursuant to the terms of this Plan.
3.2    Summary of Classification and Treatment of Classified Claims and Equity Interests.

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CLASS	TREATMENT	ENTITLED TO VOTE
ROTECH PLAN
Rotech Class 1 – Non-Tax Priority Claims	Unimpaired	No (conclusively presumed to accept)
Rotech Class 2 – First Lien Claims	Unimpaired	No (conclusively presumed to accept)
Rotech Class 3 – Second Lien Notes Claims	Impaired	Yes
Rotech Class 4 – Other Secured Claims	Impaired	Yes
Rotech Class 5 – Qualified Claims	Unimpaired	No (conclusively presumed to accept)
Rotech Class 5.1 – General Unsecured Claims	Impaired	Yes
Rotech Class 6 – Debtor Intercompany Claims	Unimpaired/Impaired	No (conclusively presumed to accept/ deemed to reject)
Rotech Class 7 – Equity Interests	Impaired	No (deemed to reject)
GUARANTOR DEBTOR PLANS
GD Class 1 – Non-Tax Priority Claims	Unimpaired	No (conclusively presumed to accept)
GD Class 2 – First Lien Guaranty Claims	Unimpaired	No (conclusively presumed to accept)
GD Class 3 – Second Lien Notes Guaranty Claims	Impaired	Yes
GD Class 4 – Other Secured Claims	Impaired	Yes
GD Class 5 – Qualified Claims	Unimpaired	No (conclusively presumed to accept)
GD Class 5.1 – General Unsecured Claims	Impaired	Yes
GD Class 6 – Debtor Intercompany Claims	Unimpaired/Impaired	No (conclusively presumed to accept/ deemed to reject)
GD Class 7 – Equity Interests	Unimpaired	No (conclusively presumed to accept/ deemed to reject)
3.3    Rotech Plan

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3.3.1    Rotech Class 1 – Non-Tax Priority Claims

(a)	Classification: Rotech Class 1 consists of all Non-Tax Priority Claims against Rotech.

(b)	Treatment: On the Effective Date, each holder of an Allowed Non-Tax Priority Claim against Rotech shall receive Cash in an amount equal to the Allowed amount of its Claim.

(c)
Voting: Rotech Class 1 is Unimpaired by the Rotech Plan. Rotech Class 1 and each holder of an Allowed Non-Tax Priority Claim against Rotech are conclusively presumed to have accepted the Rotech Plan. Holders of Allowed Non-Tax Priority Claims are not entitled to vote to accept or reject the Rotech Plan.

3.3.2    Rotech Class 2 – First Lien Claims

(a)	Classification: Rotech Class 2 consists of all First Lien Claims against Rotech.

(b)
Treatment: The First Lien Claims shall be Allowed Secured Claims. On the Effective Date, each holder of an Allowed First Lien Claim against Rotech shall receive Cash in an amount equal to the Allowed amount of its First Lien Claim.

(c)
Voting: Rotech Class 2 is Unimpaired by the Rotech Plan. Rotech Class 2 and each holder of an Allowed First Lien Claim against Rotech are conclusively presumed to have accepted the Rotech Plan. Holders of Allowed First Lien Claims are not entitled to vote to accept or reject the Rotech Plan.

3.3.3    Rotech Class 3 – Second Lien Notes Claims

(a)	Classification: Rotech Class 3 consists of all Second Lien Notes Claims against Rotech.

(b)
Treatment: The Second Lien Notes Claims shall be Allowed Secured Claims hereunder. On the Effective Date, each holder of an Allowed Second Lien Notes Claim against Rotech shall receive (i) its Pro Rata Share of 100% of the Reorganized Rotech Common Stock, subject to dilution by the equity interests issued under the Management Equity Incentive Program and (ii) the right to participate in the New Second Lien Term Loan (it being understood that (x) the amount of each such holder’s participation therein shall be equal to its Pro Rata Share of the Second Lien Notes Claims multiplied by $150,000,000

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and (y) each such holder shall be required to fund its participation in cash on the Effective Date in accordance with Section 4.13 below).

(c)	Voting: Rotech Class 3 is Impaired by the Rotech Plan. Rotech Class 3 and each holder of an Allowed Second Lien Notes Claim against Rotech are entitled to vote to accept or reject the Rotech Plan.
3.3.4    Rotech Class 4 – Other Secured Claims

(a)	Classification: Rotech Class 4 consists of all Other Secured Claims against Rotech.

(b)
Treatment: At the Debtors’ election, each holder of an Allowed Other Secured Claim against Rotech shall either (x) be reinstated in accordance with Bankruptcy Code section 1124 on the Effective Date, (y) be treated in accordance with Bankruptcy Code section 1129(b)(2)(A)(i), (ii), or (iii) on the Effective Date, or (z) with the prior written consent of the Consenting Noteholders, be paid in full in Cash, including the payment of any interest required to be paid under Bankruptcy Code section 506(b), on the Effective Date or as soon thereafter as reasonably practicable or, if payment is not then due, in accordance with the payment terms of any applicable agreement.

(c)	Voting: Rotech Class 4 is Impaired by the Rotech Plan. Rotech Class 4 and each holder of an Allowed Other Secured Claim against Rotech are entitled to vote to accept or reject the Rotech Plan.
3.3.5    Rotech Class 5 – Qualified Claims

(a)	Classification: Rotech Class 5 consists of all Qualified Claims against Rotech.

(b)
Treatment: On the Effective Date, except to the extent that a holder of an Allowed Qualified Claim against Rotech agrees to less favorable treatment of such Allowed Qualified Claim, each holder of an Allowed Qualified Claim against Rotech shall receive Cash in an amount equal to the Allowed amount of its Claim.

(c)
Voting: Rotech Class 5 is Unimpaired by the Rotech Plan. Rotech Class 5 and each holder of an Allowed Qualified Claim against Rotech are conclusively presumed to have accepted the Rotech Plan. Holders of Allowed Qualified Claims against Rotech are not entitled to vote to accept or reject the Rotech Plan.

3.3.6    Rotech Class 5.1 – General Unsecured Claims

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(a)	Classification: Rotech Class 5.1 consists of all General Unsecured Claims against Rotech.

(b)
Treatment: The Second Lien Notes Deficiency Claims shall be Allowed General Unsecured Claims hereunder. On the Effective Date, each holder of an Allowed General Unsecured Claim against Rotech (other than, in each case, any holder of a Second Lien Notes Deficiency Claim) shall receive its Pro Rata Share of $1,500,000 (it being understood that for purposes of this sentence the denominator of the fraction calculated pursuant to the definition “Pro Rata Share” shall exclude the Second Lien Notes Deficiency Claims and include all other Allowed General Unsecured Claims against the Guarantor Debtors); provided, however, if Rotech Class 5.1 or any GD Class 5.1 rejects the applicable Plan, there shall be no Distribution to Rotech Class 5.1 and holders of Allowed General Unsecured Claims against Rotech. For the avoidance of doubt, the holders of Second Lien Notes Deficiency Claims against Rotech shall receive no distribution under the Plan.

(c)
Voting: Rotech Class 5.1 is Impaired by the Rotech Plan. Rotech Class 5.1 and each holder of an Allowed General Unsecured Claim (including, for the avoidance of doubt, each holder of a Second Lien Notes Deficiency Claim) against Rotech are entitled to vote to accept or reject the Rotech Plan.

3.3.7    Rotech Class 6 – Debtor Intercompany Claims

(a)	Classification: Rotech Class 6 consists of all Debtor Intercompany Claims against Rotech.

(b)
Treatment: On and as of the Effective Date, Allowed Debtor Intercompany Claims against Rotech shall, at the Reorganized Rotech’s option, be reinstated in accordance with Bankruptcy Code section 1124 or cancelled, and, in each case, no Distribution shall be made on account of such Debtor Intercompany Claims.

(c)
Voting: Each Debtor Intercompany Claim in Rotech Class 6 is either Unimpaired or Impaired by the Rotech Plan. Each holder of an Allowed Debtor Intercompany Claim against Rotech is conclusively presumed to have either accepted or deemed to have rejected the Rotech Plan. Holders of Allowed Debtor Intercompany Claims against Rotech are not entitled to vote to accept or reject the Rotech Plan.

3.3.8    Rotech Class 7 – Equity Interests

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(a)	Classification: Rotech Class 7 consists of all Equity Interests in Rotech.

(b)	Treatment: On the Effective Date, all Equity Interests in Rotech shall be cancelled and extinguished, and no holder of an Equity Interest in Rotech shall receive any distribution on account thereof.

(c)
Voting: Rotech Class 7 is Impaired by the Rotech Plan. Rotech Class 7 and each holder of an Equity Interest in Rotech are deemed to have rejected the Rotech Plan. Holders of Equity Interests in Rotech are not entitled to vote to accept or reject the Rotech Plan.

3.4    GD PLANS
3.4.1    GD Class 1 – Non-Tax Priority Claims

(d)	Classification: GD Class 1 consists of all Non-Tax Priority Claims against the applicable Guarantor Debtor.

(e)	Treatment: On the Effective Date, each holder of an Allowed Non-Tax Priority Claim against the applicable Guarantor Debtor shall receive Cash in an amount equal to the Allowed amount of such Claim.

(f)
Voting: GD Class 1 is Unimpaired by the applicable GD Plan. GD Class 1 and each holder of an Allowed Non-Tax Priority Claim against the applicable Guarantor Debtor are conclusively presumed to have accepted the applicable GD Plan. Holders of Non-Tax Priority Claims against the applicable Guarantor Debtor are not entitled to vote to accept or reject the applicable GD Plan.

3.4.2    GD Class 2 – First Lien Guaranty Claims

(d)	Classification: GD Class 2 consists of all First Lien Guaranty Claims against the applicable Guarantor Debtor.

(e)
Treatment: The First Lien Guaranty Claims shall be Allowed Claims. On the Effective Date, each holder of an Allowed First Lien Guaranty Claim against the applicable Guarantor Debtor shall receive the Distribution and treatment set forth in section 3.3.2 of this Plan.

(f)
Voting: GD Class 2 is Unimpaired by the applicable GD Plan. GD Class 2 and each holder of an Allowed First Lien Guaranty Claim against the applicable Guarantor Debtor are conclusively presumed to have accepted the Rotech Plan. Holders of Allowed First Lien Guaranty Claims are not entitled to vote to accept or reject the applicable GD Plan.

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3.4.3    GD Class 3 – Second Lien Notes Guaranty Claims

(d)	Classification: GD Class 3 consists of all Second Lien Notes Guaranty Claims against the applicable Guarantor Debtor.

(e)
Treatment: The Second Lien Notes Guaranty Claims shall be Allowed Claims. On the Effective Date, each holder of a Second Lien Notes Guaranty Claim against the applicable Guarantor Debtor shall receive the Distribution and treatment set forth in section 3.3.3 of this Plan to the extent such Claim is a Secured Claim and the Distribution and treatment set forth in section 3.3.6 to the extent such Claim is a General Unsecured Claim.

(f)
Voting: GD Class 3 is Impaired by the applicable GD Plan. GD Class 3 and each holder of an Allowed Second Lien Notes Guaranty Claim against the applicable Guarantor Debtor are entitled to vote to accept or reject the applicable GD Plan.

3.4.4    GD Class 4 – Other Secured Claims

(d)	Classification: GD Class 4 consists of all Other Secured Claims against the applicable Guarantor Debtor.

(e)
Treatment: On the Effective Date, each holder of an Allowed Other Secured Claim against the applicable Guarantor Debtor shall receive the Distribution and treatment set forth in section 3.3.4 of this Plan.

(f)
Voting: GD Class 4 is Impaired by the applicable GD Plan. Holders of Allowed Other Secured Claims against the applicable Guarantor Debtor are entitled to vote to accept or reject the applicable GD Plan.

3.4.5    GD Class 5 – Qualified Claims

(d)	Classification: GD Class 5 consists of all Qualified Claims against the applicable Guarantor Debtor.

(e)
Treatment: On the Effective Date, except to the extent that a holder of an Allowed Qualified Claim against the applicable Guarantor Debtor agrees to less favorable treatment of such Allowed Qualified Claim, each holder of an Allowed Qualified Claim against the applicable Guarantor Debtor shall receive (without duplication) Cash in an amount equal to the Allowed amount of its Claim.

(f)	Voting: GD Class 5 is Unimpaired by the applicable GD Plan. GD Class 5 and each holder of Allowed Qualified Claims are conclusively presumed to have accepted the applicable GD Plan. Holders of

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Allowed Qualified Claims against the applicable Guarantor Debtor are not entitled to vote to accept or reject the applicable GD Plan.
3.4.6    GD Class 5.1 – General Unsecured Claims

(d)	Classification: GD Class 5.1 consists of all General Unsecured Claims against the applicable Guarantor Debtor.

(e)
Treatment: On the Effective Date, each holder of an Allowed General Unsecured Claim against or any applicable Guarantor Debtor (other than, in each case, any holder of a Second Lien Notes Deficiency Claim) shall receive its Pro Rata share of $1,500,000 (it being understood that for purposes of this sentence the denominator of the fraction calculated pursuant to the definition “Pro Rata Share” shall exclude the Second Lien Notes Deficiency Claims and include all other Allowed General Unsecured Claims against Rotech and each Guarantor Debtor); provided, however, if Rotech Class 5.1 or any GD Class 5.1 rejects the applicable Plan, there shall be no Distribution to GD Class 5.1 and holders of Allowed General Unsecured Claims against the applicable Guarantor Debtor. For the avoidance of doubt, holders of Second Lien Notes Deficiency Claims against any applicable Guarantor Debtor shall receive no distribution under this Plan.

(f)
Voting: Each GD Class 5.1 is Impaired by the applicable GD Plan. Each GD Class 5.1 and each holder of an Allowed General Unsecured Claim (including, for the avoidance of doubt, each holder of Second Lien Notes Deficiency Claim) against the applicable Guarantor Debtor are entitled to vote to accept or reject the applicable GD Plan.

3.4.7    GD Class 6 – Debtor Intercompany Claims

(d)	Classification: GD Class 6 consists of all Debtor Intercompany Claims against the applicable Guarantor Debtor.

(e)
Treatment: On and as of the Effective Date, Allowed Debtor Intercompany Claims against each applicable Guarantor Debtor shall, at the applicable Reorganized Guarantor Debtor’s option, be reinstated in accordance with Bankruptcy Code section 1124 or cancelled, and, in each case, no Distribution shall be made on account of such Debtor Intercompany Claims.

(f)
Voting: Each Debtor Intercompany Claim in GD Class 6 is either Unimpaired or Impaired by the applicable GD Plan. Each holder of Allowed Debtor Intercompany Claims against the applicable Guarantor Debtor is either deemed to have accepted or rejected the

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applicable GD Plan. Holders of Allowed Debtor Intercompany Claims against any applicable Reorganized Guarantor Debtor are not entitled to vote to accept or reject the applicable GD Plan.
3.4.8    GD Class 7 – Equity Interests

(a)	Classification: GD Class 7 consists of all Equity Interests in the applicable Guarantor Debtor.

(b)	Treatment: On the Effective Date, all Equity Interests in the applicable Guarantor Debtor will be reinstated.

(c)
Voting: GD Class 7 is Unimpaired by the applicable GD Plan. GD Class 7 and each holder of an Allowed Equity Interest in the applicable Guarantor Debtor are conclusively presumed to have accepted the applicable GD Plan. Holders of Allowed Equity Interests in the applicable Guarantor Debtor are not entitled to vote.

ARTICLE IV

MEANS OF EXECUTION OF PLAN
4.1    Separate Plans. For purposes of voting on this Plan and receiving Distributions under this Plan, votes will be tabulated separately for each Debtor’s Plan and Distributions will be made to each separate Class as provided in such Debtor’s Plan, as set forth in Article III of this Plan. A Claim against multiple Debtors, to the extent Allowed against each respective Debtor, shall be treated as a separate Claim against each such Debtor for all purposes (including, but not limited to, voting and Distributions).
4.2    No Double Payment of Claims. To the extent that a Claim is Allowed against more than one Debtor’s Estate, the holder of an Allowed Claim against more than one Debtor may recover Distributions from all such co-obligor Debtors’ Estates until such holder has received payment in full on such Allowed Claim. No holder of an Allowed Claim shall be entitled to receive more than payment in full, without postpetition interest, of its Allowed Claim and such Claim shall be administered and treated in the manner provided by this Plan only until payment in full on such Allowed Claim.
4.3    Severability of Plans. A failure to confirm any one or more of the Debtor’s Plans shall not affect other Plans confirmed by the Bankruptcy Court; provided, however, that the Debtors reserve the right to withdraw any and all Plans prior to rulings on their respective confirmations.
4.4    Continued Corporate Existence. Subject to the restructuring transactions contemplated by this Plan, each of the Debtors will continue to exist after the Effective Date as a separate Entity, with all powers of a corporation, limited liability company, or partnership, as the case may be, under applicable law in the jurisdiction in which each applicable Debtor is incorporated or otherwise formed and pursuant to its certificate of incorporation and bylaws or other Governance

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Documents in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws or other Governance Documents are amended and restated or otherwise revised pursuant to this section 4.4 and section 8.4 of this Plan, to comply with Bankruptcy Code section 1123(a)(6) or otherwise, without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law after the Effective Date.
4.5    Formation and Corporate Structure.
4.5.1    Corporate Structure. On the Effective Date, Reorganized Rotech will continue to exist as the parent holding company of the Reorganized Guarantor Debtors and shall own 100% of each of the Reorganized Guarantor Debtors directly or indirectly. The shares owned by Reorganized Rotech in each of the Reorganized Guarantor Debtors shall be used to recreate the same organizational structure that existed on the Commencement Date, or as otherwise directed by the Consenting Noteholders.
4.5.2    Issuance and Distribution of Reorganized Rotech Common Stock. On the Effective Date, the existing common stock of Rotech will be cancelled and extinguished, and Reorganized Rotech will issue the Reorganized Rotech Common Stock to holders of the Second Lien Notes Trustee to disburse to holders of Allowed Second Lien Notes Claims. With respect to such Distributions of Reorganized Rotech Common Stock, the Second Lien Notes Trustee shall (i) be the Disbursing Agent, (ii) receive the Reorganized Rotech Common Stock to be disbursed to holders of Allowed Second Lien Notes Claims as indenture trustee for the Second Lien Notes Indenture, and (iii) be responsible for making Distributions to holders of Allowed Second Lien Notes Claims in accordance with the terms of this Plan and the Second Lien Notes Indenture.
4.6    Form of Securities to be Issued; Exemption from Registration. Unless otherwise agreed to by the Reorganized Debtors, all shares of Reorganized Rotech will be non-certificated. In reliance upon Bankruptcy Code section 1145(a), at the time of issuance, none of the securities issued in connection with this Plan will be registered under section 5 of the Securities Act of 1933, as amended, or any state or local law requiring registration for the offer or sale of securities. In addition, except as provided in the Stockholders Agreement, none of the securities issued in connection with this Plan will be listed on a securities exchange. Rotech will not participate in making a market (or facilitate making a market) in any such securities. The Stockholders Agreement shall be deemed effective and binding upon each person or Entity that is or becomes a holder of shares of Reorganized Rotech Common Stock, and each such person or Entity shall, upon its receipt of such shares, be deemed to be a party to the Stockholders Agreement as a Stockholder (as defined in the Stockholders Agreement) or an Employee Stockholder (as defined in the Stockholders Agreement), as applicable, for all purposes thereunder, irrespective of whether such person or Entity is or becomes a signatory thereto.
4.7    Certain Tax Treatment. Net Operating Loss Treatment: To the extent section 382(l)(5) of the Tax Code provides an exception to the general rule of section 382(a) of the Tax Code and such exception is available, Rotech will, in consultation with the Consenting Noteholders, determine on or before the date that such election must be made whether it intends to utilize the exception in section 382(l)(5) of the Tax Code or it intends to elect out of the exception.

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4.8    Cancellation of Existing Securities and Agreements. On the Effective Date, except as otherwise specifically provided for in this Plan, the obligations of the Debtors under the Term Loan Agreement, the First Lien Indenture, the Second Lien Indenture, and any other Certificate, Equity Security, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Equity Interest (other than any Claim or Equity Interest that is reinstated by this Plan pursuant to section 1124 of the Bankruptcy Code or created by this Plan) shall be deemed cancelled without further act or action under any applicable agreement, law, regulation, order, or rule, and the obligations of that Debtor under those documents, agreements, or instruments, and any Liens or Claims for diminution granted to the Term Lenders, Term Agent, the First Lien Noteholders, the Second Lien Noteholders and the Trustees pursuant to the DIP Order, shall be discharged. Notwithstanding the foregoing, the Indentures shall continue in effect to the extent necessary to (i) permit the Trustees, as applicable, to receive and make Distributions pursuant to the Plan on account of the Notes and the Indentures and (ii) permit the Trustees to assert their respective charging liens and priority of payment rights under the Indentures.
4.9    Qualified Claims. Each holder of an Allowed Claim in an amount less than or equal to $5,000 shall not be required to execute and deliver a New Rotech Supplier Credit Agreement to the Reorganized Debtors to receive the treatment provided under section 3.3.5 or section 3.4.5 hereof, as applicable; provided, that each such holder indicates on its Ballot that in consideration for its Allowed Claim receiving the treatment provided under section 3.3.5 or section 3.4.5 of this Plan, as applicable, such holder elects to be bound to a New Rotech Supplier Credit Agreement in form to be filed by the Debtors with the Plan Supplement (which form shall be satisfactory to the Consenting Noteholders in all respects).
4.10    Sources of Consideration for Plan Distributions. Except as otherwise provided in this Plan or the Confirmation Order, all consideration necessary for the Reorganized Debtors to make payments pursuant to this Plan shall be obtained from the existing Cash balances of the Debtors, the proceeds of the Exit Financing, and the operations of the Debtors or the Reorganized Debtors. The Reorganized Debtors may also make such payments using Cash received from their subsidiaries through the Reorganized Debtors’ consolidated cash management systems.
4.11    Reserved.
4.12    Exit Financing. Subject to, and upon the occurrence of, the Effective Date, and without further notice to or order or other approval of the Bankruptcy Court, any act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any person or Entity (including the Boards of Directors of the Debtors or Reorganized Debtors), except for the entry of the Confirmation Order and as otherwise required by the Exit Financing Documents, the Reorganized Debtors shall, and are authorized to, enter into and perform and receive the proceeds of the Exit Financing, and to execute and deliver the Exit Financing Documents, in each case consistent with the terms of this Plan and to the extent different from this Plan, then on terms and conditions acceptable to the Applicable Exit Financing Arrangers, the Consenting Noteholders and the Reorganized Debtors; provided, however, that the provision(s) of the Confirmation Order and the Plan Documents, including but not limited to the Plan, Plan Supplement and any amendment,

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modification or supplement thereto, shall be subject to the approval of the Applicable Exit Financing Arrangers only to the extent such provisions materially adversely affect any of the rights and interests of any or all of the Entities in the Exit Financing Group in their capacities as such (as determined in good faith by the Applicable Exit Financing Arrangers). Confirmation of this Plan shall be deemed (i) approval of the Exit Financing, the Exit Financing Documents, and all transactions in connection with the Exit Financings and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein, and (ii) authorization of the Reorganized Debtors to enter into and execute the Exit Financing Documents and such other documents as the Applicable Exit Financing Arrangers may require to effectuate the Exit Financing, subject to such modifications as the Reorganized Debtors and the Applicable Exit Financing Arrangers may mutually agree are necessary or appropriate to effectuate the Exit Financing. The Exit Financing Documents shall constitute legal, valid, binding and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the Exit Financing Documents are being extended, and shall be deemed to have been extended in good faith, for legitimate business purposes, are reasonable, shall not be subject to recharacterization for any purposes whatsoever, and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted in accordance with the Exit Financing Documents (i) shall be deemed to be approved, (ii) shall be legal, binding and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Exit Financing Documents, (iii) shall be deemed perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the Exit Financing Documents, and (iv) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the persons and Entities granting such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of this Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be reasonably necessary under applicable law to give notice of such Liens and security interests to third parties. To the extent that the DIP Agents, the Term Agent, the First Lien Notes Trustee, the Second Lien Notes Trustee, or the holders of any Secured Claim (including, without limitation, the DIP Lenders, the holders of the Term Loan, the holders of First Lien Notes and the holders of Second Lien Notes) or any agent for any such holders, has filed or recorded publicly any Liens and/or security interests to secure any Secured Claim, then as soon as practicable on or after the Effective Date, the DIP Agents, the Term Agent, the First Lien Notes Trustee, the Second Lien Notes Trustee or the holder of any Secured Claim (or the agent for such holder), as the case may be, shall take any and all steps reasonably requested by any or all of the Debtors, the Reorganized Debtors, the Applicable Exit Financing Arrangers and the administrative and collateral agents under the Exit Financing that are necessary to cancel, extinguish or modify as applicable, such publicly-filed Liens and/or security interests, it being understood that,

29

in each case, all costs and expenses in connection therewith shall be paid by the Debtors or Reorganized Debtors. Notwithstanding anything to the contrary in the Confirmation Order or this Plan, the Bankruptcy Court’s retention of jurisdiction shall not be exclusive in respect of any disputes or Claims arising or asserted under, or any enforcement action or rights or remedies taken or exercised in connection with, the Exit Financing Documents after the Effective Date.
4.13    New Second Lien Term Loan Participations. The Backstop Lenders have agreed to and shall fund the full amount of the New Second Lien Term Loan on the Effective Date, subject to the terms and conditions of the New Second Lien Term Loan Commitment Letter. Notwithstanding the foregoing, each holder of Allowed Second Lien Notes Claims shall have the right to participate in the New Second Lien Term Loan in accordance with Section 3.3.3 above, provided such holder executes the New Second Lien Credit Agreement as a lender thereunder, performs its obligations under the applicable Exit Financing Documents in accordance with the terms thereof and funds its participation in full in cash on the Effective Date (if so directed by Reorganized Rotech in accordance with the terms of the New Second Lien Credit Agreement). If any holder of Allowed Second Lien Notes Claims elects to participate in the New Second Lien Term Loan pursuant to the terms of this Plan, the commitments of the Backstop Lenders to provide the New Second Lien Term Loan shall be reduced on a dollar for dollar basis, ratably as between the Backstop Lenders in accordance with the terms of the Second Lien Term Loan Commitment Letter.
ARTICLE V

VOTING AND DISTRIBUTIONS UNDER THE PLAN
5.1    Impaired Classes to Vote. Except to the extent a Class of Claims or Equity Interests is deemed to have accepted or rejected this Plan, each holder of a Claim in an Impaired Class as of the Voting Record Date shall be entitled to vote to accept or reject this Plan as provided in such order as is entered by the Bankruptcy Court establishing procedures with respect to the solicitation and tabulation of votes to accept or reject this Plan, or any other order or orders of the Bankruptcy Court.
5.2    Acceptance by Class of Claims. An Impaired Class of Claims shall have accepted a Plan if the Plan is accepted by at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class that have voted to accept or reject the Plan. Unimpaired Classes are conclusively presumed to have accepted the Plan.
5.3    Elimination of Vacant Classes. Any Class of Claims or Equity Interests that does not have a Claim or Equity Interest as of the date of the Confirmation Hearing shall be deemed eliminated from this Plan for all purposes.
5.4    Nonconsensual Confirmation. With respect to each Impaired Class of Claims that is deemed to reject the Plan or rejects the Plan, the Debtors will request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code.
5.5    Distributions Under the Plan. Whenever any Distribution to be made pursuant to this Plan shall be due on a day other than a Business Day, the Distribution shall instead be made,

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without interest, on the immediately succeeding Business Day, but shall be deemed to have been made on the date due. The Distributions shall be made to the holders of Allowed Claims as of the Distribution Record-Date.
5.5.1    Distribution Record Date. As of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims or Equity Interests as maintained by the Debtors or their respective agents, shall be deemed closed, and there shall be no further changes in the record holders of any of the Claims or Equity Interests. The Debtors or the Reorganized Debtors shall have no obligation to recognize any transfer of the Claims or Equity Interests occurring on or after the Distribution Record Date.
5.5.2    Distribution Deadlines. Any Distribution to be made by the Disbursing Agent pursuant to a Plan shall be deemed to have been timely made in accordance with the Distributions specified in Article III of this Plan. No interest shall accrue or be paid with respect to any Distribution as a consequence of the Distribution not having been made on the Distribution Date.
5.5.3    Minimum Distribution Limitation. If the aggregate value of the Distribution to be made on the Distribution Date is less than $5,000, such Distribution may, at the discretion of the Reorganized Debtors, be withheld for Distribution until the next Distribution Date; provided, however, that if such Distribution (i) is to be made to the holder of a Claim Allowed after the immediately preceding Distribution Date, as a result of resolving a dispute over such Claim or (ii) is the final Distribution to be made under this Plan, such minimum Distribution limitation shall not apply, and the Disbursing Agent shall make the Distribution notwithstanding that the aggregate value of the Distribution may be less than the minimum distribution limitation.
5.6    Delivery of Distributions. Subject to Bankruptcy Rule 9010, all Distributions to any holder of an Allowed Claim shall be made to the Disbursing Agent, who shall transmit such Distribution to the applicable holders of Allowed Claims. If any Distribution to any holder is returned as undeliverable, the Disbursing Agent shall use reasonable efforts to determine the current address of such holder, but no further Distributions shall be made to such holder unless and until such Disbursing Agent is notified in writing of such holder’s then-current address, at which time all currently-due, missed Distributions shall be made to such holder as soon as reasonably practicable thereafter without interest; provided, however, that such Distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one (1) year from the Effective Date, and after such date, all unclaimed property or interest in property shall revert to the Reorganized Debtors, and the Claim or Equity Interest of any other holder to such property or interest in property shall be discharged and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws to the contrary; provided, however, any unclaimed distribution on account of a Rotech Class 5.1 Claim or GD Class 5.1 Claim shall first be available for redistribution to holders of other Allowed Claims in Rotech Class 5.1 and any GD Class 5.1 until such claimants receive a 100% distribution on their Allowed Claims.
5.6.1    Distributions to Holders of Allowed Term Lender Claims. Distributions under this Plan to holders of Allowed Term Lender Claims and Allowed First Line Notes Claims shall be made by the Reorganized Debtors to the Term Agent or First Lien Notes Trustee, as applicable, which, in turn, shall make the Distributions to the Term Lender or First Lien Noteholder,

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as applicable. Upon delivery by the Reorganized Debtors of the Distributions in conformity with Article III hereof to the Term Agent or First Lien Notes Trustee, as applicable, the Reorganized Debtors shall be released of all liability with respect to the delivery of such Distributions.
5.6.2    Distributions of Reorganized Rotech Common Stock. The Reorganized Rotech Common Stock shall be issued in book-entry form only and held through participants (including securities brokers and dealers, banks, trust companies, clearing corporations, and other financial organizations) of DTC, as depositary. Except as noted below, the Reorganized Rotech Common Stock shall not be certificated or issued in registered form. Except as noted below, to receive Reorganized Rotech Common Stock, each holder of an Allowed Second Lien Notes Claim shall be required to designate a direct participant in DTC with whom the holder has an account. The holder’s Pro Rata Share of the Reorganized Rotech Common Stock may be credited into that account or accounts, and in the case of the Second Lien Notes already held through DTC the deliveries will automatically be made through DTC at the direction of the Second Lien Notes Trustee. For as long as DTC serves as depositary for the Reorganized Rotech Common Stock, the Second Lien Notes Trustee shall be fully protected and incur no liability to any holder of the Reorganized Rotech Common Stock, any transferee (or purported transferee) thereof, or any other Entity. If DTC is unwilling or unable to continue as depositary for the Reorganized Rotech Common Stock and the Reorganized Debtors have not appointed a successor depositary within ninety (90) days of becoming aware that DTC is unwilling or unable to continue as depositary for the Reorganized Rotech Common Stock, the Reorganized Debtors shall exchange the book-entry Reorganized Rotech Common Stock held through participants of DTC for certificated Reorganized Rotech Common Stock. If any Distribution of Reorganized Rotech Common Stock to a holder of an Allowed Second Lien Notes Claim is undeliverable, then at the expiration of one (1) year from the Effective Date the undeliverable Distributions shall be deemed unclaimed property and shall be treated in accordance with section 5.6 of this Plan.
5.7    Reserved.
5.8    Manner of Payment Under the Plan. Unless the Entity receiving a payment agrees otherwise, any payment in Cash to be made by the Disbursing Agent shall be made by check drawn on a domestic bank or by automated clearing house transfer.
5.9    Disbursing Agent. All Distributions hereunder shall be made by the Disbursing Agent (or such other Entity designated by the Disbursing Agent), on or after the Effective Date, or as otherwise provided herein. No Disbursing Agent hereunder shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.
5.10    Powers of Disbursing Agent. A Disbursing Agent shall be empowered to (a) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties hereunder, (b) make all Distributions contemplated hereby and (c) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or are reasonably required to implement the provisions hereof.

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5.11    Expenses of the Disbursing Agent. Except as otherwise ordered by the Bankruptcy Court, any reasonable fees and expenses incurred by the Disbursing Agent acting in such capacity (including taxes and reasonable attorneys’ fees and expenses) on or after the Effective Date shall be paid in Cash by the Reorganized Debtors in the ordinary course of business.
5.12    Time Bar to Cash Payments. Checks issued by the Disbursing Agent in respect of any Distribution of Cash made on account of Allowed Claims shall be null and void if not negotiated within ninety (90) days from and after the date of issuance thereof. Requests for reissuance of any check shall be made directly to the Disbursing Agent by the holder of the Allowed Claim with respect to which such check originally was issued. Any Claim in respect of a voided check shall be made on or before the later of (a) the first anniversary of the Effective Date, or (b) 90 days after the date of issuance if the check represents a final Distribution. After that date, all remaining Claims in respect of voided checks shall be discharged and forever barred and the applicable Reorganized Debtor shall retain all related monies as unclaimed property under section 5.6. Notwithstanding the foregoing, with respect to any voided check on account of a Rotech Class 5.1 or GD Class 5.1 distribution, the amount of the voided check shall not reduce the $1,500,000 available in the aggregate to such Classes.
5.13    No Payment of Postpetition Interest on Allowed General Unsecured Claims, Allowed Qualified Claims and Cure Amounts. Unless otherwise specifically provided by this Plan, the Confirmation Order or any order of the Bankruptcy Court, no postpetition interest shall be paid on Allowed General Unsecured Claims, Allowed Qualified Claims and Cure Amounts; provided, however, if an Executory Contract provides for an applicable contract interest rate, which the holder of such contract or lease timely asserts in objecting to the Debtors’ notice pursuant to section 7.2 of this Plan, then interest shall be calculated at the contract interest rate, subject to the Debtors’ right to object to any such asserted interest rate. For the avoidance of doubt, DIP Lender Claims, Term Lender Claims and First Lien Notes Claims will, in each case, accrue and be paid postpetition interest in accordance with the terms set forth in the agreements governing DIP Lender Claims, the Term Lender Claims and the First Lien Notes Claims, respectively.
5.14    Fractional Units. No fractional shares of Reorganized Rotech Common Stock shall be issued or distributed under this Plan and no Cash shall be distributed in lieu of such fractional shares. When any Distribution pursuant to this Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of Reorganized Rotech Common Stock that is not a whole number, the actual distribution of shares of Reorganized Rotech Common Stock shall be rounded as follows: (a) fractions of one-half (l/2) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (l/2) shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of Reorganized Rotech Common Stock to be distributed to holders of Allowed Claims shall be adjusted as necessary to account for the foregoing rounding.
5.15    Setoffs. The Debtors and the Reorganized Debtors may, but shall not be required to, set off against any Claim (for purposes of determining the Allowed amount of such Claim on which Distribution shall be made), any Claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the holder of such Claim; provided, that neither the failure

33

to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such Claim the Debtors or the Reorganized Debtors may have against the holder of such Claim. Absent entry of a Final Order of the Bankruptcy Court on a timely motion seeking relief from the automatic stay as provided in the last sentence of Section 9.3 hereof, a claimant (except with respect to the United States of America as provided herein) may not exercise any alleged rights of setoff or recoupment. Unless any such rights of set-off or recoupment are included in a timely filed proof of Claim such rights shall be extinguished and barred.
Notwithstanding any other provision of this Plan or the Confirmation Order, all of the United States of America’s setoff and/or recoupment rights, if any, are expressly preserved.
5.16    Reserved.
5.17    Distributions After Effective Date. Distributions made after the Effective Date pursuant to section 6.8 hereof to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date for distribution purposes.
5.18    Allocation of Distributions Between Principal and Interest. Except as otherwise provided in this Plan, to the extent that any Allowed Claim entitled to a Distribution under this Plan is comprised of indebtedness and accrued but unpaid interest thereon, such Distribution shall be allocated to the accrued but unpaid interest first and then to the principal amount (as determined for federal income tax purposes) of the Claim.
5.19    Minimum Distributions. No payment of Cash in an amount less than $50 shall be made to any holder of an Allowed Claim unless a request is made in writing to the Disbursing Agent within ninety (90) days of the Effective Date.
ARTICLE VI

PROCEDURES FOR DISPUTED CLAIMS
6.1    Cure Amounts and Claim Determinations. (a) All Claims against the Debtors that result from the Debtors’ rejection of an Executory Contract, (b) disputes regarding the amount of any Cure Amount pursuant to section 365 of the Bankruptcy Code and (c) Claims that the Debtors seek to have determined by the Bankruptcy Court, shall in all cases be determined by the Bankruptcy Court unless otherwise agreed by the parties to such Executory Contract.
6.2    Objections to Claims; Prosecution of Disputed Claims.
6.2.1    Except insofar as a Claim is Allowed under this Plan, only the Debtors and the Reorganized Debtors shall be entitled to object to Claims. Unless resolved by settlement between the applicable Debtor and the holder of a Claim, all objections filed and prosecuted by the Debtors or Reorganized Debtors shall be litigated to Final Order by the Debtors or Reorganized Debtors, as applicable.

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6.2.2    Unless otherwise provided in this Plan or ordered by the Bankruptcy Court, all objections to Claims shall be served and filed on or before one hundred and eighty (180) days after the Effective Date, as may be extended on or before the running of the one hundred and eighty (180) days by order of the Bankruptcy Court after notice and a hearing.
6.3    Reserve Account for Disputed Claims. On and after the Effective Date, the Disputed Claims Reserve shall hold Cash in an aggregate amount sufficient to pay all holders of Disputed Claims the Distributions in Cash they would have been entitled to receive under this Plan if all their Claims had been Allowed Claims on the Effective Date, net of any taxes imposed on the Disputed Claims Reserve or otherwise payable by the Disputed Claims Reserve. The Cash to be held in the Disputed Claims Reserve shall be held and deposited by the Disbursing Agent in a segregated interest-bearing reserve account. Distributions reserved on account of any Disputed Claim shall be distributed to the extent it becomes an Allowed Claim so the holder thereof receives the Distributions it would have received had it been Allowed on the Effective Date, net of any taxes imposed on or otherwise payable by the Disputed Claims Reserve. Distributions on account of a Claim that becomes an Allowed Claim after the Effective Date shall be made on the next Distribution Date following (i) the entry of an order or judgment of the Bankruptcy Court or other applicable court of competent jurisdiction (including any appeal) allowing any Disputed Claim that has become a Final Order, (ii) the withdrawal of any objection to the Disputed Claim, or (iii) a settlement, compromise, or other resolution of the Disputed Claim.
6.4    No Recourse. Notwithstanding that the Allowed amount of any particular Disputed Claim is reconsidered under the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules or is Allowed in an amount for which after application of the payment priorities established by this Plan there is insufficient value to provide a recovery equal to that received by other holders of Allowed Claims in the applicable Class, no holder of such Claim shall have recourse against the Disbursing Agent, the Debtors, the Reorganized Debtors, or any of their respective professionals, consultants, attorneys, advisors, officers, directors, or members or their successors or assigns, or any of their respective property. However, nothing in this Plan shall modify any right of a holder of a Claim under section 502(j) of the Bankruptcy Code.
6.5    Treatment of Disputed Claims Reserve for Federal Income Tax Purposes. Absent definitive guidance from the IRS or a contrary determination by a court of competent jurisdiction, the Disbursing Agent shall (i) treat the Disputed Claims Reserve as a disputed ownership fund for United States federal income tax purposes within the meaning of Treasury Regulations section 1.468B-9(b)(l) and (ii) to the extent permitted by applicable law, report consistently with the foregoing characterization for state and local income tax purposes. All holders of Disputed Claims shall report, for income tax purposes, consistently with the foregoing.
6.6    No Distributions Pending Allowance. If an objection to a Claim is filed as set forth in section 6.2 of this Plan, no Distribution provided under this Plan shall be made on account of the disputed portion of such Claim unless and until such Disputed Claim becomes an Allowed Claim.
6.7    Distributions After Allowance. To the extent that a Disputed Claim ultimately becomes an Allowed Claim, Distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of this Plan. As soon as practicable after the date that the

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order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim the Distribution (if any) to which such holder is entitled under this Plan as of the Effective Date, without any interest to be paid on account of such Claim unless required under applicable bankruptcy law.
6.8    Distributions to Holders of Allowed Claims Following Disallowance of Disputed Claims. Subject to the minimum Distribution limitation set forth in section 5.5.3 of this Plan, on each Distribution Date following the Effective Date, Distributions held in the Disputed Claims Reserve on account of Disputed General Unsecured Claims and Disputed Qualified Claims that are (a) Disallowed, shall be distributed, net of any taxes imposed on the Disputed Claims Reserve or otherwise payable by the Disputed Claims Reserve, to the applicable Reorganized Debtor and (b) Allowed, shall be distributed, net of any taxes imposed on the Disputed Claims Reserve or otherwise payable by the Disputed Claims Reserve, to each holder of such Allowed Claim in accordance with this Plan. Any Distributions made on a Distribution Date following the Effective Date shall be made in the same manner as provided in section 5.5 of this Plan in respect of Effective Date Distributions.
6.9    Estimation of Claims. The Reorganized Debtors may at any time request that the Bankruptcy Court estimate any Claim, including, but not limited to, contingent or unliquidated Claims pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtor previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. If the Bankruptcy Court estimates any Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim. All of the aforementioned objection, estimation and resolution procedures are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.
6.10    Preservation of Claims and Rights to Settle Claims. Except as otherwise provided herein, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with this Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all Preserved Claims without the approval of the Bankruptcy Court, subject to the terms of sections 6.2 and 9.6 hereof, the Confirmation Order, and any contract, instrument, release, indenture, or other agreement entered into in connection herewith. The Reorganized Debtors or their successor(s) may pursue such Preserved Claims, as appropriate, in accordance with the best interests of the Reorganized Debtors or their suceessor(s) who hold such rights. The Claims Agent shall reflect any such settlement on the Claims Register upon notice from the Debtors’ or Reorganized Debtors’ counsel without further order of the Bankruptcy Court.

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6.11    Late Claims. Any Entity filing a proof of Claim after the bar date established by the Bankruptcy Court with respect to such Claim, shall not be entitled to treatment as a creditor with respect to such Claim for purposes of voting and distributions under the Plan, unless agreed to in writing by the Debtors or Reorganized Debtors. Without further Order of the Bankruptcy Court late Claims shall be deemed disallowed. Objections, if any, to any Claim permitted to be filed after the relevant bar date may be objected to within 90 days of the date of the written consent to the later filing, as may be further extended by a written agreement of the Debtors or Reorganized Debtors. Any late Claim that is deemed disallowed shall be noted on the Claims register as disallowed by the Claims Agent upon notification by the Debtors’ or Reorganized Debtors’ counsel.
ARTICLE VII

EXECUTORY CONTRACTS AND UNEXPIRED LEASES
7.1    General Treatment. Effective as of the Effective Date, all Executory Contracts to which any of the Debtors are parties are hereby rejected, except for an Executory Contract that (a) has previously been assumed or rejected pursuant to Final Order of the Bankruptcy Court, (b) is specifically designated as a contract or lease to be assumed on a schedule of contracts and leases filed and served prior to commencement of the Confirmation Hearing (which shall be in all respects in form and substance satisfactory to the Consenting Noteholders), (c) is the subject of a separate (i) assumption motion filed by the Debtors or (ii) rejection motion filed by the Debtors under section 365 of the Bankruptcy Code before the date of the Confirmation Hearing, or (d) is the subject of a pending objection regarding assumption, proposed Cure Amount, “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) or other issues related to assumption of the contract or lease (a “Cure Dispute”).
All Executory Contracts to which any of the Debtors, on the one hand, and Medicare, Medicaid, or the Department of Veterans Affairs, on the other hand, are parties (collectively, the “Government Contracts”) are hereby assumed as of the Effective Date. Medicare, Medicaid and the Department of Veterans Affairs consent to the assumption of such Government Contracts. Notwithstanding anything to the contrary in this Plan or the Confirmation Order, the Cure Amount for assumption of any of the Government Contracts (including Enrollment Applications, Participating Supplier Agreements, and Competitive Bidding Program Contracts, in each case with Medicare) shall not be a sum certain set by the Debtors or the Bankruptcy Court.
With respect to Medicare, the Cure Amount (which shall not be subject to estimation pursuant to Section 6.9 of this Plan) shall also include the agreement by each of the Debtors to continue its participation in the Medicare program in the ordinary course of business and to be governed by, and subject to, the terms and conditions of its contracts with Medicare and the incorporated Medicare statutes, regulations, policies and procedures, and, subject to the Reorganized Debtors’ rights and defenses, which are expressly preserved, to remain liable for any debt to Centers for Medicare & Medicaid Services (“CMS”) as if the bankruptcy case had not occurred. In addition, nothing in this Plan or Confirmation Order shall release (or operate to enjoin) any claim of the United States of America, on behalf of CMS or the Department of Veterans Affairs, against any of the Debtors or against any non-debtor under the Government Contracts.

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For the avoidance of doubt, the rights of the Reorganized Debtors to contest the assertion of Medicare, Medicaid, and/or the Department of Veterans Affairs regarding overpayments or other amounts owed under the Government Contracts are expressly preserved.
7.2    Determination of Cure Disputes and Deemed Consent. Following the Commencement Date, the Debtors shall have served a notice on parties to Executory Contracts to be assumed or rejected reflecting the Debtors’ intention to assume or reject such contracts or leases in connection with this Plan and, where applicable, setting forth the proposed Cure Amount (if any). With respect to any Executory Contract listed on such notice for which no proposed Cure Amount is set forth, the proposed Cure Amount therefor shall be $0.
To the extent that an objection to assumption, proposed Cure Amount, “adequate assurance of future performance,” or other issues related to assumption of the contract or lease shall have been filed within fifteen (15) days of service of notice of intent to assume or reject, and properly served on the Debtors with respect to the assumption of any contract or lease, then any Cure Dispute that was not scheduled for a hearing by the Bankruptcy Court on or before the date of the Confirmation Hearing shall be scheduled for a later date as may be determined by the Bankruptcy Court. Following resolution of a Cure Dispute by Final Order of the Bankruptcy Court, the contract or lease shall be deemed assumed effective as of the Effective Date, provided, however, that the Debtors reserve the right to reject any such contract or lease following entry of a Final Order of the Bankruptcy Court resolving any such Cure Dispute, by filing a notice indicating such rejection within five (5) Business Days of the entry of such Final Order.
7.3    Payment of Cure Amount and Effect of Assumption of Contracts and Leases. Subject to resolution of any Cure Dispute, any monetary amounts by which any Executory Contract to be assumed hereunder is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors upon assumption thereof.
To the extent that an objection was not timely filed and properly served on the Debtors with respect to the assumption of an Executory Contract, then the counterparty to such contract or lease shall be deemed to have consented to (i) the Cure Amount (plus postpetition interest calculated at the Federal Judgment Rate if the agreement provides for interest) proposed by the Debtors and (ii) the assumption of the applicable Executory Contract, notwithstanding any provision of such contract that (a) prohibits, restricts or conditions the transfer or assignment of such contract or (b) terminates or permits the termination of a contract as a result of any direct or indirect transfer or assignment of the rights of the Debtor under such contract or a change in the ownership or control of any Debtor or Reorganized Debtor contemplated by this Plan, and shall forever be barred and enjoined from asserting such objection against the Debtors or Reorganized Debtors or terminating or modifying such contract on account of transactions contemplated by this Plan.
Assumption of any Executory Contract pursuant to this Plan, or otherwise, shall result in the full release and satisfaction of any Claims or defaults, subject to satisfaction of the Cure Amount, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract at any time before the effective date of assumption. Any proofs of Claim filed with respect to an Executory Contract that has been assumed shall be deemed

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disallowed and expunged, without further notice to or action, order or approval of the Bankruptcy Court or any other Entity.
7.4    Rejection Claims. If the rejection of an Executory Contract by any of the Debtors pursuant to this Plan results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not heretofore evidenced by a timely filed proof of Claim, shall be forever barred and shall not be enforceable against the Debtors or the Reorganized Debtors, or their respective properties or interests in property as agents, successors or assigns, unless a proof of Claim is filed with the Bankruptcy Court and served upon counsel for the Debtors and the Reorganized Debtors no later than thirty (30) days after (i) the date of entry of an order by the Bankruptcy Court approving such rejection, or (2) the date of the filing of a notice by the Debtors after the Effective Date indicating such rejection in accordance with section 7.2 hereof. The Confirmation Order shall constitute the Bankruptcy Court’s approval of the rejection of all the leases and contracts not identified for assumption in the notice to be delivered pursuant to section 7.2 hereof.
7.5    Survival of the Debtors’ Indemnification Obligations. Any obligations of the Debtors pursuant to their corporate charters, bylaws, or other organizational documents to indemnify current and former officers, directors, agents and/or employees with respect to all present and future actions or omissions, suits and proceedings against the Debtors or such directors, officers, agents and/or employees, based upon any act or omission occurring at or prior to the Effective Date for or on behalf of the Debtors shall not be discharged or impaired by confirmation of this Plan provided that the Reorganized Debtors shall not indemnify officers, directors, agents and/or employees of the Debtors for any Claims or Causes of Action arising out of or relating to any act or omission that is a criminal act or constitutes intentional fraud. All such obligations shall be deemed and treated as Executory Contracts assumed by the Debtors under this Plan and shall continue as obligations of the Reorganized Debtors. Any Claim based on the Debtors’ obligations herein shall not be a Disputed Claim or subject to any objection in either case by reason of section 502(e)(1)(B) of the Bankruptcy Code.
After the Effective Date, the Reorganized Debtors shall not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect as of Commencement Date, and all directors and officers of the Debtors who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such directors and/or officers remain in such positions after the Effective Date.
7.6    Survival of Other Employment Arrangements. Except to the extent previously assumed or rejected by an order of the Bankruptcy Court entered on or before the Effective Date, all employee compensation and benefit plans entered into before or after the Commencement Date and not since terminated shall be deemed to be, and shall be treated as if they were, Executory Contracts assumed pursuant to this Plan. The Debtors’ obligations under such plans and programs shall survive confirmation of this Plan, except for (a) Executory Contracts or employee benefit plans specifically rejected pursuant to this Plan (to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy Code) and (b) such Executory Contracts or employee benefit plans as have previously been rejected, are the subject of a motion to reject as of the Effective

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Date, or have been specifically waived by the beneficiaries of any employee benefit plan or contract. Notwithstanding anything in this section 7.6 to the contrary, any equity incentive plans of any of the Debtors, and any stock option, restricted stock or other equity agreements and any stock appreciation rights or similar equity incentives or equity based incentives or other obligations or liabilities the value of which depend on the price of, or distributions paid with respect to, equity securities, shall be cancelled as of the Effective Date and shall not give rise to any Allowed Claims and the Reorganized Debtors shall have no liability or responsibility in respect of such equity interests.
7.7    Insurance Policies. All insurance policies that have not been previously assumed and pursuant to which the Debtors have any obligations in effect as of the date of the Confirmation Order shall be deemed and treated as Executory Contracts pursuant to this Plan and shall be assumed by the respective Debtors and Reorganized Debtors and shall continue in full force and effect. All the Debtors’ insurance policies shall revest in the Reorganized Debtors.
Notwithstanding anything to the contrary in this Plan, the Plan Documents, or the Plan Support Agreement (including, without limitation, any other provision that purports to be preemptory or supervening or grants an injunction or release), and provided that nothing shall be construed to prevent the Reorganized Debtors from exercising their rights pursuant to Section 8.3 hereof (Merger/Dissolution/Consolidation):

(d)
nothing herein alters, modifies or otherwise amends the terms and conditions of ACE Insurance Program (including any agreement to arbitrate disputes and any provisions regarding the provision, maintenance, use, nature and priority of the ACE Collateral) except that on and after the Effective Date, the Reorganized Debtors shall become and shall remain liable for all of the Debtors’ obligations and Claims under the ACE Insurance Program, regardless of whether such obligations and Claims arise before or after the Effective Date;

(e)
nothing herein releases or discharges (i) ACE’s security interests in and liens on the ACE Collateral and (ii) the Claims of ACE arising from or pursuant to the ACE Insurance Program and such Claims shall be Allowed Administrative Expense Claims which shall be paid in full by the Debtors (or after the Effective Date, the Reorganized Debtors) in the ordinary course of business in accordance with the ACE Insurance Program without the need or requirement for ACE to file or serve a request, motion, or application for payment of or proof of any Administrative Expense Claim (and further and for the avoidance of doubt, the Administrative Bar Date shall not be applicable to ACE); and

(f)
the automatic stay of Bankruptcy Code section 362(a) and the injunction set forth in Article IX of this Plan, if and to the extent applicable, shall be deemed lifted without further order of the Bankruptcy Court, solely to permit: (A) claimants with valid workers’

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compensation claims covered by the Workers’ Compensation Program to proceed with their claims; (B) ACE to administer, handle, defend, settle, and/or pay, in the ordinary course of business and without further order of the Bankruptcy Court, (i) all workers’ compensation claims arising under the Workers’ Compensation Program and the costs related thereto, (ii) all claims where a claimant asserts a direct claim against ACE under applicable law, the claimant has been awarded a judgment and the applicable policy contains an MCS-90 endorsement, or an order has been entered by the Bankruptcy Court granting a claimant relief from the automatic stay to proceed with its claim and (iii) all costs in relation to each of the foregoing; (C) ACE to draw against any or all of the ACE Collateral provided by or on behalf of the Debtors (or the Reorganized Debtors, as applicable) at any time and to hold the proceeds thereof as security for the obligations of the Debtors (and the Reorganized Debtors, as applicable) to ACE and/or apply such proceeds to the obligations of the Debtors (and the Reorganized Debtors, as applicable) under the ACE Insurance Program, in such order as ACE may determine; and (D) ACE to (i) cancel any policies under the ACE Insurance Program in accordance with the terms thereof and applicable law, and (ii) take other actions relating thereto, to the extent permissible under applicable non-bankruptcy law, each in accordance with the terms of the ACE Insurance Program.
Terms used in this Section 7.7 but not defined in this Plan shall have the meaning attributed to them in that certain Order (I) Authorizing Continuation of Insurance Programs and Payment of Prepetition Insurance Obligations, (II) Authorizing Banks and Financial Institutions to Honor and Process Related Checks and Transfers, (III) Authorizing Debtors’ Entry into Certain Insurance Agreements and Assumption of Certain Prepetition Insurance Policies and Agreements, (IV) Authorizing Debtors’ Continued Performance under Certain Premium Financing Agreements and (V) Granting Related Relief entered by the Bankruptcy Court on May 7, 2013 [Docket No. 229].
7.8    Workers’ Compensation Programs. Except as otherwise expressly provided in this Plan, as of the Effective Date, the Debtors and the Reorganized Debtors shall continue to honor their obligations under (i) all applicable workers’ compensation laws in states in which the Reorganized Debtors operate and (ii) the Debtors’ written contracts, agreements, agreements of indemnity, and any other policies, programs and plans regarding or relating to workers’ compensation and workers’ compensation insurance. All such contracts and agreements that have not been previously assumed are treated as Executory Contracts under this Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, with a Cure Amount of $0.
7.9    Carter Claim. On or prior to the Effective Date, Philip L. Carter shall agree to (i) amend Section 6.7 of that certain Second Amended and Restated Employment Agreement, dated

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August 6, 2008, between Rotech and Philip L. Carter (including any prior amendments thereto) to increase the period following the termination of his employment during which he shall be bound by the covenant contained in such section from eighteen (18) months to two (2) years, (ii) reduce the amount due and owing as of July 1, 2013 by seventy percent (70%), (iii) relinquish to the Reorganized Debtors the automobile Rotech provided for him, and Rotech shall assume such agreement as so amended (including the continuation of health insurance through the end of calendar year 2013).
7.10    Reservation of Rights. Neither the exclusion nor inclusion of any contract or lease by the Debtors on any exhibit, schedule or other annex to this Plan or in the Plan Supplement, nor anything contained in this Plan, will constitute an admission by the Debtors that any such contract or lease is or is not in fact an Executory Contract or that the Debtors or the Reorganized Debtors or their respective affiliates has any liability thereunder. Nothing in this Plan shall waive, excuse, limit, diminish or otherwise alter any of the defenses, Claims, Causes of Action or other rights of the Debtors and the Reorganized Debtors under any executory or non executory contract or any unexpired or expired lease. Nothing in this Plan will increase, augment, or add to any of the duties, obligations, responsibilities or liabilities of the Debtors or the Reorganized Debtors under any executory or non executory contract or any unexpired or expired lease.
ARTICLE VIII

CORPORATE GOVERNANCE AND
MANAGEMENT OF REORGANIZED DEBTORS
8.1    Board of Directors and Management.
Board of Directors. Upon and following the Effective Date, the New Board and the boards of directors for each of the Reorganized Debtors shall be comprised of five (5) directors as determined by the Consenting Second Lien Noteholders. Such directors shall serve in accordance with applicable non-bankruptcy law. The members of the New Board and the new boards of each of the Reorganized Guarantor Debtors will be identified no later than ten (10) days before the Confirmation Hearing in accordance with section 1129(a)(5) of the Bankruptcy Code. On the Effective Date, the terms of the current members of each of the boards of directors of the Debtors shall expire or sever.
Directors and Officers of the Reorganized Debtors. Except as otherwise provided in the Plan Supplement or as determined by the Consenting Second Lien Noteholders no later than ten (10) days prior to the last date by which holders of Impaired Claims may vote to accept or reject this Plan, the officers of the respective Reorganized Debtors immediately before the Effective Date shall serve as the initial officers of each of the respective Reorganized Debtors on or after the Effective Date and in accordance with their respective employment agreements with the Debtors and Reorganized Debtors, assumed in accordance with this section, and applicable non‑bankruptcy law. After the Effective Date, the selection of officers of the Reorganized Debtors shall be as provided by their respective organizational documents and the terms on which such officers shall be employed by the Reorganized Debtors shall be negotiated by the New Board and the new boards of each of the Reorganized Guarantor Debtors; provided, however, that on the Confirmation Date the employment agreement for each officer, at his or her option (such option to be exercised by each such officer no

42

later than ten (10) days prior to the last date by which holders of Impaired Claims may vote to accept or reject this Plan), shall be assumed and modified in writing as provided in the next sentence and, if assumed, shall be fully binding and enforceable until such employment agreement is terminated according to its terms and/or a new employment agreement becomes effective. As of the Effective Date and subject to the first sentence of this paragraph, holders of Employment-Related Claims who opt to have the employment agreement assumed shall exercise their respective option by forever waiving in signed writings such Claims in respect of this Plan and the transactions contemplated in connection herewith and the Debtors shall assume the underlying employment agreements related to such Claims as so modified.
8.2    Management Equity Incentive Program. Subject only to the occurrence of the Effective Date, the Management Equity Incentive Program shall be effective without any further action by the Reorganized Debtors. For the avoidance of doubt, the Management Equity Incentive Program is an entirely post-Effective Date compensation plan and awards thereunder, to the extent earned, shall be made by the Reorganized Debtors after the Effective Date.
8.3    Merger/Dissolution/Consolidation. On the Effective Date or as soon as practicable thereafter and without need for any further action, the Reorganized Debtors may (i) cause any or all of the Debtors to be merged into one or more of the Reorganized Debtors, dissolved or otherwise consolidated, (ii) cause the transfer of assets between or among the Reorganized Debtors, or (iii) engage in any other transaction in furtherance of the implementation of this Plan.
8.4    Amendment of Governance Documents. The respective Governance Documents of the Debtors shall be amended as of the Effective Date to be substantially in the form of the Reorganized Debtors’ Certificate of Incorporation, the Reorganized Debtors’ Bylaws and the Reorganized Debtors’ LLC Agreement, as applicable. The Governance Documents will be attached as Schedules of the Plan Supplement and contain provisions (i) prohibiting the issuance of non-voting equity securities, as required by section 1123(a)(6) of the Bankruptcy Code (subject to further amendment of such certificates or articles of incorporation and bylaws, or other Governance Documents, as permitted by applicable law), and (ii) effectuating the provisions of this Plan.
8.5    Corporate Action. On the Effective Date, the adoption of the Reorganized Debtors’ respective amended Governance Documents shall be authorized and approved in all respects, in each case without further action under applicable law, regulation, order, or rule, including, without limitation, any action by the stockholders or directors of the Debtors or the Reorganized Debtors. All other matters provided under this Plan involving the corporate structure of the Reorganized Debtors or corporate action by the Reorganized Debtors shall be deemed to have occurred, be authorized, and shall be in effect without requiring further action under applicable law, regulation, order, or rule, including, without limitation, any action by the stockholders or directors of the Debtors or the Reorganized Debtors. Without limiting the foregoing, from and after the Confirmation Date, the Debtors or the Reorganized Debtors may take any and all actions deemed appropriate to consummate the transactions contemplated herein.
8.6    Corporate Authority of the Reorganized Debtors. On the Effective Date, or as soon as reasonably practicable thereafter, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or

43

necessary or appropriate to effectuate this Plan, including without limitation: (1) causing the Disbursing Agent to make Distributions under this Plan; (2) the execution and delivery of appropriate agreements or other documents of merger, consolidation, conversion, or reorganization containing terms that are consistent with the terms of this Plan and that satisfy the requirements of applicable law; (3) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of this Plan; (4) the execution and delivery of the Exit Financing Documents and any documents, agreements or instruments related thereto; and (5) the execution and filing of Governance Documents with the appropriate governmental authorities pursuant to applicable law.
ARTICLE IX

EFFECT OF CONFIRMATION
9.1    Revesting of Assets. Upon the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Estates of the Debtors shall vest in the Reorganized Debtors free and clear of all Claims, Liens, Encumbrances, charges, and other interests created prior to the Effective Date, except as provided in this Plan and this Plan Documents. Except as otherwise provided in this Plan, each of the Debtors, as Reorganized Debtors, shall continue to exist on and after the Effective Date as a separate legal Entity with all of the powers available to such legal Entity under applicable law, without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) in accordance with such applicable law. From and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules in all respects as if there were no pending cases under the Bankruptcy Code, except as provided herein.
9.2    Binding Effect. Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of this Plan shall bind any holder of a Claim against, or Equity Interest in, the Debtors, and such holder’s respective successors and assigns, whether or not the Claim or Equity Interest of such holder is impaired under this Plan and whether or not such holder has accepted this Plan.
9.3    Discharge of Claims and Termination of Equity Interests. Except as otherwise provided in this Plan, effective as of the Effective Date: (a) all Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Commencement Date, against the Debtors or any of their assets, property or Estates shall be discharged without further notice or order; (b) this Plan shall bind all holders of Claims and Equity Interests, notwithstanding whether any such holders failed to vote to accept or reject this Plan or voted to reject this Plan; (c) except as otherwise provided herein, all Claims and Equity Interests shall be discharged and released in full, and the Debtors’ liability with respect thereto shall be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code; and (d) all Entities shall be enjoined from asserting against the Debtors, the Debtors’ Estates, the Reorganized Debtors, their successors and assigns and their assets and properties any other Claims or Equity Interests based upon any documents, instruments or any act or omission, transaction

44

or other activity of any kind or nature that occurred before the Effective Date. The definition of “Claims” in the Plan includes the Bankruptcy Code’s definition, and also expands the definition to include all equitable rights, regardless of whether they give rise to rights to payment for breach of performance. WITHOUT LIMITATION, EXCEPT WITH RESPECT TO THE UNITED STATES OF AMERICA AS PROVIDED HEREIN, RIGHTS OF SETOFF AND RECOUPMENT ARE DISCHARGED AND ANY PARTY WISHING TO PRESERVE ITS SETOFF AND/OR RECOUPMENT RIGHTS, MUST FILE, PRIOR TO THE CONFIRMATION DATE, A MOTION FOR RELIEF FROM THE AUTOMATIC STAY SEEKING THE AUTHORITY TO EFFECTUATE SUCH A SETOFF RIGHT OR HAVE TIMELY FILED A PROOF OF CLAIM WITH THE COURT PRESERVING SUCH SETOFF AND/OR RECOUPMENT RIGHTS IN SUCH PROOF OF CLAIM OR AMENDMENT THERETO.
Notwithstanding any other provision of this Plan or the Confirmation Order, all of the United States of America’s setoff and/or recoupment rights, if any, are expressly preserved. With respect to the United States of America, nothing in this Plan or the Confirmation Order shall be construed to enlarge the discharge beyond what is provided in section 1141(d) of the Bankruptcy Code or 18 U.S.C. § 3613.
9.4    Term of Injunctions or Stays. Unless otherwise provided by court order, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.
9.5    Injunction Against Interference with Plan. From and after the Effective Date, all Entities are permanently enjoined from commencing or continuing in any manner, any suit, action or other proceeding, on account of or respecting any Claim, demand, liability, obligation, debt, right, Cause of Action, interest or remedy released or to be released pursuant to this Plan or the Confirmation Order.
9.6    Releases by the Debtors. As of the Effective Date, and in consideration for good and valuable consideration, including the obligations of the Debtors under this Plan and the contributions of the Released Parties to facilitate and implement this Plan, on and after the Effective Date, the Released Parties are deemed released and discharged by the Debtors, the Reorganized Debtors and the Estates from any and all claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity or otherwise, that the Debtors, the Reorganized Debtors, the Estates or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Equity Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is

45

treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Equity Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of this Plan, the Plan Support Agreement, the Exit Financing Documents, the DIP Documents, the solicitation of votes with respect to this Plan, upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date; except that nothing in this section shall be construed to release any party or Entity from intentional fraud or criminal conduct as determined by Final Order.
9.7    Releases By Holders of Claims and Equity Interests. As of the Effective Date, and in consideration for good and valuable consideration, including the obligations of the Debtors under this Plan and the contributions of the Released Parties to facilitate and implement this Plan, each holder of a Claim against or Equity Interest in any of the Debtors who either voted in favor of, or is conclusively presumed to have accepted, this Plan, shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged the Debtors, the Reorganized Debtors and the Released Parties from any and all claims, interests, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative claims asserted on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Equity Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of this Plan, the Plan Support Agreement, the Exit Financing Documents, the DIP Documents, the solicitation of votes with respect to this Plan, or any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date; except that nothing in this section shall be construed to release any party or Entity from intentional fraud or criminal conduct as determined by Final Order.
9.8    Exculpation. No Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any claim, obligation, Cause of Action or liability for any claim in connection with or arising out of, the administration of the Chapter 11 Cases, the entry into the Plan Support Agreement, the Exit Financing Documents, the DIP Documents, and the consummation of the transactions contemplated therein, the negotiation and pursuit of this Plan, or the solicitation of votes for, or confirmation of, this Plan, the funding of this Plan, the consummation of this Plan, or the administration of this Plan or the property to be distributed under this Plan, and the issuance of securities under or in connection with this Plan or the transactions contemplated by the foregoing, except for willful misconduct or gross negligence, intentional fraud or criminal conduct, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to this Plan. The Exculpated Parties (and each of their respective affiliates, agents, directors, officers, employees, advisors and attorneys) have participated in compliance with the applicable provisions of the Bankruptcy Code with regard

46

to the solicitation and distribution of the securities pursuant to the Plan, and are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of this Plan or such distributions made pursuant to this Plan, including the issuance of securities thereunder.
9.9    Solicitation of Acceptances of this Plan. The Debtors (a) shall be deemed to have solicited acceptances of this Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including without limitation, sections 1125(a) and (e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such solicitation and (b) and each of their respective directors, officers, employees, affiliates, agents, financial advisors, investment bankers, professionals, accountants and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under this Plan, and therefore are not, and on account of such offer, issuance and solicitation will not be, liable at any time for any violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of this Plan or the offer and issuance of any securities under this Plan.
ARTICLE X

CONDITIONS PRECEDENT TO EFFECTIVE DATE OF
THE PLAN; IMPLEMENTATION PROVISIONS
10.1    Conditions Precedent to the Effective Date. The occurrence of the Effective Date of this Plan is subject to the following conditions precedent:
10.1.3    the Bankruptcy Court shall have entered the Confirmation Order acceptable to the Debtors and the Consenting Noteholders and such Confirmation Order shall not be subject to a stay on the day the Effective Date occurs;
10.1.4    the Plan Support Agreement shall not have been terminated (other than any termination by the Debtors) in accordance with the terms thereof, and such Plan Support Agreement shall be in full force and effect;
10.1.5    the aggregate amount of Administrative Expense Claims (including Claims for Cure Amounts and Professional Claims and excluding trade vendor Claims for goods and services sold to the Debtors in the ordinary course of business) shall not exceed an amount acceptable to the Consenting Noteholders;
10.1.6    all documentation related to this Plan (including the Exit Financing Documents), shall be in form and substance acceptable to the Debtors and the Consenting Noteholders and shall have been executed by all parties thereto and shall be in full force and effect;
10.1.7    the Debtors shall have received all authorizations, consents, regulatory approvals, rulings, no-action letters, opinions or documents necessary to implement this Plan and that are required by law, regulation, or order; and

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10.1.8    the amended and restated certificate of incorporation for Reorganized Rotech shall have been filed with the Secretary of State of the State of Delaware.
10.2    Waiver of Conditions Precedent. Each of the conditions precedent in section 10.1 may be waived in writing by the Consenting Noteholders or the Debtors (with the prior consent of the Consenting Noteholders), as applicable.
10.3    Notice of Confirmation of this Plan. Notice of entry of the Confirmation Order shall be provided by the Debtors as required by Bankruptcy Rule 3020(c)(2) and any applicable local rules of the Bankruptcy Court.
10.4    Notice of Effective Date of this Plan. Notice of the Effective Date shall be provided by the Debtors in the same manner provided with respect to notice of entry of the Confirmation Order, and any applicable local rules of the Bankruptcy Court.
10.5    Termination of Plan for Failure to Become Effective. If the Effective Date shall not have occurred on or prior to the date that is 30 days after the date of the Confirmation Hearing, then this Plan shall terminate and be of no further force or effect unless the provisions of this section 10.5 are waived in writing by the Consenting Noteholders.
ARTICLE XI

RETENTION OF SUBJECT MATTER JURISDICTION
11.1    Retention of Jurisdiction. The Bankruptcy Court and the District Court of which it is a unit shall retain subject matter jurisdiction and, to the fullest extent allowed by law, retain all exclusive jurisdiction it has over any matter arising under the Bankruptcy Code, arising in or related to the Chapter 11 Cases or this Plan, including without limitation all matters:

(g)	to interpret, enforce, and administer the terms of this Plan, the Plan Documents (including all annexes and exhibits thereto), and the Confirmation Order;

(h)
to resolve any matters related to the assumption, assignment, or rejection of any Executory Contract and to hear, determine and, if necessary, liquidate, any related Claims, including with respect to any Cure Amount;

(i)
to enter such orders as may be necessary or appropriate to implement or consummate this Plan and all contracts, instruments, releases, and other agreements or documents created in connection with this Plan;

(j)
to determine any and all motions, adversary proceedings, applications, and contested or litigated matters that may be pending on the Effective Date or that, pursuant to this Plan, may be instituted by the Reorganized Debtors after the Effective Date including,

48

without limitation, any Claims to recover assets for the benefit of the Reorganized Debtors’ Estates, except for matters waived or released under this Plan;

(k)	to enforce all Distributions required by this Plan;

(l)
to hear and determine any timely objections to Administrative Expense Claims or to proofs of Claim, both before and after the Effective Date, including any objections to the classification of any Claim, and to allow, disallow, determine, liquidate, classify, estimate or establish the priority of or secured or unsecured status of any Claim in whole or in part;

(m)	to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason modified;

(n)	to issue such orders in aid of execution of this Plan, to the extent authorized by the Bankruptcy Code;

(o)	to consider any modifications of this Plan to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order;

(p)
to hear and determine applications for allowances of compensation and reimbursement of expenses of professionals under sections 330 and 331 of the Bankruptcy Code and any other fees and expenses authorized to be paid or reimbursed under this Plan;

(q)
to hear and determine disputes arising in connection with or relating to this Plan or the interpretation, implementation, or enforcement of this Plan or the extent of any Entity’s obligations incurred in connection with or released under this Plan;

(r)
to issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with consummation or enforcement of this Plan;

(s)	to recover all assets of the Debtors and property of the Debtors’ Estates, wherever located;

(t)	to resolve any Disputed Claims;

(u)	to determine the scope of any discharge of any Debtor under this Plan or the Bankruptcy Code;

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(v)
to determine any other matters that may arise in connection with or are related to this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with this Plan or the Disclosure Statement, including any of the Plan Documents;

(w)	to the extent that Bankruptcy Court approval is required, to consider and act on the compromise and settlement of any Claim or Cause of Action by or against the Debtors’ Estates;

(x)	to hear and determine any other matters that may be set forth in this Plan, the Confirmation Order, or that may arise in connection with this Plan or the Confirmation Order;

(y)
to hear and determine any proceeding that involves the validity, application, construction, or enforceability of, or that may arise in connection with, this Plan or the Confirmation Order or any other Order entered by the Bankruptcy Court during the Chapter 11 Cases;

(z)
to hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including the expedited determination of tax under section 505(b) of the Bankruptcy Code);

(aa)	to hear any other matter or for any purpose specified in the Confirmation Order that is not inconsistent with the Bankruptcy Code; and

(bb)	to enter a final decree closing the Chapter 11 Cases.
11.2    Abstention and Other Courts. If the Bankruptcy Court or District Court abstains from exercising subject matter jurisdiction or is otherwise without jurisdiction over any matter arising out of or relating to the Chapter 11 Cases, this section of this Plan shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.
ARTICLE XII

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN
12.1    Plan Modifications. Except as otherwise specifically provided in this Plan, and subject to the Plan Support Agreement, the DIP Documents and conditions to the Effective Date, the Debtors reserve the right to modify this Plan and seek confirmation consistent with the Bankruptcy Code. Subject to section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and the restrictions on modifications set forth in this Plan, each of the Debtors expressly reserves its respective rights to revoke or withdraw or to alter, amend or modify materially this Plan with respect

50

to such Debtor, one or more times, after the Confirmation Date, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend or modify this Plan, or remedy any defect or omission, or reconcile any inconsistencies in this Plan or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of this Plan, subject to the terms of the Plan Support Agreement, the DIP Documents and conditions to the Effective Date.
12.2    Effect of Confirmation on Modifications. Entry of a Confirmation Order shall mean that all modifications or amendments to this Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.
12.3    Revocation or Withdrawal of Plan. Subject to the Plan Support Agreement and conditions to the Effective Date, the Debtors reserve the right to revoke or withdraw this Plan prior to the Confirmation Date and to file subsequent chapter 11 plans. If the Debtors revoke or withdraw this Plan, or if the Confirmation Date or the Effective Date does not occur, then: (1) this Plan shall be null and void in all respects; (2) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount certain of any Claim or Equity Interest or Class of Claims or Equity Interests), assumption or rejection of Executory Contracts effected by this Plan, and any document or agreement executed pursuant to this Plan, shall be deemed null and void; and (3) nothing contained in this Plan shall: (a) constitute a waiver or release of any Claims or Equity Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity.
ARTICLE XIII

MISCELLANEOUS PROVISIONS
13.1    Effectuating Documents and Further Transactions. Each of the officers of the Reorganized Debtors is authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such action as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.
13.2    Withholding and Reporting Requirements. In connection with this Plan and all instruments issued in connection therewith and distributed thereon, the Debtors, Reorganized Debtors or any other paying agent, as applicable, shall comply with all applicable withholding and reporting requirements imposed by any federal, state, or local taxing authority, and all Distributions under this Plan shall be subject to any such withholding or reporting requirements. Notwithstanding the above, each holder of an Allowed Claim that is to receive a Distribution under this Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding, and other tax obligations, on account of such Distribution. Any party issuing any instrument or making any Distribution under this Plan has the right, but not the obligation, to refrain from making a Distribution, until such holder has made arrangements satisfactory to such issuing or disbursing party for payment of any such tax obligations.

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13.3    Exemption from Transfer Taxes. Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer or exchange of notes, equity interests or other plan securities pursuant to this Plan or any documents thereunder, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with this Plan or any documents thereunder, shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax or government assessment. The appropriate state or local government official or agent shall be directed by the Bankruptcy Court to forego the collection of any such tax or government assessment and to accept for filing and recording any of the foregoing instruments or other documents without the payment of any such tax or government assessment.
13.4    Expedited Tax Determination. The Reorganized Debtors are entitled to an expedited determination of taxes under section 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, the Debtors for any and all taxable periods ending after the Commencement Date through, and including, the Effective Date.
13.5    Payment of Statutory Fees. All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid by the Debtors on or before the Effective Date, and Debtors shall continue to remit payments in accordance with such statute following the Effective Date to the extent required until entry of a final decree closing the cases. In addition, the Reorganized Debtors shall file post-confirmation quarterly reports or any pre-confirmation monthly operating reports not filed as of the Confirmation Hearing in conformity with the U.S. Trustee guidelines, until entry of an order closing or converting the cases. The U.S. Trustee shall not be required to file a request for payment of its quarterly fees, which shall be deemed an Administrative Expense Claim against the Debtors and their Estates.
13.6    Post-Confirmation Date Professional Fees and Expenses. The Reorganized Debtors shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and out-of-pocket expenses of professional persons incurred from and after the Effective Date by the Reorganized Debtors.
13.7    Trustee Claims. The Reorganized Debtors shall pay the Trustee Claims (a) on the Effective Date in respect of outstanding invoices submitted on or prior to the tenth business day immediately preceding the Effective Date, and (b) within ten (10) business days following receipt by the Reorganized Debtors of the applicable invoice, in respect of invoices submitted after the tenth Business Day immediately preceding the Effective Date; provided, however, that to receive payment pursuant to this section 13.7, each Trustee shall provide reasonable and customary detail (which may be redacted to protect privileged or confidential information) along with or as part of all invoices submitted in support of its respective Trustee Claims to the attorneys for the Reorganized Debtors, the First Lien Noteholders, the Consenting Second Lien Noteholders and the United States Trustee. The Reorganized Debtors, the First Lien Noteholders, the Consenting Second Lien Noteholders and the United States Trustee shall have the right to file objections to such Claims based on a “reasonableness” standard within ten (10) days after receipt of such invoices, including supporting documentation. To the extent it has jurisdiction, any disputed amount of such Claims shall be subject to the jurisdiction of, and resolution by, the Bankruptcy Court. If an objection is

52

timely filed to a Trustee Claim, the Bankruptcy Court shall hold a hearing on notice to determine the reasonableness of such Claim. Upon payment of such Trustee Claims in full or by resolution of the Bankruptcy Court, each such Trustee will be deemed to have released its lien and priority rights for its fees and expenses under the respective indenture or loan agreement solely to the extent of such Claims.
13.8    Plan Supplement. A substantially final form of the documents to be included in the Plan Supplement shall be filed with the clerk of the Bankruptcy Court and posted to the website of Epiq Bankruptcy Solutions, LLC, http://dm.epiq11.com/rotech, as they become available, but no later than ten (10) days prior to the last date by which holders of Impaired Claims may vote to accept or reject this Plan. Upon its filing with the clerk of the Bankruptcy Court, the Plan Supplement may be inspected in the office of the clerk of the Bankruptcy Court during normal court hours.
13.9    Substantial Consummation. On the Effective Date, this Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code once the Reorganized Rotech Common Stock has been delivered to the holders of the Second Lien Notes Claims.
13.10    Severability. If, prior to the Confirmation Date, any term or provision of this Plan or any of the Plan Documents shall be held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, with the written consent of the Debtors and the Consenting Noteholders, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan or the Plan Documents as the case may be, shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan and the Plan Documents, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.
13.11    Governing Law. Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent that an exhibit hereto or document contained in the Plan Supplement provides otherwise, the rights, duties and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the Bankruptcy Code and, to the extent not inconsistent therewith, the laws of the State of New York, without giving effect to principles of conflicts of laws.
13.12    Deemed Acts. Whenever an act or event is expressed under this Plan to have been deemed done or to have occurred, it shall be deemed to have been done or to have occurred without any further act by any party, by virtue of this Plan and the Confirmation Order.
13.13    Exhibits/Schedules. All exhibits and schedules to this Plan, including the Plan Supplement, are incorporated into and are part of this Plan as if set forth in full herein.

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13.14    Notices. All notices, requests, and demands to or upon the Debtors or the Reorganized Debtors to be effective shall be in writing, including by facsimile transmission, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:
Rotech Healthcare Inc.
2600 Technology Drive, Suite 300
Orlando, FL 32804
Attention: Rebecca L. Myers
Fax: 407.521.9814
With a copy to:
Proskauer Rose LLP
Eleven Times Square
New York, New York 10028

Attention:	Martin J. Bienenstock, Esq. Geoffrey T. Raicht, Esq. Vincent Indelicato, Esq. Fax: 212.969.2900
-and-
Young Conaway Stargatt & Taylor, LLP
Rodney Square
1000 North King Street
Wilmington, Delaware 19801

Attention:	James L. Patton, Jr., Esq. Robert S. Brady, Esq. Joseph M. Barry, Esq.
Fax: 302.571.1253
13.15    No Admissions. Notwithstanding anything herein to the contrary, nothing in this Plan shall be deemed as an admission by the Debtors with respect to any matter set forth herein, including, but not limited to, any liability on any Claim.
13.16    Time. In computing any period of time prescribed or allowed by this Plan, unless otherwise set forth herein or determined by the Bankruptcy Court. Bankruptcy Rule 9006 shall apply.
13.17    Section Headings. The section headings contained in this Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of this Plan.

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13.18    Inconsistencies. To the extent of any inconsistencies between the information contained in the Disclosure Statement and this Plan, the terms and provisions contained in this Plan shall govern.
13.19    Dissolution of Creditors’ Committee and Equity Committee On the Effective Date, the Creditors’ Committee and (to the extent not dissolved earlier) the Equity Committee shall both dissolve automatically and all members, employees or agents thereof shall cease to have any duty, obligation or role arising from or related to the Chapter 11 Cases. The Creditors’ Committee, the Equity Committee and the Professionals retained by such committee shall not be entitled to be heard on any issue or assert any Professional Claim whatsoever for any services rendered or expenses incurred after the Effective Date, except fees necessarily incurred to file, prepare and defend their respective fee applications.
Dated: June 11, 2013.
[SIGNATURE PAGES IMMEDIATELY FOLLOW]

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ROTECH HEALTHCARE INC.	A-1 MEDICAL EQUIPMENT, INC.
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer
ABBA MEDICAL EQUIPMENT, INC.	ACADIA HOME CARE
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer
ALLIED MEDICAL SUPPLY, INC.	ALWAYS MEDICAL EQUIPMENT, INC.
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer
ANDY BOYD’S INHOME MEDICAL, INC., WEST	ANDY BOYD’S INHOME MEDICAL/INHOME MEDICAL INC.
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer
ANNISTON HEALTH & SICKROOM SUPPLIES, INC.	BERKELEY MEDICAL EQUIPMENT, INC.
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer
BEST CARE HHC ACQUISITION COMPANY LLC	BETA MEDICAL EQUIPMENT, INC.
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer
CAMBRIA MEDICAL SUPPLY, INC.	CAMDEN MEDICAL SUPPLY, INC.
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer
CARE MEDICAL SUPPLIES, INC.	CENTENNIAL MEDICAL EQUIPMENT, INC.
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer

CHARLOTTE MEDICAL SUPPLY, INC.	COLLINS RENTALS, INC.
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer
COMMUNITY HOME OXYGEN, INC.	CONTOUR MEDICAL SUPPLY, INC.
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer
CORLEY HOME HEALTH CARE, INC.	CPO 2, INC.
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer
DANIEL MEDICAL SYSTEMS, INC.	DISTINCT HOME HEALTH CARE, INC.
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer
DON PAUL RESPIRATORY SERVICES, INC.	DUMED, INC.
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer
EAST TENNESSEE INFUSION & RESPIRATORY, INC.	ELLIS COUNTY HOME MEDICAL EQUIPMENT, LLC
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer
ENCORE HOME HEALTH CARE, INC.	EXCEL MEDICAL OF FORT DODGE, INC.
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer
EXCEL MEDICAL OF MARSHALLTOWN, INC.	FIRST COMMUNITY CARE OF NIAGARA, INC.
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer

FIRSTCARE, INC.	FISCHER MEDICAL EQUIPMENT, INC.
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer
FOUR RIVERS HOME HEALTH CARE, INC.	G&G MEDICAL, INC.
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer
GATE CITY MEDICAL EQUIPMENT, INC.	GEORGIA MEDICAL RESOURCES, INC.
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer
GLADWIN AREA HOME CARE, INC.	HAMILTON MEDICAL EQUIPMENT SERVICE, INC.
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer
HEALTH CARE SERVICES OF MISSISSIPPI, INCORPORATED	HOLLAND MEDICAL SERVICES, INC.
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer
HOME CARE OXYGEN SERVICE, INC.	HOME MEDICAL SYSTEMS, INC.
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer
IHS ACQUISITION XXVII, INC.	INTEGRATED HEALTH SERVICES AT JEFFERSON HOSPITAL, INC.
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer
INTENSIVE HOME CARE SERVICES, INC.	IOTA MEDICAL EQUIPMENT, INC.
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer

LAMBDA MEDICAL EQUIPMENT, INC.	LAMS, INC.
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer
LOVEJOY MEDICAL, INC.	MAJOR MEDICAL SUPPLY, INC.
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer
MEDCO PROFESSIONAL SERVICES, CORP.	MEDCORP INTERNATIONAL, INC.
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer
MEDIC-AIRE MEDICAL EQUIPMENT, INC.	MEDICAL ELECTRO-THERAPEUTICS, INC.
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer
MEDICARE RENTAL SUPPLY, INC.	MICHIGAN MEDICAL SUPPLY, INC.
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer
NATIONAL MEDICAL EQUIPMENT CENTERS, INC.	NEIGHBORCARE HOME MEDICAL EQUIPMENT OF MARYLAND, LLC
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer
NEIGHBORCARE HOME MEDICAL EQUIPMENT, LLC	NEUMANN’S HOME MEDICAL EQUIPMENT, INC.
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer
NIGHTINGALE HOME HEALTH CARE, INC.	NORTH CENTRAL WASHINGTON RESPIRATORY CARE SERVICES, INC.
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer

NORTHEAST MEDICAL EQUIPMENT, INC.	NORTHWEST HOME MEDICAL, INC.
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer
OMICRON MEDICAL EQUIPMENT, INC.	OXYGEN OF OKLAHOMA, INC.
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer
OXYGEN PLUS MEDICAL EQUIPMENT, INC.	OXYGEN PLUS, INC.
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer
OXYGEN THERAPY ASSOCIATES, INC.	PETERSON’S HOME CARE, INC.
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer
PHI MEDICAL EQUIPMENT, INC.	PIONEER MEDICAL SERVICES, INC.
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer
PREFERENTIAL HOME HEALTH CARE, INC.	PRINCIPAL MEDICAL EQUIPMENT, INC.
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer
PROFESSIONAL BREATHING ASSOCIATES, INC.	PROFESSIONAL RESPIRATORY HOME HEALTHCARE, INC.
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer
PSI HEALTH CARE, INC.	PULMO-DOSE, INC.
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer

QUALICARE HOME MEDICAL, INC.	QUALITY HOME HEALTH CARE, INC.
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer
R.C.P.S., INC.	RCG INFORMATION SERVICES CORPORATION
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer
REGENCY MEDICAL EQUIPMENT, INC.	RESP-A-CARE, INC.
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer
RESPIRACARE MEDICAL EQUIPMENT, INC.	RESPIRATORY MEDICAL EQUIPMENT OF GA., INC.
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer
RESPITECH HOME HEALTH CARE, INC.	RESPONSIVE HOME HEALTH CARE, INC.
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer
RHEMA, INC.	RITT MEDICAL GROUP, INC.
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer
RN HOME CARE MEDICAL EQUIPMENT COMPANY, INC.	ROSWELL HOME MEDICAL, INC.
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer
ROTECH EMPLOYEE BENEFITS CORPORATION	ROTECH HOME MEDICAL CARE, INC.

BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer
ROTECH OXYGEN AND MEDICAL EQUIPMENT, INC.	ROTH MEDICAL, INC.
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer
ROTHERT’S HOSPITAL EQUIPMENT, INC.	SAMPSON CONVALESCENT MEDICAL SUPPLY, INC.
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer
SELECT HOME HEALTH CARE, INC.	SIGMA MEDICAL EQUIPMENT, INC.
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer
SOUTHEASTERN HOME HEALTH, INC.	SUN MEDICAL SUPPLY, INC.
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer
SUNSHINE HOME HEALTH CARE, INC.	THE KILROY COMPANY
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer
THETA HOME HEALTH CARE, INC.	TUPELO HOME HEALTH, INC.
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer
VALLEY MEDICAL EQUIPMENT, INC.	VALUE CARE, INC.
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer
VITALCARE HEALTH SERVICES, INC.	VITALCARE OF TEXAS, INC.

BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer
WHITE’S MEDICAL RENTALS, INC.	WICHITA MEDICAL CARE, INC.
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer	BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer
ZETA HOME HEALTH CARE, INC.
BY: /s/ Steven P. Alsene NAME: Steven P. Alsene TITLE: President and Chief Executive Officer

EXHIBITS TO THE PLAN

Exhibit A	List of Debtors

Schedule 1
The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, as applicable, are:
A-l Medical Equipment, Inc. (4401);
Abba Medical Equipment, Inc. (4117);
Acadia Home Care (6177);
Allied Medical Supply, Inc. (3257);
Always Medical Equipment, Inc. (7512);
Andy Boyd’s InHome Medical, Inc., West (9187);
Andy Boyd’s InHome Medical/InHome Medical Inc. (4360):
Anniston Health & Sickroom Supplies, Inc. (9873);
Berkeley Medical Equipment, Inc. (2227);
Best Care HHC Acquisition Company LLC (2125);
Beta Medical Equipment, Inc. (4408);
Cambria Medical Supply, Inc. (0476);
Camden Medical Supply, Inc. (3186);
Care Medical Supplies, Inc. (5959);
Centennial Medical Equipment, Inc. (6826);
Charlotte Medical Supply, Inc. (8925);
Collins Rentals, Inc. (2037);
Community Home Oxygen, Inc. (0456);
Contour Medical Supply, Inc. (6822);
Corley Home Health Care, Inc. (9882);
CPO 2, Inc. (1084);
Daniel Medical Systems, Inc. (7988);
Distinct Home Health Care, Inc. (3941);
Don Paul Respiratory Services, Inc. (7602);
DuMEd, Inc. (6634);
East Tennessee Infusion & Respiratory, Inc. (7561);
Ellis County Home Medical Equipment, LLC (9841);
Encore Home Health Care, Inc. (1477);
Excel Medical of Fort Dodge, Inc. (4351);
Excel Medical of Marshalltown, Inc. (6085);
First Community Care of Niagara, Inc. (1366);
Firstcare, Inc. (4362);
Fischer Medical Equipment, Inc. (1262);
Four Rivers Home Health Care, Inc. (6602);
G&G Medical, Inc. (3419);
Gate City Medical Equipment, Inc. (9037);
Georgia Medical Resources, Inc. (4343);
Gladwin Area Home Care, Inc. (0154);
Hamilton Medical Equipment Service, Inc. (9500);
Health Care Services of Mississippi, Incorporated (3038);
Holland Medical Services, Inc. (0731);
Home Care Oxygen Service, Inc. (5036);
Home Medical Systems, Inc. (4523);
1HS Acquisition XXVII, Inc. (8938);
Integrated Health Services at Jefferson Hospital, Inc. (3408);
Intensive Home Care Services, Inc. (3364);
IOTA Medical Equipment, Inc. (6769);
Lambda Medical Equipment, Inc. (4213);
LAMS, Inc. (3169);
Lovejoy Medical, Inc. (7284);
Major Medical Supply, Inc. (3420);
Medco Professional Services, Corp. (8104);
MedCorp International, Inc. (1512);
Medic-Aire Medical Equipment, Inc. (4409);
Medical Electro-Therapeutics, Inc. (3806);
Medicare Rental Supply, Inc. (4420);

Michigan Medical Supply, Inc. (1565);
National Medical Equipment Centers, Inc. (4381);
NeighborCare Home Medical Equipment, LLC (4608);
NeighborCare Home Medical Equipment of Maryland, LLC (7083);
Neumann’s Home Medical Equipment, Inc. (4719);
Nightingale Home Health Care, Inc. (3784);
North Central Washington Respiratory Care Services, Inc. (4195);
Northeast Medical Equipment, Inc. (5262);
Northwest Home Medical, Inc. (8664);
OMICRON Medical Equipment, Inc. (4215);
Oxygen of Oklahoma, Inc. (4965);
Oxygen Plus Medical Equipment, Inc. (4115);
Oxygen Plus, Inc. (3534);
Oxygen Therapy Associates, Inc. (1923);
Peterson’s Home Care, Inc. (9765);
PHI Medical Equipment, Inc. (6766);
Pioneer Medical Services, Inc. (9719);
Preferential Home Health Care, Inc. (5850);
Principal Medical Equipment, Inc. (7513);
Professional Breathing Associates, Inc. (1020);
Professional Respiratory Home Healthcare, Inc. (4111);
PSI Health Care, Inc. (0287);
Pulmo-Dose, Inc. (8866);
Qualicare Home Medical, Inc. (4849);
Quality Home Health Care, Inc. (4571);
R.C.P.S., Inc. (9101);
RCG Information Services Corporation (3052);
Regency Medical Equipment, Inc. (7515);
Resp-A-Care, Inc. (6717);
Respiracare Medical Equipment, Inc. (8640);
Respiratory Medical Equipment of Ga., Inc. (5258);
Respitech Home Health Care, Inc. (0603);
Responsive Home Health Care, Inc. (2438);
Rhema, Inc. (2932);
Ritt Medical Group, Inc. (0564);
RN Home Care Medical Equipment Company, Inc. (2598);
Roswell Home Medical, Inc. (8647);
Rotech Healthcare Inc. (8870);
Rotech Employee Benefits Corporation (8434);
Rotech Home Medical Care, Inc. (9059);
Rotech Oxygen and Medical Equipment, Inc. (0889);
Roth Medical, Inc. (7477);
Rothert’s Hospital Equipment, Inc. (0420);
Sampson Convalescent Medical Supply, Inc. (0509);
Select Home Health Care, Inc (3150);
Sigma Medical Equipment, Inc. (7143);
Southeastern Home Health, Inc. (8645);
Sun Medical Supply, Inc. (4796);
Sunshine Home Health Care, Inc. (1497);
The Kilroy Company (3738);
Theta Home Health Care, Inc. (9824);
Tupelo Home Health, Inc. (7024);
Valley Medical Equipment, Inc. (7456);
Value Care, Inc. (0410);
VitalCare Health Services, Inc. (3938);
VitalCare of Texas, Inc. (5707);
White’s Medical Rentals, Inc. (0401);
Wichita Medical Care, Inc. (6368);
Zeta Home Health Care, Inc. (0414).

Exhibit B

Confirmation Notice

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8450/62331-022 current/39302036v1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re ROTECH HEALTHCARE INC., et al., Debtors.[1]	x : : : : : : : x	Chapter 11 Case No. 13-10741 (PJW) Jointly Administered
NOTICE OF ENTRY OF ORDER CONFIRMING
DEBTORS’ SECOND AMENDED JOINT CHAPTER 11 PLAN
PLEASE TAKE NOTICE OF THE FOLLOWING:
1.Confirmation of the Plan. Rotech Healthcare Inc. (“Rotech”) and its title 11 subsidiaries listed in Schedule 1 to the Plan as chapter 11 debtors and debtors in possession in the above-captioned chapter 11 cases commenced under title 11 of the United States Code (the “Bankruptcy Code”) hereby give notice that the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) entered an order (the “Confirmation Order”) [Docket No. ___] confirming the Debtors’ Second Amended Joint Chapter 11 Plan, dated June 13, 2013 (the “Plan”). 2 The Confirmation Date is August [__], 2013.
2.Effective Date. The Effective Date of the Plan is scheduled to be [________, 2013]; provided, however, the Effective Date may be changed as authorized by the Plan. If the Effective Date of the Plan occurs on a date other than [________, 2013], you will receive additional notice of the deadlines set forth in Paragraphs 5 and 6 herein, below.
3.Effect of the Occurrence of the Effective Date. Upon the occurrence of the Effective Date, in accordance with and not in limitation of sections 524 and 1141 of the Bankruptcy Code, and except as provided in the Plan, the Confirmation Order, or other applicable order of the Bankruptcy Court:

a.
All Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Commencement Date, against the Debtors or any of their assets, property, or Estates shall be discharged without further notice or order;

1 The Debtors in these chapter 11 cases are listed in Schedule 1 and at http://dmepiqll.com/rotech. The addresses of the corporate headquarters of the Debtors and the mailing address of each of the Debtors is 2600 Technology Drive, Suite 300, Orlando, FL 32804.
2 Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

b.	The Plan shall bind all holders of Claims and Equity Interests, notwithstanding whether any such holders failed to vote to accept or reject the Plan or voted to reject the Plan;

c.
Except as otherwise provided in the Plan, all Claims and Equity Interests shall be discharged and released in full, and the Debtors’ liability with respect thereto shall be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code;

d.
All Entities shall be enjoined from asserting against the Debtors, the Debtors’ Estates, the Reorganized Debtors, their successors and assigns and their assets and properties any other Claims or Equity Interests based upon any documents, instruments, or any act or omission, transaction, or other activity of any kind or nature that occurred before the Effective Date;

e.
Without limitation, except with respect to the United States of America as provided in the Plan, rights of setoff and recoupment are discharged and any party wishing to preserve its setoff and/or recoupment rights must: (1) file, prior to the Confirmation Date, a motion for relief from the automatic stay seeking the authority to effectuate such a setoff right; or (2) have timely filed a proof of claim with the Court preserving such setoff and/or recoupment rights in such proof of claim or amendment thereto; and

f.
Notwithstanding any other provision of the Plan or Confirmation Order, all of the United States of America’s setoff and/or recoupment rights, if any, are expressly preserved. With respect to the United States of America, nothing in the Plan or the Confirmation Order shall be construed to enlarge the discharge beyond what is provided in section 1141(d) of the Bankruptcy Code and 18 U.S.C. § 3613.

4.    Record Date. The Distribution Record Date, or the record date for purposes of receiving Distributions under the Plan, shall be August [__], 2013, the date of entry of the Confirmation Order.
5.    Administrative Bar Date. Except as otherwise provided in the Plan, (i) any and all requests for payment or proofs of Administrative Expense Claims must be filed and served on the Debtors or Reorganized Debtors, as applicable, at the addresses set forth in Section 13.14 of the Plan, no later than (a) three (3) days prior to the Confirmation Hearing for Administrative Expense Claims (other than trade vendor Claims for goods and services sold to the Debtors in the ordinary course of business and Professional Claims) arising during the period commencing on the Commencement Date and continuing through and including the date that is seven (7) days prior to the date for the Confirmation Hearing, and (b) three (3) days after the Effective Date for

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Administrative Expense Claims (other than trade vendor Claims for goods and services sold to the Debtors and Professional Claims) arising during the period commencing after the date that is seven (7) days prior to the date for the Confirmation Hearing (the “Administrative Bar Date”); and (ii) if not such request is timely filed and served, such Administrative Expense Claim shall be forever barred and shall not be enforceable against any of the Debtors and their Estates or any of the Reorganized Debtors. Unless an objection to an Administrative Expense Claim is filed and served on the claimant no later than sixty (60) days after the applicable Administrative Bar Date, which date for filing and serving an objection may be extended by application to the Bankruptcy Court, such Administrative Expense Claim shall be deemed Allowed in the amount requested. If an objection is filed to an Administrative Expense Claim, the Bankruptcy Court shall determine the Allowed amount of such Administrative Expense Claim; provided, however, that the Debtors or the Reorganized Debtors, as applicable, and the applicant may resolve such objection by stipulation, without further action of the Bankruptcy Court. For the avoidance of doubt, any Claims for adequate protection payments set forth in the Bankruptcy Court order authorizing the Debtors’ entry into the DIP Credit Agreement shall be exempt from the Administrative Bar Date without the filing of any request for payment or proof of Administrative Expense Claim.
6.    Compensation of Professionals – Bar Date. All holders of a Claim for an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date pursuant to sections 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code shall (i) file their respective final applications for allowances of compensation for services rendered and reimbursement of expenses incurred through the Effective Date by [______, 2013], which is the date that is no later than forty-five (45) days after the Effective Date (the “Professional Fees Bar Date”), and (ii) if granted such an award by the Bankruptcy Court, be paid in full in such amounts as are Allowed by the Bankruptcy Court to the extent not previously paid in full in such amounts as are Allowed by the Bankruptcy Court to the extent not previously paid by prior order of the Bankruptcy Court (a) on the date on which such Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, or (b) upon such other terms as may be mutually agreed upon between such holder of an Allowed Claim and the Reorganized Debtors.
7.    Executory Contracts and Unexpired Leases. Pursuant to Section 7.1 of the Plan, all Executory Contracts to which any of the Debtors are parties shall be rejected, except for an Executory Contract that (a) has previously been assumed or rejected pursuant to Final Order of the Bankruptcy Court, (b) is specifically designated as a contract or lease to be assumed on a schedule of contracts and leases filed and served prior to commencement of the Confirmation Hearing (which shall be in all respects in form and substance satisfactory to the Consenting Noteholders), (c) is the subject of a separate (i) assumption motion filed by the Debtors or (ii) rejection motion filed by the Debtors under section 365 of the Bankruptcy Code before the date of the Confirmation Hearing, or (d) is the subject of a pending objection regarding assumption, proposed Cure Amount, “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) or other issues related to assumption of the contract or lease (a “Cure Dispute”). All Executory Contracts to which any of the Debtors, on the one hand, and Medicare, Medicaid, or the Department of Veterans Affairs, on the other hand, are parties (collectively, the “Government Contracts”) shall be assumed as of the Effective Date.

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8.    Rejection of Executory Contracts and Unexpired Leases – Bar Date. If the rejection of an Executory Contract by any of the Debtors pursuant to the Plan results in damages to the other party or parties to such Executory Contract, a Claim for such damages, if not heretofore evidenced by a timely filed proof of Claim shall be forever barred and shall not be enforceable against the Debtors or the Reorganized Debtors, or their respective properties or interests in property as agents, successors, or assigns, unless a proof of Claim is filed with the Bankruptcy Court and served upon counsel for the Debtors and the Reorganized Debtors no later than thirty (30) days after (i) the date of entry of an order by the Bankruptcy Court approving such rejection, or (ii) the date of the filing of an notice by the Debtors after the Effective Date indicating such rejection in accordance with Section 7.2 of the Plan (the “Contract Rejection Bar Date”). The Confirmation Order constitutes the Bankruptcy Court’s approval of the rejection of all the Executory Contracts not identified for assumption in the notice delivered pursuant to Section 7.2 of the Plan. To the extent any non-debtor counterparty objects to the rejection of an Executory Contract on any other basis, such objection must be filed with the Court and served on the Debtors or Reorganized Debtors, as applicable, at the addresses in Section 13.14 of the Plan, so as to be received by the Debtors or Reorganized Debtors, as applicable, on or before the Contract Rejection Bar Date. Nothing herein shall prejudice the rights of the non-debtor party or the Debtors in respect of any assertion that a rejected contract was executory, was terminated prior to rejection or the nature or calculation of any damages with respect thereto.
9.    Enforcement of Bar Dates. Except as otherwise provided in the Plan, any Entity that fails to file a proof of Claim on or before the Administrative Expense Claims Bar Date, Professional Fees Bar Date, or Contract Rejection Bar Date, or any other bar dates established in these Chapter 11 Cases (collectively, the “Bar Dates”), or was not otherwise permitted to file a proof of claim after the applicable Bar Date by a Final Order of the Bankruptcy Court, is and shall be barred, estopped, and enjoined from asserting any such Claim against the Debtors.
10.    Copies of the Plan and Confirmation Order. Copies of the Confirmation Order, the Plan, and related documents are available at http://dm.epiq11.com/rotech or the Bankruptcy Court’s website at http://www.deb.uscourts.gov. To access documents on the Bankruptcy Court’s website, you will need a PACER password and login, which can be obtained at http://pacer.psc.uscourts.gov. In addition, the Confirmation Order and the Plan are available for inspection during regular business hours in the office of the Clerk of the Bankruptcy Court, 824 North Market Street, 3rd Floor, Wilmington, Delaware 19801.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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11.    Binding Nature of the Plan and Its Provisions. From and after the Effective Date, the Plan shall be binding upon and inure to the benefit of the Debtors, the holders of Claims and Equity Interests, and their respective successors and assigns, including, without limitation, the Reorganized Debtors.

Dated: [_______________] Wilmington, Delaware
YOUNG CONAWAY STARGATT & TAYLOR, LLP

James L. Patton, Jr. (No. 2202)
Robert S. Brady (No. 2847)
Joseph M. Barry (No. 4221)
Travis G. Buchanan (No. 5595)
Rodney Square
1000 North King Street
Wilmington, Delaware 19801
Telephone: 302.571.6600
Facsimile: 302.571.1253
-and-
Martin J. Bienenstock
Geoffrey T. Raicht
Vincent Indelicato
PROSKAUER ROSE LLP
Eleven Times Square
New York, New York 10036
Telephone: 212.969.3000
Facsimile: 212.969.2900
Co-Attorneys for the Debtors and Debtors in Possession

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